    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2000


                                                      REGISTRATION NO. 333-43568
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                AMENDMENT NO. 2
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                VIEWLOCITY, INC.

             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    7372                                   58-2494122
    (State or other Jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     Incorporation or Organization)             Classification Code Number)                  Identification Number)

                         ------------------------------

                               3475 PIEDMONT ROAD
                                   SUITE 1700
                             ATLANTA, GEORGIA 30305
                                 (404) 267-6400
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                         ------------------------------

                               MR. GREGORY CRONIN
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                VIEWLOCITY, INC.
                         3475 PIEDMONT ROAD, SUITE 1700
                             ATLANTA, GEORGIA 30305
                                 (404) 267-6400
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                         ------------------------------

                                   COPIES TO:

              DAVID M. CALHOUN, ESQ.                                    JOHN J. KELLEY III, ESQ.
              BROOKS W. BINDER, ESQ.                                         KING & SPALDING
               BRANDY A. BAYER, ESQ.                                      191 PEACHTREE STREET
         MORRIS, MANNING & MARTIN, L.L.P.                                ATLANTA, GEORGIA 30303
           1600 ATLANTA FINANCIAL CENTER                                     (404) 572-4600
              3343 PEACHTREE ROAD, NE
            ATLANTA, GEORGIA 30326-1044
                  (404) 233-7000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement is declared effective.

    If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF                               AGGREGATE OFFERING PRICE         AGGREGATE           AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED  AMOUNT TO BE REGISTERED          PER SHARE             OFFERING PRICE (1)               FEE
Common stock, par value
  $.01 per share.........           6,325,000                   $14.00                 $88,550,000               $23,378 (2)

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.


(2) Previously paid.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED OCTOBER 18, 2000


PROSPECTUS

                                5,500,000 Shares

                                     [LOGO]

                                  Common Stock

    This is an initial public offering of common stock by Viewlocity, Inc. We are selling 5,500,000 shares of common stock. We anticipate that the initial public offering price will be between $12.00 and $14.00 per share.

                              -------------------

    Prior to this offering, there has been no public market for our common stock. We have applied to have the shares of our common stock listed for quotation on the Nasdaq National Market under the symbol VIEW.

                              -------------------

                                                              Per Share      Total
                                                              ---------   -----------
Initial public offering price...............................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to Viewlocity, before expenses.....................   $          $

    A selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to 825,000 additional shares of common stock. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

                              -------------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 7.

                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

CHASE H&Q                                               BEAR, STEARNS & CO. INC.
                                 WIT SOUNDVIEW

            , 2000

[Artwork Depicted in Prospectus]

1.  Inside front page portrays the following:

    The title bar at the top of the page states: "A Comprehensive View Across Trading Partners."


    In the center of the page is a screen shot from Viewlocity's TradeSync-TM-Inventory Visibility product, overlapped with a screen shot from Viewlocity's TradeSync-TM- Shipment Visibility product.


    In the bottom left of the page is a picture of a man using a notebook computer. Radiating outward below this picture are five pictures. The first picture in the left corner is a picture of a factory, above which is the text "Enterprise Resource Planning." Next, is a picture of a train, above which is the text "Rail Tracking." Next is a picture of a warehouse with trucks at loading docks, above which is the text "Warehouse Systems." Next is a picture of a truck, above which is the text "Transportation Systems." The last picture is a picture of a man arranging products on shelves, above which is the text "Customer Systems." There are five arrows running from left to right underneath the five pictures. Below the pictures is the text "A New Internet-based Approach to Connecting Disparate Systems Among Trading Partners."

    In the bottom right corner of the page is the stylized Viewlocity logo.

2.  Inside front gate-fold portrays the following:

    The title bar at the top right of the page states "Viewlocity provides Supply Web Solutions."

    On the left side of the page are four connected hub-and-spoke diagrams, each consisting of a hub of two concentric circles with spokes radiating outward and circles attached to the spokes. In the center of the top hub-and-spoke diagram is a picture of a power plant. Above the diagram is the text "Manufacturer." In the center of the left hub-and-spoke diagram is a picture of a warehouse. Underneath the diagram is the text "Procurement Marketplace." In the center of the right hub-and-spoke diagram is a picture of a person at a computer holding a credit card. Underneath the diagram is the text "Internet Retailer." In the center of the bottom hub-and-spoke diagram is the picture of a truck. Underneath the diagram is the text "Logistics Service Provider."

    On the right side of the page are five bullets of text. The first bullet states "Integrate diverse software applications." The second bullet states "Simplify information technology connections with trading partners." The third bullet states "Monitor logistics within the supply web." The fourth bullet states "Correct supply web problems proactively." The fifth bullet states "Manage trading partner transactions."

    In the bottom right corner of the page is the stylized Viewlocity logo.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      3

Risk Factors................................................      7

Forward-Looking Statements..................................     18

Use of Proceeds.............................................     18

Dividend Policy.............................................     18

Capitalization..............................................     19

Dilution....................................................     20

Selected Consolidated Financial Data........................     21

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     22

Business....................................................     39

Management..................................................     55

Related Party Transactions..................................     63

Principal and Selling Stockholders..........................     67

Description of Capital Stock................................     69

Shares Eligible for Future Sale.............................     72

Underwriting................................................     74

Legal Matters...............................................     76

Experts.....................................................     76

Where You Can Find More Information.........................     77

Index to Consolidated Financial Statements..................    F-1


                            ------------------------

    In this prospectus, "Viewlocity," "us," we" and "our" refer to Viewlocity, Inc. and its subsidiaries, unless the context otherwise requires.

    AMTRIX-REGISTERED TRADEMARK-, TRADESYNC-TM- AND VIEWLOCITY-TM- ARE OUR TRADEMARKS. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS, SERVICE MARKS AND TRADE NAMES OF OTHER COMPANIES.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO, BEFORE MAKING AN INVESTMENT DECISION.

                                VIEWLOCITY, INC.

WHO WE ARE


    We are a leading global provider of e-business software and services that enable integration and synchronization of web-enabled trading communities. Web-enabled trading communities, also referred to as trading communities, consist of a variety of trading partners that have a collective business interest and a general method established to conduct business-to-business, or B2B, e-commerce. Our software and related services synchronize and automate business processes and information flows across Internet-based networks of suppliers, manufacturers, distributors, customers and other trading partners, known as supply webs, and allow trading communities and their members to conduct B2B e-commerce in real-time. Our TradeSync family of products includes B2B integration products -- AMTrix, TradeSync Integration Connectors, TradeSync Connector Development Platform and TradeSync Process Manager -- and supply web synchronization products -- TradeSync Inventory Visibility and TradeSync Shipment Visibility. By employing our TradeSync family of products, trading partners can connect to a common network, monitor shared supply web activities, synchronize and manage interactive business processes and react quickly to dynamic events, while retaining their existing information technology, or IT, systems.


    Our B2B integration software and services provide integration both within a single trading partner's enterprise and across multiple trading partners by connecting disparate software, a variety of databases and multiple communication protocols. Our supply web synchronization software provides applications for managing the flow of goods and services throughout supply webs. Our software and services provide our customers the ability to interact with their trading partners during all phases of the supply process, from manufacturing to order to fulfillment. Our software can be implemented quickly and can create measured benefits to our customers by accelerating their time to market, increasing their market share and revenue opportunities, reducing their costs and improving customer satisfaction.


    We provide e-business software and services that offer business value by combining integration software with supply web domain expertise and software designed specifically for the Internet. We have implemented software that automates, extends and synchronizes the supply web operations of multi-national consumer products companies, leading logistics service providers and online trading communities. We generate revenue principally through the licensing of our TradeSync family of products and from related support and professional services. During the periods prior to June 30, 2000, we derived all our revenue from the licensing of AMTrix and related TradeSync Integration Connector and Connector Development Platform products and from professional services supporting these products. We introduced our TradeSync Process Manager and TradeSync supply web synchronization products in the second quarter of fiscal 2000 and made them generally available in the third quarter of fiscal 2000. As of June 30, 2000, we had over 1,000 customers worldwide with over 3,200 product implementations.


OUR MARKET


    As new business models emerge during the rapid evolution of Internet-based collaboration among businesses and the related formation of trading communities, integration and synchronization become essential to this new environment. We believe that to remain competitive, trading communities must fully synchronize the logistics operations of their trading partners. This increases the pressure placed upon all members of the extended supply web to integrate, automate and improve the efficiency of all supply web transactions. We believe that other providers do not offer a comprehensive product suite that combines both B2B integration software and supply web synchronization software. As a result, our competitors often must partner with other providers to provide a comprehensive product suite. A significant opportunity exists to provide companies with the ability to accelerate their time to market globally and to synchronize their supply webs, leveraging the full potential of trading communities.


OUR STRATEGY

    Our strategy is to strengthen our position as a leading global provider of comprehensive software and services that integrate trading communities and synchronize supply webs. We intend to increase our supply web domain expertise through research and development and additional personnel. Our sales strategy is to focus on selected high-growth, global markets, including third-party logistics, technology, consumer packaged goods, e-commerce and traditional retail and apparel. We intend to support and leverage our existing customers and to increase our visibility to prospective customers within their existing trading communities. We also will continue to pursue acquisitions and investments in complementary businesses that provide us with the opportunity to enhance our software and service offerings and add new distribution channels.

COMPANY INFORMATION

    We were incorporated in Delaware in February 1999. Prior to our incorporation, our business was a division of Frontec AB, a Swedish corporation publicly traded on the OM Stock Exchange (formerly the Stockholm Stock Exchange). Frontec AB marketed our AMTrix product through subsidiaries that we now wholly own. Our company was formed with the existing assets and operations of Frontec AB's AMTrix software division. Subsequent to our separation from Frontec AB, we have financed our operations primarily through private sales of convertible preferred stock to third-party investors. Frontec AB remains a significant stockholder of our company, and upon the completion of this offering Frontec AB will own approximately 34.8% of our common stock, or 32.6% if the underwriters exercise their overallotment option. Frontec AB has one representative on our board of directors. We continue to maintain a commercial relationship with Frontec AB, which includes the grant to Frontec AB of a non-exclusive, world-wide right to market, sublicense and service our AMTrix product line.


    We operate 20 offices located in 11 countries. As of August 31, 2000, we had a total of 444 employees, of which 163 employees were located in our U.S. offices and 281 employees were located in our international offices. For the six months ended June 30, 2000, we derived 68.9% of our revenue from international sources. As of June 30, 2000, we had an accumulated deficit of approximately $86.7 million. We expect to continue to devote substantial financial and other resources to developing enhancements to our existing products, introducing new products and expanding our professional services, sales and marketing activities. As a result we anticipate incurring operating and net losses for the foreseeable future.


    Our headquarters are located at 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305, our telephone number is (404) 267-6400 and our web site address is WWW.VIEWLOCITY.COM. Information contained on our web site does not constitute part of this prospectus, and you should rely only on the information contained in this prospectus in deciding whether to invest in our common stock.

                                  THE OFFERING

Common stock offered by Viewlocity.................  5,500,000 shares

Common stock to be outstanding after this            38,519,883 shares
  offering.........................................

Use of proceeds....................................  For repayment of debt, expansion of our business and general corporate purposes, including
                                                     working capital, sales and marketing, product
                                                     development and potential acquisitions. See "Use
                                                     of Proceeds."

Proposed Nasdaq National Market symbol.............  VIEW

    The number of shares to be outstanding after this offering is based on the number of shares outstanding as of August 31, 2000, and does not include the following:

    - 2,531,964 common shares subject to options outstanding as of August 31, 2000, at a weighted average exercise price of $2.44 per share;

    - 316,092 common shares subject to warrants outstanding as of August 31, 2000, at a weighted average exercise price of $2.54 per share; and

    - 2,189,947 additional common shares reserved for issuance under our stock incentive plans and 2,500,000 common shares reserved for issuance under our employee stock purchase plan.

                              -------------------

    EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:

    - REFLECTS THE ISSUANCE OF AN ASSUMED AGGREGATE OF 5,043,956 SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK UPON THE CASHLESS EXERCISE OF OUTSTANDING WARRANTS, THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR SERIES A, B, D AND E CONVERTIBLE PREFERRED STOCK INTO AN AGGREGATE OF 14,757,844 SHARES OF OUR COMMON STOCK, AND THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR SERIES C CONVERTIBLE PREFERRED STOCK INTO AN ASSUMED 1,576,923 SHARES OF OUR COMMON STOCK, EACH OF WHICH WILL OCCUR IMMEDIATELY UPON THE COMPLETION OF THIS OFFERING;

    - REFLECTS A ONE-FOR-TWO REVERSE STOCK SPLIT OF OUR COMMON STOCK EFFECTIVE ON SEPTEMBER 21, 2000, WHEREBY EVERY TWO SHARES OF OUR COMMON STOCK WERE CONVERTED AND RECLASSIFIED INTO ONE SHARE OF COMMON STOCK, THEREBY REDUCING THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK OR UPON EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE COMMON STOCK;

    - REFLECTS THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, WHICH ARE EFFECTIVE UPON THE COMPLETION OF THIS OFFERING; AND

    - ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following is a summary of the consolidated financial data for our company. You should read this information together with the consolidated financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma consolidated balance sheet data below gives effect to the issuance of an assumed aggregate of 5,043,956 shares of our Series B convertible preferred stock upon the cashless exercise of outstanding warrants, the conversion of all outstanding shares of our Series A, B, D and E convertible preferred stock into an aggregate of 14,757,844 shares of our common stock, and the conversion of all outstanding shares of our Series C convertible preferred stock into an assumed 1,576,923 shares of our common stock, each of which will occur immediately upon the completion of this offering, as if the exercise and conversion occurred on June 30, 2000. We calculated the number of weighted average shares used in computing the pro forma basic and diluted net loss per share assuming the conversion of all shares of convertible preferred stock outstanding as of June 30, 2000, into common stock as if the shares of preferred stock had converted into common stock immediately upon issuance. Accordingly, accretion to redemption value is not included in the calculation of pro forma basic and diluted net loss per share. The pro forma as adjusted consolidated balance sheet data summarized below also reflects the sale of the common stock in this offering after deducting underwriting discounts and estimated offering expenses payable by us.

                                                                                                SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,            JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998       1999       1999       2000
                                                              --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $11,694    $13,664    $ 19,448   $ 9,500    $ 14,808
Gross profit................................................    7,430      7,325       8,264     5,020       6,704
Operating loss..............................................   (9,643)    (9,469)    (20,340)   (6,022)    (29,408)
Net loss....................................................   (9,661)    (9,630)    (20,413)   (5,975)    (29,344)
Net loss attributable to common stockholders................   (9,661)    (9,630)    (23,646)   (5,975)    (43,092)
Net loss per share:
  Basic and diluted.........................................  $ (0.57)   $ (0.57)   $  (1.39)  $ (0.35)   $  (2.72)
                                                              =======    =======    ========   =======    ========
  Weighted average shares used in computation...............   17,031     17,031      17,031    17,031      15,826
                                                              =======    =======    ========   =======    ========
Pro forma net loss per share (unaudited):
  Basic and diluted.........................................                        $  (0.92)             $  (1.05)
                                                                                    ========              ========
  Weighted average shares used in computation...............                          22,168                28,020
                                                                                    ========              ========

                                                                        JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
                                                                         (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 19,378    $19,378     $ 82,233
Working capital.............................................    12,093     12,093       77,438
Total assets................................................    44,606     44,606      107,461
Capital lease obligation, less current portion..............     1,451      1,451        1,451
Redeemable, convertible preferred stock.....................    79,373         --           --
Total stockholders' equity (deficit)........................   (56,389)    22,984       88,329

    This table does not include:

    - 2,606,945 common shares subject to outstanding options as of June 30, 2000, at a weighted average exercise price of $2.44 per share;

    - 316,092 common shares subject to outstanding warrants as of June 30, 2000, at a weighted average exercise price of $2.54 per share;

    - 2,182,205 additional common shares reserved for issuance under our stock incentive plans and 2,500,000 common shares reserved for issuance under our employee stock purchase plan as of June 30, 2000; and

    - 375,000 common shares issued on July 31, 2000 in connection with our acquisition of SC21 Pte. Ltd.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING MATERIAL RISKS MAY HARM OUR BUSINESS AND OPERATING RESULTS AND MAY RESULT IN A LOSS OF ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS


BECAUSE WE RETAINED A NEW MANAGEMENT TEAM IN 1999 AND IMPLEMENTED A NEW BUSINESS STRATEGY, IT MAY BE DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.



    Prior to March 1999, our business was focused on traditional enterprise application integration, or EAI, software and services. In March 1999, we retained a new management team and developed a new business strategy focusing on the expansion of e-business software and services for trading communities. These changes have required that we implement this e-business strategy, develop additional software and hire additional employees. We will continue to devote substantial resources to implement our expanded strategy and products for trading communities. As a result, our future profitability will be dependent upon the market acceptance of this strategy.


WE HAVE NOT ACHIEVED PROFITABILITY TO DATE, WE EXPECT LOSSES IN THE FUTURE, AND WE MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

    We incurred operating losses of approximately $29.4 million in the six months ended June 30, 2000, and approximately $20.3 million, $9.5 million and $9.6 million in the years ended 1999, 1998 and 1997, respectively. As of June 30, 2000, we had an accumulated deficit of approximately $86.7 million. Since our formation as an independent company in February 1999, we have invested significantly in building our management team and attracting product designers, software architects and supply chain and logistics experts. As of August 31, 2000, we had a total of 444 employees compared to 240 employees as of December 31, 1999. We also have invested significantly in the development of our software, incurring research and development expenses of $7.1 million in the six months ended June 30, 2000, and $4.0 million in the year ended December 31, 1999. We expect to continue to devote substantial financial and other resources to developing enhancements to our existing products, introducing new products and expanding our professional services, sales and marketing activities. As a result, we need to generate significant revenue to achieve and maintain profitability. If we fail to achieve profitability within the time frame expected by investors, it may adversely affect the market price of our common stock. We cannot assure you that we will be able to achieve profitability.


WE HAVE NOT BEEN ABLE TO FUND OUR OPERATIONS FROM CASH GENERATED BY OUR BUSINESS, AND WE MAY NOT BE ABLE TO DO SO IN THE FUTURE, AND AS A RESULT, WE WILL LIKELY NEED TO RAISE ADDITIONAL FUNDS IN THE FUTURE.



    We have financed our operations to date principally through the private placement of shares of our convertible preferred stock. We believe that available cash and cash equivalents, including the net proceeds from our recent private placements of our convertible preferred stock, and the net proceeds from this offering, will be sufficient to meet our working capital and capital expenditure needs under our current business plan for at least the next
12 months. After that, we will likely need to raise additional funds in order to implement our current business plan. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we do not complete this offering and are not able to obtain additional financing, we will be required to modify our current business plan in order to reduce our costs and expenditures and our plans for growth. We believe that we will be able to successfully reduce the scope of our operations, if necessary. Our inability to grow as planned may reduce our chances of achieving profitability, which, in turn, may have an adverse effect on the market price of our common stock.

OUR FUTURE REVENUE IS UNPREDICTABLE, AND WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY CAUSE OUR COMMON STOCK PRICE TO DECLINE.

    Our operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control, and fluctuations in our operating results may cause the market price for our common stock to decline. In particular, we derive a significant portion of our revenue in each quarter from a limited number of customers that have relatively large orders and from a limited number of companies that resell our products. The delay or failure to complete sales in a particular quarter could reduce our revenue in that quarter and subsequent quarters over which revenue from these sales likely would be recognized. In addition, because our revenue from implementation, maintenance and training services correlates with our license revenue, a decline in license revenue may cause a decline in our services revenue in the same quarter or in subsequent quarters. Because our operating results are volatile and difficult to predict, we believe that comparisons of our quarterly operating results are not a good indication of our future performance. Factors that may make our revenue unpredictable or cause our operating results to fluctuate include the following:

    - the market acceptance of, and demand for, our products and professional services, including new products and enhancements of current products;

    - any flexible pricing structure that we may adopt, including equity investments in our customers and recurring revenue models, in lieu of our typical license fees;

    - the timing, amount and recognition of payments from customers;

    - the revenue mix of our products and professional services;

    - the amount and timing of our operating costs and capital expenditures;

    - seasonality in the sales of our products and professional services, which may differ by market; and

    - the number, timing and significance of product enhancements and new product introductions by competitors.

    Any change in one or more of these factors, as well as others, may cause our annual or quarterly operating results to fluctuate, which, in turn, may cause the market price of our common stock to decline.


WE DEPEND ON OUR AMTRIX PRODUCT AND RELATED TRADESYNC INTEGRATION CONNECTOR AND CONNECTOR DEVELOPMENT PLATFORM PRODUCTS FOR SUBSTANTIALLY ALL OF OUR REVENUE.



    We currently derive substantially all of our revenue from the licensing of our AMTrix product and related TradeSync Integration Connector and Connector Development Platform products and related professional services. We expect revenue from this product to continue to account for a significant portion of our revenue for the foreseeable future. As a result, factors adversely affecting the pricing of or demand for these products, such as competition and technological change, may harm our business and operating results, including our operating margins and revenue and may result in loss of market share.


THE MARKET ACCEPTANCE OF OUR PRODUCTS AND THE CONTINUED GROWTH OF OUR COMPANY WILL DEPEND ON OUR ABILITY TO ENHANCE OUR EXISTING PRODUCTS, TO DEVELOP NEW PRODUCTS AND TO PROMOTE OUR PROFESSIONAL SERVICES.

    To be competitive, we must successfully introduce product enhancements, develop new products and promote our professional services. Although we are able to leverage our traditional integration products, our e-business integration and supply web synchronization software are in their early stages and continue to evolve. Any delays or failure to develop and introduce new products and enhancements to existing products and promote our professional services may have an adverse effect on our business and operating results, including an adverse effect on our revenue growth, loss of market share, injury to our reputation or damage to our efforts to build brand awareness. The emerging nature of the market for e-business integration and supply web synchronization software and evolving customer needs requires that we continually improve the performance, features and reliability of our products, as well as introduce new products.

A SIGNIFICANT DECREASE IN THE PRICE OF OUR COMMON STOCK FOLLOWING THIS OFFERING MAY ADVERSELY IMPACT OUR LIQUIDITY AND CAPITAL RESOURCES AND MAKE IT MORE DIFFICULT TO ATTRACT AND RETAIN EMPLOYEES AND TO FUND FUTURE ACQUISITIONS.

    In the future, we will likely need to raise additional funds in order to implement our current business plan. We anticipate that the principal means of raising additional funds will be through the sale of equity securities, including shares of our common stock or securities convertible into shares of our common stock. A significant decrease in the price of our common stock following this offering may limit our ability to raise capital through the sale of equity securities to fund our operations.

    Additionally, we anticipate that the use of equity-based compensation, such as the grant of options and restricted stock, will be important to our ability to attract and retain qualified employees. A significant decrease in the price of our common stock following this offering may make our equity-based compensation less attractive to our current and prospective employees. As a result, a significant decrease in the price of our common stock may have an adverse effect on our ability to attract and retain these employees. Further, we may use shares of our common stock to fund a significant portion of the consideration to be paid in future acquisitions. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we will be required to use our cash, if available, to make these acquisitions. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings or other means.

WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES THAT HAVE GREATER RESOURCES THAN WE DO.

    The market for B2B integration products is highly competitive, and we expect competition to increase in the future. Increased competition may result in pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance, any of which may adversely affect our business and operating results. Many of our current and potential competitors have substantially greater financial, technical, marketing, distribution and other resources than we do. As a result, they may be able to respond more quickly to new or changing opportunities, technologies, industry standards or customer requirements. In addition, many of our competitors have a greater presence in the U.S. market than we do.


    We currently compete with enterprise application integration, or EAI, software vendors, including Extricity Inc., Mercator Software, Inc., New Era of Networks, Inc., TIBCO Software Inc., Vitria Technology, Inc. and webMethods, Inc. We also compete with software companies that develop and license electronic data interchange, or EDI, formats and communications applications, including General Electric Information Services, Inc., Peregrine Systems Inc. and Computer Associates International, Inc. EAI companies provide software that allows many different software applications to communicate and work with one another, while EDI companies provide software and services which create and transport electronic business information between different companies. We also compete with traditional supply chain software companies, which provide software that assists in the planning, purchase and transportation of materials used in a company's business, enterprise resource planning, or ERP, companies, which provide software that supports an integrated approach to managing a company's financial and manufacturing operations, and transportation management system software vendors, including Descartes Systems Group Inc. and i2 Technologies, Inc. In addition, IT departments may adopt a proprietary standard that is inoperable with our software or makes our software obsolete. We expect that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases.

    New technologies will likely increase the competitive pressures that we face. The development of competing technologies by market participants or the emergence of new industry standards may adversely affect our competitive position. As a result of these and other factors, we may not be able to compete effectively with current or future competitors.

WE RELY ON STRATEGIC RELATIONSHIPS TO IMPLEMENT AND MARKET OUR SOFTWARE PRODUCTS, AND IF THESE RELATIONSHIPS END, OUR BUSINESS MAY BE HARMED.

    We have entered into relationships with third-party systems integrators, component assembly companies, hardware platform and software developers, service providers and value-added resellers. These parties resell our products, market our products and provide customer referrals. Our future growth will be limited if we fail to work effectively with or increase the number of these entities. We have derived, and anticipate that we will continue to derive, a significant portion of our revenue from customers that license our products or purchase our services through entities with which we have strategic relationships. During the six months ended June 30, 2000, revenue generated through these strategic relationships accounted for 18.6% of our total revenue. However, we do not believe that our relationship with any single one of these entities is material to our business or operations. In most cases, these entities refer customers to us, and we enter into license agreements directly with the customers.


    Entities with which we have strategic relationships are not required to market or promote our products and generally are not restricted from working with competing software companies. Accordingly, our ability to maintain and increase our revenue from this marketing channel will depend on the willingness and ability of these third parties to devote sufficient resources and efforts to marketing our line of products rather than the products of others. If these relationships end, we will have to devote substantially more resources to the distribution, sales and marketing, implementation and support of our products than we would otherwise, and our efforts may not be as effective as those of these third parties. We may in the future choose to enter into strategic relationships that contain non-competition provisions, which may adversely affect our ability to conduct our business in certain geographic areas.


WE DEPEND ON TECHNOLOGY LICENSED FROM THIRD PARTIES FOR USE IN OUR PRODUCTS, AND IF WE LOSE ACCESS TO THESE TECHNOLOGIES, OUR BUSINESS MAY BE HARMED.


    We license from third parties certain technologies that are incorporated into our products. For example, we license the datamapper technology used in our AMTrix product from TIE Commerce, Inc., pursuant to a license which will expire in November 2000. We are currently negotiating with TIE Commerce regarding renewal of this license. Although other companies market datamapper products, TIE Commerce is currently the sole supplier of the datamapper technology used in our AMTrix product. The datamapper is a material component to the operation of our AMTrix product and may not be available on commercially reasonable terms, if at all, from another supplier. Because our products incorporate software developed and maintained by third parties, we depend on these third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. If we lose access to these technologies, whether through the termination of licenses or otherwise, or the third parties discontinue the support of their products, we may experience delays in the implementation and delivery of our products, the development and the introduction of new products and enhancements to our existing products. Any of these delays may have an adverse effect on our business and operating results, including a material adverse effect on our revenue, loss of market share, failure to achieve market acceptance, increased product development costs and diversion of development resources. In light of the rapidly evolving nature of our industry, we believe that we will need to continue to rely on technology from third-party vendors. There is no assurance that technology from these vendors will continue to be available to us on commercially reasonable terms, if at all.

IF OUR PRODUCTS CONTAIN ERRORS, WE MAY LOSE CUSTOMERS AND REVENUE AND MAY EXPOSE OURSELVES TO PRODUCT LIABILITY CLAIMS.

    Our software products are complex and may contain undetected errors, or bugs, that result in product failures. The occurrence of errors may result in a loss of or delay in revenue, loss of market share, failure to achieve market acceptance, increased product development costs, diversion of development resources, injury to our reputation or damage to our efforts to build brand awareness.

    We also may be subject to product liability claims relating to our customers' critical business operations. Much of our supply web software is critical to the operations of our customers' businesses. Any failure in a customer's supply web network may result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, we cannot assure you that this coverage will continue to be available on reasonable terms or will be adequate to indemnify us for all liability that may be imposed on us.

OUR INTERNATIONAL OPERATIONS PRODUCE A MAJORITY OF OUR REVENUES AND ARE SUBJECT TO SPECIAL RISKS AND UNCERTAINTIES, WHICH MAY NEGATIVELY AFFECT OUR BUSINESS.

    We have in the past and will in the future derive a significant portion of our revenue from international operations. We generated approximately 68.8% of our revenue from international operations during the six months ended June 30, 2000. Although we have significant experience with international operations and the localization of our products for foreign markets, our international operations require significant management attention and financial resources and are subject to a number of risks and uncertainties, including:

    - the costs and complexity of staffing and managing widely dispersed foreign operations, including the ability to identify, attract and retain qualified managers and sales personnel in each geographic location;

    - the costs and complexity of localizing products for foreign markets, such as the development of multilingual capabilities in our products;

    - changes in regulatory requirements, including export and import restrictions, or political and economic instability in foreign countries in which we do business;

    - reduced protection of intellectual property in some countries that may adversely affect our ability to protect our proprietary technology;

    - increased difficulty in collecting delinquent or unpaid accounts owed by customers located in foreign countries;

    - fluctuations in the value of the U.S. dollar relative to the currencies of other countries in which we derive revenue; and

    - potentially adverse tax consequences resulting from the tax laws of other countries or the U.S. tax treatment of revenue derived in other countries.

    Any of these factors, as well as others, may impair our ability to expand our international operations in these markets or to generate significant revenues from those markets in which we operate.

OUR SALES CYCLE IS LENGTHY, WHICH MAKES IT DIFFICULT TO PLAN OUR REVENUE AND EXPENSES, AND MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE.

    Our products are complex and often involve significant investment decisions by prospective customers. Accordingly, the license of our products requires us to engage in a lengthy sales cycle and to provide a significant level of education to prospective customers regarding the use and benefits of our products. A lengthy sales cycle may result in fluctuations in our revenue and expenses and may make it difficult to accurately predict the quarter in which a particular sale will occur. This could aversely affect the timing of our revenue and corresponding expenditures, which could harm our ability to meet our financial forecasts and market expectations for a particular quarter.

    The purchase of our products by our customers for deployment within their organizations typically involves a significant commitment of customers' capital and resources, and is therefore subject to delays that are beyond our control, such as our customers' internal procedures to approve large capital expenditures, budgetary constraints and the testing and acceptance of new technologies that affect key operations, among other factors. The decision-making process also can be impacted by the sales practices of, and product introductions by, our competitors. We cannot assure you that we will be able to shorten our sales cycle or prevent our sales cycle from lengthening.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS, AND WE MAY NOT BE ABLE TO MANAGE EFFECTIVELY OUR FUTURE GROWTH.

    Our ability to effectively offer market-accepted software and professional services and implement our strategy in a rapidly evolving market requires effective planning and management. We have increased, and plan to continue increasing, the scope of our operations at a rapid rate. If we do not manage our growth properly, it may harm our business and operating results, including increases in costs and expenses and diversion of management resources. The number of people we employ has grown and will continue to grow substantially. As of August 31, 2000, we had a total of 444 employees compared to 240 employees as of December 31, 1999. Future expansion efforts may be expensive and may strain our managerial and other resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations.

WE MAY HAVE DIFFICULTY IDENTIFYING ACQUISITIONS AND INTEGRATING THEM INTO OUR BUSINESS, WHICH MAY HARM OUR BUSINESS AND ADVERSELY AFFECT OUR ABILITY TO GROW AS PLANNED.

    We have engaged, and may from time to time in the future engage, in acquisitions of companies with complementary products and professional services or for other purposes. Any past or future acquisitions may expose us to increased risks, including those associated with the assimilation of new operations, technologies and personnel and the diversion of financial and management resources from existing operations. We believe that we have been able to integrate and assimilate our prior acquisitions of Nexstep, Inc., Electronic Data Transfer, SA, and SC21 without significant or unanticipated diversion of financial or managerial resources. However, we cannot assure you that we will be able to generate sufficient revenue from these or any future acquisitions to offset associated acquisition costs, or that we will be able to maintain uniform standards of quality, service and controls, which may result in the impairment of relationships with customers, employees and new personnel. Future acquisitions also may result in additional stock issuances that may adversely affect the price of our common stock.


IF WE LOSE THE SERVICES OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, IT MAY HAVE AN ADVERSE EFFECT ON OUR BUSINESS.



    We are dependent on the continued services and performance of our senior management and other key personnel. The loss of Gregory Cronin, our president and chief executive officer, may have an adverse effect on our business and operating results.


IF WE ARE UNABLE TO ATTRACT, ASSIMILATE AND RETAIN HIGHLY QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE AND EXPAND OUR BUSINESS.

    Our ability to manage and expand our business will depend on our ability to identify, hire, train, retain and motivate additional highly skilled technical, managerial, marketing, professional services and customer service personnel. Any failure to do so may have an adverse effect on the quality of our software and services and our ability to retain customers and key personnel. We are investing significant resources to substantially increase the size of our sales force and business development teams, as well as adding personnel in other areas. Competition for these personnel, particularly in the technology industry, is intense, and we cannot assure you that we will be able to attract, assimilate or retain sufficiently qualified personnel in the future. As our sales increase, we must be able to hire and train more systems implementation professionals to implement the software sold. Training and education is costly and can drain management resources. To meet our needs for professional services personnel, we will continue to use third-party consultants, which are generally more costly. We cannot assure you that we will be able to manage our personnel needs successfully or to engage, train and retain qualified third-party implementation providers.

                         RISKS RELATED TO OUR INDUSTRY

OUR OPERATING RESULTS DEPEND ON THE CONTINUED USE OF THE INTERNET AND THE DEVELOPING MARKET FOR B2B INTEGRATION SOFTWARE AND SERVICES, INCLUDING INTERNET-BASED SUPPLY WEB SOFTWARE.

    We depend on the increased acceptance and use of the Internet as a medium for B2B e-commerce and for the development of trading communities and the adoption by businesses of B2B integration and supply web synchronization software and services. If the market for B2B integration software and services, including Internet-based supply web software, fails to grow at the rate that we anticipate, our business and operating results may be harmed, including through the loss or delay of revenue, loss of market share, decreased demand for our products, failure to achieve and maintain market acceptance and the inability to meet the financial expectations of analysts and investors. Rapid growth in the use of the Internet is a recent occurrence. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of business customers may not adopt or continue to use the Internet as a medium of commerce. Businesses are just beginning to seek solutions for integrating and synchronizing with their trading partners, and concerns about the security, reliability and quality of services delivered over the Internet may inhibit the growth of our market. Our future operating results depend on the development and growth of the market for B2B integration software and services, including Internet-based supply web software. We have spent, and intend to continue to spend, considerable resources educating potential customers and those entities with whom we have strategic relationships about our products. However, we cannot assure you that these expenditures will enable our products to achieve or maintain any significant degree of market acceptance.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WHICH COULD HARM THE VALUE OF OUR PROPRIETARY TECHNOLOGY.


    We depend in large part on our proprietary technology. We rely on a combination of trademarks, copyrights, service marks, trade dress, trade secrets, non-disclosure agreements and similar intellectual property measures to protect our proprietary technology. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, the value of our proprietary technology will be harmed, which could have a material adverse effect on our business, including the loss of revenue, reduced margins and the failure of our products to achieve and maintain market acceptance. We license rather than sell our products and require our customers to enter into license agreements that impose restrictions on their ability to use our software. We currently have patent rights pending in many countries throughout the world. We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as our software and other confidential information, trademarks and copyrighted material, to third parties. Additionally, certain customers that licensed our AMTrix product from Frontec AB, acting as a reseller, may be using it under a service agreement with Frontec AB rather than a license agreement. While we try to ensure that the quality of our brand is maintained by all of our licensees, we cannot assure you that these licensees will not take actions that adversely affect the value of our proprietary rights or reputation.

    We have registered certain trademarks and have other trademark registrations pending in the U.S. and foreign jurisdictions. The trademarks that we currently use have not been registered in all the countries in which we do business and may never be registered in all of these countries. We cannot assure you that we will be able to adequately protect our trademarks or that our use of these trademarks will not result in liability for trademark infringement, trademark dilution or unfair competition.

    We cannot assure you that all of the steps taken by us to protect our proprietary rights in the U.S. or abroad will be adequate. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. We also cannot assure you that competing companies will not independently develop technology similar or superior to our proprietary technology. Further, through acquisitions of third parties, we have acquired and may in the future acquire technology that is subject to the same risks as technology we develop.

INTELLECTUAL PROPERTY CLAIMS AGAINST US MAY BE COSTLY AND IMPAIR OUR BUSINESS.

    There has been a substantial amount of litigation in the software industry regarding intellectual property rights. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions will harm our business. If we are forced to defend against these types of claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel or product shipment delays, any of which could adversely impact our business and operating results. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements which may be unavailable on terms acceptable to us, if at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or to license the infringed or similar technology on a timely basis, our business and operating results may be adversely affected.

    In addition, although we are generally indemnified if a third-party vendor's technology infringes the proprietary rights of others, indemnification is not always available for all types of intellectual property rights. In some cases, the scope of our indemnification is limited and the third parties providing indemnification are not always capitalized sufficiently to fully indemnify us. We cannot assure you that infringement claims arising from using third-party technology, and claims for indemnification from our customers resulting from these claims, will not be asserted or prosecuted against us. These types of claims, even if not meritorious, may cause us to spend significant financial and managerial resources and incur product redevelopment costs and delays, all of which may adversely affect our business and operating results.

INCREASED SECURITY RISKS RELATED TO THE SECURE TRANSMISSION OF AND ACCESS TO CONFIDENTIAL INFORMATION IN PUBLIC AND PRIVATE COMPUTER NETWORKS MAY DETER FUTURE USE OF OUR SOFTWARE AND SERVICES.

    A fundamental requirement of conducting B2B e-commerce is the secure transmission of and access to confidential information in public and private computer networks. Failure of our customers to prevent security breaches, or well publicized security breaches affecting the Internet in general, may harm our business and operating results, including through costly litigation, diversion of technical and management personnel, damage to our reputation, loss of market share, failure to achieve market acceptance, and increased product development costs. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the security features used by our customers and their business partners to protect content and transactions on Internet e-commerce marketplaces or proprietary information in our customers' and their business partners' databases. Anyone who is able to circumvent security measures may misappropriate confidential information or cause interruptions in our customers' and their business partners' operations. Our customers and their business partners may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our software. Further, a well publicized compromise of security may deter businesses from using the Internet to conduct transactions that involve transmitting confidential information.

ADOPTION OF NEW INTERNET-RELATED LAWS COULD RESULT IN INCREASED EXPENSES AND ADMINISTRATIVE BURDENS TO COMPANIES CONDUCTING BUSINESS ON THE INTERNET, WHICH MAY LIMIT THE MARKET FOR OUR SOFTWARE.

    Regulation of the Internet is largely unsettled and in the early stages. The adoption of laws or regulations that increase the costs or administrative burdens of doing business on the Internet may cause companies to seek an alternative means of transacting business. If the adoption of new Internet laws or regulations causes companies to seek alternative methods for conducting business, the demand for our products may decrease and our business and operating results may be adversely affected.

                         RISKS RELATED TO THIS OFFERING

THE MARKET PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THIS OFFERING, AND AS A RESULT, YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    Prior to the offering, there has been no public market for our common stock. We have applied to have our common stock listed for quotation on the Nasdaq National Market. We do not know how our common stock will trade in the future, and the prevailing market price of our common stock after this offering may be lower than the price you pay. The initial public offering price will be determined through negotiations between us and representatives of the underwriters, and that price may not be indicative of prices that will prevail in the trading market. The price of our common stock will be affected by numerous factors, including our future revenue and operating results, our ability to meet the financial expectations of analysts and investors, and the business, operating results and stock price performance of our competitors.

    The stock market in general, and the market for technology-related stocks in particular, has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

    In addition, securities litigation has often been brought against a company following a decline in the market price of its common stock. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of similar litigation. Securities litigation may result in substantial costs, divert management's attention and resources and harm our business and operating results.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS WILL RETAIN SUBSTANTIAL CONTROL OVER US AFTER THIS OFFERING.

    Upon the closing of this offering, our executive officers, directors and 5% or more stockholders, and their affiliates, will, in the aggregate, own approximately 70.2% of our outstanding common stock. As a result, these persons, acting together, will have the ability to control matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, this concentration of ownership may have the effect of delaying or preventing a transaction that would result in a change in control, even if the transaction would be beneficial to our other stockholders.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

    Following this offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various points in the future. The market price for our common stock may decline as a result of sales of large numbers of shares of our common stock in the market following this offering, or the perception that these sales may occur. These sales may make it more difficult to sell securities in the future at a time and price we may deem appropriate.

    The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and under some agreements that our stockholders have entered into with the underwriters. Those agreements restrict our stockholders, other than Frontec AB, the selling stockholder in this offering, from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus, without the prior written consent of Chase Securities Inc. The agreement with Frontec AB provides for similar restrictions, except that it will expire 270 days after the date of this prospectus. However, Chase Securities Inc. may, in its sole discretion, release all or any portion of the common stock from the restrictions of these agreements. While there are no specific criteria for determining whether to release shares from the lock-up arrangements, Chase Securities Inc. will consider the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time, including the trading price of our common stock. Except as described below, Chase Securities Inc. does not presently intend to waive any lock-up arrangements.


    Frontec AB has granted the underwriters an option for a period of 30 days to purchase up to 825,000 shares of our common stock. Frontec AB also has advised us that it may sell up to 5 million shares of our common stock to one or more third parties prior to or after this offering in a privately negotiated transaction. Chase Securities Inc. has agreed to waive the lock-up agreement with respect to such a sale, provided that the purchasers agree to a lock-up period of 180 days after the date of this prospectus. The following table indicates approximately when the 33,019,883 shares of our common stock that are not being sold in the offering but that will be outstanding when this offering is complete will be eligible for sale into the public market:


                                                              ELIGIBILITY OF RESTRICTED
                                                                 SHARES FOR SALE IN
                                                                    PUBLIC MARKET
                                                              -------------------------
On the date of this prospectus..............................                 --
180 days after the date of this prospectus..................         12,937,492
Thereafter upon expiration of one year holding periods......          6,831,195
270 days after the date of this prospectus..................         13,251,196

    We have an agreement with the holders of an aggregate of 15,073,936 shares of our common stock, including shares issuable upon conversion of outstanding convertible securities and warrants, that gives them the right to require us to register their shares of common stock for resale under the Securities Act of 1933. The exercise of these registration rights will cause the registered shares to become eligible for sale, subject to the applicable lock-up agreements. The sale of a large number of these shares, or the possibility that these sales may occur, may adversely affect the market price of our common stock. For more information, see "Shares Eligible for Future Sale."

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE.

    If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $10.88 per share, based on an initial public offering price of $13.00 per share. This dilution is in large part because our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock or convertible preferred stock. You will experience additional dilution upon the exercise of outstanding stock options or warrants to purchase our common stock.

WE WILL RETAIN BROAD DISCRETION IN USING THE NET PROCEEDS FROM THIS OFFERING, AND WE MAY SPEND A SUBSTANTIAL PORTION IN A WAY IN WHICH YOU DO NOT AGREE.

    We will retain broad discretion over the application of the net proceeds from this offering, as well as the timing of our expenditures. We may apply the net proceeds from this offering in a way that may vary substantially from our current intentions or in a manner with which you do not agree. For more information, see "Use of Proceeds."

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS WHICH MAY DELAY OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

    Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

    - establishing a classified board of directors requiring that not all members of the board may be elected at one time;

    - authorizing the issuance of preferred stock that could be issued by our board of directors to increase the number of outstanding shares and deter a takeover attempt;

    - limiting the ability of stockholders to call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law and the terms of our stock option plans may delay or prevent a change in control of our company. For more information, see "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

    Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions, and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expect," "anticipate," "intend," "plan," "may," "will," "believe," "seek," "could," "would," "should," "might," "estimate" and similar expressions are generally intended to identify forward-looking statements. These statements are only predictions. Because these forward-looking statements involve risks and uncertainties, there are important factors that may cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other factors identified by cautionary language used elsewhere in this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

    We expect to receive net proceeds of approximately $65.3 million from the sale of 5,500,000 shares of common stock, assuming a public offering price of $13.00 per share and after deducting underwriting discounts and commissions of $5.0 million and estimated expenses of approximately $1.2 million. We will not receive any of the proceeds from the sale of shares by the selling stockholder pursuant to the over-allotment option.


    We plan to use the net proceeds from this offering as follows: approximately $45.0 million for expanding our sales and marketing capabilities and funding product development, approximately $4.0 million in connection with the continued development of our infrastructure, network and support services, approximately $3.5 million to satisfy deferred payments to former owners of acquired businesses, approximately $2.5 million for the repayment of the outstanding balance of a bank loan, and the remainder for working capital and general corporate purposes. In addition, we may use a portion of the net proceeds for acquisitions of products, technologies and businesses. The bank loan matures on November 25, 2000 and bears interest at the bank's prime rate plus 1% per annum, which interest was 10.5% as of August 31, 2000. We have not yet determined the exact amount of net proceeds to be used for any of the foregoing purposes, other than the repayment of the outstanding balance of the bank loan. The amount of net proceeds that we actually expend for expansion of our business, for working capital purposes and for general corporate purposes will vary significantly depending on a number of factors, including the actual net proceeds received in this offering, our future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. We will have significant discretion in applying the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in investment-grade, interest-bearing securities.


                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock and we do not anticipate declaring or paying any cash dividends for the foreseeable future. We currently expect to retain all earnings, if any, for investment in our business. The terms of our existing bank loan agreement prohibit us from paying dividends.

                                 CAPITALIZATION

    The following table describes our capitalization as of June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the issuance of an assumed aggregate of 5,043,956 shares of our Series B convertible preferred stock upon the cashless exercise of outstanding warrants, the conversion of all outstanding shares of our Series A, B, D and E convertible preferred stock into an aggregate of 14,757,844 shares of our common stock and the conversion of all outstanding shares of our Series C convertible preferred stock into an assumed 1,576,923 shares of our common stock, each of which will occur immediately upon the completion of this offering, as if the exercise and conversion occurred on June 30, 2000; and

    - on a pro forma as adjusted basis to further reflect the sale of the shares of our common stock in this offering at an assumed price of $13.00 per share and our receipt of the estimated net proceeds, after deducting the underwriting discounts and commissions and the estimated offering expenses that we expect to pay in connection with this offering.

    You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and the other financial information in this prospectus.

                                                                          JUNE 30, 2000
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                           (UNAUDITED)
Capital lease obligation, less current portion..............  $  1,451     $  1,451      $  1,451
                                                              --------     --------      --------
Redeemable, convertible preferred stock:
  Series A convertible preferred stock: $.01 par value per
    share; 10,000 shares authorized, issued and outstanding
    (actual); no shares issued and outstanding (pro forma
    and pro forma as adjusted)..............................    22,875           --            --
  Series B convertible preferred stock: $.01 par value per
    share; 7,005 shares authorized; no shares issued and
    outstanding (actual, pro forma and pro forma as
    adjusted)...............................................        --           --            --
  Series D convertible preferred stock: $.01 par value per
    share; 10,464 shares authorized; 10,464 shares issued
    and outstanding (actual); no shares issued and
    outstanding (pro forma and pro forma as adjusted).......    31,902           --            --
  Series E convertible preferred stock: $.01 par value;
    4,052 shares authorized; 4,008 shares issued and
    outstanding (actual); no shares issued and outstanding
    (pro forma and pro forma as adjusted)...................    24,596           --            --
                                                              --------     --------      --------
                                                                79,373           --            --
                                                              --------     --------      --------
Stockholders' equity (deficit):
  Series C convertible preferred stock: $.01 par value per
    share; 2 shares authorized, issued and outstanding
    (actual); no shares issued and outstanding (pro forma
    and pro forma as adjusted)..............................        --           --            --
  Common stock: $.01 par value per share; 100,000 shares
    authorized; 18,032 shares issued and outstanding
    (actual); 34,367 shares issued and outstanding (pro
    forma); 39,867 shares issued and outstanding (pro forma
    as adjusted)............................................       180          344           399
  Additional paid in capital................................    36,262      115,471       180,761
  Treasury stock: 1,789 shares held in treasury.............       (36)         (36)          (36)
  Notes receivable from stockholders........................    (6,817)      (6,817)       (6,817)
  Deferred compensation.....................................      (750)        (750)         (750)
  Retained earnings (deficit)...............................   (86,662)     (86,662)      (86,662)
  Accumulated other comprehensive income....................     1,434        1,434         1,434
                                                              --------     --------      --------
    Total stockholders' equity (deficit)....................   (56,389)      22,984        88,329
                                                              --------     --------      --------
      Total capitalization..................................  $ 24,435     $ 24,435      $ 89,780
                                                              ========     ========      ========

    This table does not include:

    - 2,606,945 common shares subject to outstanding options as of June 30, 2000, at a weighted average exercise price of $2.44 per share;

    - 316,092 common shares subject to outstanding warrants as of June 30, 2000, at a weighted average exercise price of $2.54 per share;

    - 2,182,205 additional common shares reserved for issuance under our stock incentive plans and 2,500,000 common shares reserved for issuance under our employee stock purchase plan as of June 30, 2000; and

    - 375,000 common shares issued on July 31, 2000 in connection with our acquisition of SC21.

                                    DILUTION

    Our pro forma net tangible book value as of June 30, 2000, was
$15.6 million, or $0.48 per share of common stock. We have calculated this amount by:

    - subtracting our total liabilities from our pro forma total tangible assets; and

    - then dividing the difference by the total pro forma number of shares of common stock outstanding, including the number of shares of common stock that will be issued upon the conversion of our convertible preferred stock upon completion of this offering.

    If we give effect to our sale of 5,500,000 shares of common stock in this offering at the assumed initial public offering price of $13.00 per share, our adjusted pro forma net tangible book value as of June 30, 2000, would have been $80.9 million, or $2.12 per share. This amount represents an immediate increase in pro forma net tangible book value of $1.64 per share to existing stockholders and an immediate dilution of $10.88 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $13.00
  Pro forma net tangible book value as of June 30, 2000.....   $0.48
  Pro forma increase in net tangible book value attributable
    to this offering........................................   $1.64
                                                               -----
  Pro forma net tangible book value after this offering.....              $ 2.12
                                                                          ------
Dilution to new investors...................................              $10.88
                                                                          ======

    The following table summarizes, on the pro forma basis discussed above, as of June 30, 2000, the total number of shares of common stock purchased, the total consideration paid and the average price per share paid by existing stockholders and to be paid by new investors in this offering before deducting estimated underwriting discounts and offering expenses:

                                         SHARES PURCHASED        TOTAL CONSIDERATION
                                       ---------------------   -----------------------   AVERAGE PRICE
                                         NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                       ----------   --------   ------------   --------   -------------
Existing stockholders................  34,366,796     86.2%    $115,815,949     61.8%        $ 3.37
New investors........................   5,500,000     13.8       71,500,000     38.2          13.00
                                       ----------              ------------
  Total..............................  39,866,796    100.0%    $187,315,949    100.0%
                                       ==========    =====     ============    =====

    If the underwriters exercise their over-allotment option in full, the number of shares held by existing stockholders will decrease to 32,194,883, or 83.6% of the total shares outstanding, and the number of shares held by new investors will increase to 6,325,000, or 16.4% of the total shares outstanding.

    The above computations do not include:

    - 2,606,945 common shares subject to outstanding options as of June 30, 2000, at a weighted average exercise price of $2.44 per share;

    - 316,092 common shares subject to outstanding warrants as of June 30, 2000, at a weighted average exercise price of $2.54 per share;

    - 2,182,205 additional common shares reserved for issuance under our stock incentive plans and 2,500,000 common shares reserved for issuance under our employee stock purchase plan as of June 30, 2000; and

    - 375,000 common shares issued on July 31, 2000 in connection with our acquisition of SC21.

    From July 1, 2000, through August 31, 2000, options were exercised to purchase an aggregate of 67,238 shares of common stock. If any additional options and warrants are exercised, investors will experience further dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999, are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this prospectus, which have been audited by PricewaterhouseCoopers LLP. The consolidated statements of operations data for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1999 and 2000, and the consolidated balance sheet at June 30, 2000, are derived from unaudited, consolidated financial statements. The unaudited consolidated statements of operations for the six months ended June 30, 1999 and 2000, and the unaudited balance sheet at June 30, 2000, are included elsewhere in this prospectus. Historical results are not necessarily indicative of results to be expected in the future. Prior to February 1999, Frontec AB operated our business as a division of its operations.

                                                                                                               SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                           (UNAUDITED)                                            (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Licenses..........................................   $  2,347   $  4,034   $ 6,522    $ 6,767    $  8,849   $ 3,939    $  7,803
  Support...........................................        232      1,360     1,609      2,024       2,991     1,452       2,103
  Services..........................................      1,989      2,560     3,563      4,873       7,608     4,109       4,902
                                                       --------   --------   -------    -------    --------   -------    --------
    Total revenue:..................................      4,568      7,954    11,694     13,664      19,448     9,500      14,808
Cost of revenue:
  Licenses..........................................         64        130       162        362       1,024       351         719
  Support and services..............................      2,871      3,219     4,102      5,977      10,160     4,129       7,385
                                                       --------   --------   -------    -------    --------   -------    --------
    Total cost of revenue:..........................      2,935      3,349     4,264      6,339      11,184     4,480       8,104
Gross profit........................................      1,633      4,605     7,430      7,325       8,264     5,020       6,704
Operating expenses:
  Sales and marketing...............................      2,560      6,998     8,199      8,208      14,580     5,852      16,320
  Research and development..........................      3,031      3,578     3,132      2,784       4,045     1,565       7,142
  General and administrative........................      2,115      4,071     4,986      4,741       8,891     3,158       4,504
  Purchased research and development................         --         --        --         --          --        --       5,200
  Stock based compensation..........................         --         --        --         --          --        --       1,499
  Depreciation and amortization.....................        411        427       756      1,061       1,088       467       1,447
                                                       --------   --------   -------    -------    --------   -------    --------
    Total operating expenses........................      8,117     15,074    17,073     16,794      28,604    11,042      36,112
Operating loss......................................     (6,484)   (10,469)   (9,643)    (9,469)    (20,340)   (6,022)    (29,408)
Other income (expense), net.........................       (237)      (104)      226       (206)         21       100         200
                                                       --------   --------   -------    -------    --------   -------    --------
Loss before provision (benefit) for income taxes....     (6,721)   (10,573)   (9,417)    (9,675)    (20,319)   (5,922)    (29,208)
Provision (benefit) for income taxes................          4          6       244        (45)         94        53         136
                                                       --------   --------   -------    -------    --------   -------    --------
Net loss............................................     (6,725)   (10,579)   (9,661)    (9,630)    (20,413)   (5,975)    (29,344)
Accretion to preferred stock redemption value.......         --         --        --         --      (3,233)       --     (13,748)
Net loss attributable to common stockholders........   $ (6,725)  $(10,579)  $(9,661)   $(9,630)   $(23,646)  $(5,975)   $(43,092)
                                                       ========   ========   =======    =======    ========   =======    ========
Net loss per share:
  Basic and diluted.................................   $  (0.39)  $  (0.62)  $ (0.57)   $ (0.57)   $  (1.39)  $ (0.35)   $  (2.72)
                                                       ========   ========   =======    =======    ========   =======    ========
  Weighted average shares used in computation.......     17,031     17,031    17,031     17,031      17,031    17,031      15,826
                                                       ========   ========   =======    =======    ========   =======    ========
Pro forma net loss per share (unaudited):
  Basic and diluted.................................                                               $  (0.92)             $  (1.05)
                                                                                                   ========              ========
  Weighted average shares used in computation.......                                                 22,168                28,020
                                                                                                   ========              ========

                                                                       DECEMBER 31,
                                                              ------------------------------    JUNE 30,
                                                                1997       1998       1999        2000
                                                              --------   --------   --------   -----------
                                                                             (IN THOUSANDS)
                                                                                               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  1,422   $  1,597   $  9,316    $ 19,378
Working capital (deficit)...................................     2,167       (258)       144      12,093
Total assets................................................     8,616      9,898     19,110      44,606
Long-term payables to associated companies..................    15,750     14,527         --          --
Capital lease obligation, less current portion..............        --         --        589       1,451
Redeemable, convertible preferred stock.....................        --         --     23,751      79,373
Total stockholders' deficit.................................   (12,119)   (12,922)   (20,786)    (56,389)

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING AT THE END OF THIS PROSPECTUS.

OVERVIEW


    We are a leading global provider of e-business software and services that enable integration and synchronization of web-enabled trading communities. Our software and related services synchronize and automate business processes and information flows across Internet-based supply webs and allow trading communities and their members to conduct B2B e-commerce in real-time. By employing our TradeSync family of products, trading partners can connect to a common network, monitor shared supply web activities, synchronize and manage interactive business processes and react quickly to dynamic events, while retaining their existing IT systems.


    We were incorporated in Delaware in February 1999. Prior to our incorporation, Frontec AB operated our business as a division of its operations. Frontec AB marketed our AMTrix product through subsidiaries that we now wholly own. Our company was formed with the existing assets and operations of Frontec AB's AMTrix software division. Subsequent to our separation from Frontec AB, we have financed our operations primarily through private sales of convertible preferred stock to third-party investors.

    Subsequent to our organization as a separate entity, we moved the headquarters of our global operations to Atlanta, Georgia and accelerated the development of our sales and marketing organizations. In order to expand our AMTrix product offering, we have invested heavily in the development of new products to provide B2B and trading community integration and supply web synchronization software.

    We generate revenue by licensing our software systems and providing support and professional services for these systems. License revenue was 52.7% and 45.5% of our total revenue for the six months ended June 30, 2000 and the year ended December 31, 1999, respectively. Services revenue was 33.1% and 39.1% of our total revenue, and support revenue was 14.2% and 15.4% of our total revenue, respectively, during the same periods. We anticipate that we will continue to increase our sales and marketing efforts, focusing primarily on licensing our software products, and we expect that the relative percentage of our license revenue to total revenue will continue to increase.


    We generally license our software for a perpetual term by charging a license fee that grants the customer the right to use the software system that is currently available at the time the agreement is reached. We recognize license revenue when there is persuasive evidence of an agreement, the software has been shipped, collectibility is probable, payment is due within one year and we have no further significant obligations. When license payment terms are in excess of one year, we recognize the related revenue as the payments become due. When licenses are sold through a reseller, we recognize revenue once the software is shipped to the reseller's end-user customer and all other revenue recognition criteria have been met. When uncertainties exist relating to any of these criteria, we recognize the revenue upon resolution of the uncertainty or when payment is received. During the six months ended June 30, 2000, and all prior periods, we derived all of our license revenue from our AMTrix product and related TradeSync Integration Connector and Connector Development Platform products.



    We also provide professional services, including systems implementation and integration assistance, consulting and training, which are available under services agreements and contracted for separately from our license fees. Generally, we sell these services on a time and materials basis, and in some circumstances, under fixed price arrangements. We recognize professional services revenue as the service is performed. Revenue from time and materials arrangements is recognized as the services are performed and the customer has a contractual obligation to pay, provided the fee is non-refundable. Under fixed price arrangements, professional services revenue is recognized on the basis of the estimated percentage of completion of the service provided. Changes in estimates to complete and losses, if any, are recognized in the period they are determined.



    Additionally, we provide telephone support and maintenance for our software systems under support agreements. These agreements provide unspecified software upgrades and technical support over a specified term, which is typically
12 months and renewable on an annual basis. Support contracts typically are paid in advance, and revenues from these contracts are deferred and recognized ratably over the term of the contract.


    For the six months ended June 30, 2000, we derived 41.0% of our revenue from Europe, 31.1% from the U.S., and 27.9% from Asia/Pacific. For the year ended December 31, 1999, we derived 65.0% of our revenue from Europe, 17.2% from the U.S. and 17.8% from Asia/Pacific. Our revenue increased in 1999 in each of these markets with the exception of the U.S., where revenue decreased slightly. This decrease primarily resulted from the restructuring and rebuilding of our U.S. sales and marketing organization during 1999. We anticipate that revenue derived from the U.S. will become an increasing percentage of our total revenue in the future.


    We market and sell our products and professional services through our direct sales force and through our indirect sales channel, which includes value-added resellers, or VARs, systems integrators and technology vendors. During the six months ended June 30, 2000, we derived approximately 81.4% of our license revenue through our direct sales force, while we derived 18.6% from our indirect sales channel. We have derived, and expect to continue to derive, a significant portion of our revenue from sales to or through our indirect sales channel. Our indirect channel partners, including VARs, systems integrators and technology vendors, typically buy our products at a discount from our standard list price and either resell our product to their customers or incorporate our product into their product offerings. Occasionally, a third party or one of our indirect channel partners refers a customer to us. When this occurs, we typically pay a commission to the referring entity. Generally, the arrangements with our indirect channel partners do not impose any limitations on our ability to sell our products directly. When limitations do exist, they are solely in the form of limiting our ability to directly sell our products to certain named customers, which typically are existing customers of the indirect channel partner. We do not believe that these limitations are material.



    As we expanded our global operations, we invested significantly in the areas of research and development, sales, marketing, professional services, recruitment and training. As a result, we have incurred significant operating losses of approximately $29.4 million in the six months ended June 30, 2000, and approximately $20.3 million, $9.5 million and $9.6 million in the years ended 1999, 1998 and 1997, respectively. As of June 30, 2000, we had an accumulated deficit of approximately $86.7 million. We plan to continue investing in research and development, sales, marketing, professional services, recruitment and training. We therefore expect to continue incurring significant operating losses for the foreseeable future.


    We plan to continue to significantly increase our presence in the U.S. and expand internationally by increasing our sales and marketing personnel in the U.S. and internationally, which may include establishing additional offices. Currently, we anticipate that our international expansion will be primarily through the expansion of the sales and marketing personnel in our current offices. However, from time to time we review opportunities for opening offices in different countries based on a number of factors, including the location of customers and prospective customers, political, economic, regulatory and other business conditions in the country, the availability of qualified personnel and the costs associated with opening the office and hiring the personnel. Currently, we are considering opening an office in Japan, although we have not retained any employees in Japan nor have we leased or otherwise acquired any office space. No assurance can be given that we will be able to open an office in Japan or any other country.

    As of August 31, 2000, we had 444 employees and intend to hire a significant number of employees in the future. Our continued global expansion places significant demands on our management team and our operational resources. To effectively manage our future growth, we must maintain and enhance our operational systems, integrate new personnel and manage expanded operations.

RECENT ACQUISITIONS


    On February 3, 2000, we completed the acquisition of Nexstep, Inc., a software development enterprise based in Plano, Texas. At the date of acquisition, Nexstep had 16 employees working out of offices in Plano, Texas and Raleigh-Durham, North Carolina. The aggregate consideration of approximately $10.1 million was paid by the issuance of 1,001,000 shares of our common stock and cash of approximately $4.2 million. Our board of directors determined the fair value of the common stock issued as part of the consideration to be $5.88 per share based on recent sales of our convertible preferred stock for cash to third-party investors. The Nexstep acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition. Nexstep's results of operations have been included with ours beginning on January 1, 2000, the effective date of the acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $10.0 million. We have allocated the intangible assets as follows (in thousands):



                                                                      ESTIMATED
                                                                     USEFUL LIFE
                                                                       (YEARS)
                                                                     -----------
In-process research and development.....................  $ 5,200      n/a
Workforce...............................................      410          3
Goodwill................................................    4,438          6
                                                          -------
                                                          $10,048



    When we acquired Nexstep, it was in the process of developing software products for Internet retail organizations, primarily focused on its Enterprise Application Architecture. The Enterprise Application Architecture is a code framework for the operating environment upon which Nexstep intended to build a number of application components for supply chain management. At the date of acquisition, Nexstep's Enterprise Application Architecture and related components were neither complete nor being marketed and had not achieved technological feasibility. Nexstep currently serves as a research and development center, and we are integrating the Enterprise Application Architecture and certain of the application components with products that we were developing prior to the acquisition.



    On June 21, 2000, we completed the acquisition of Electronic Data Transfer, SA, or EDT, a reseller of our AMTrix product based in Grenoble, France. We acquired EDT and its 30 employees to enhance our sales, marketing, services and support organization in Europe. We will continue to operate EDT as a separate subsidiary. The purchase price for the acquisition of EDT was approximately
$2.3 million, including $1.0 million in cash, approximately $200,000 of acquisition related expenses and a maximum of 91,370 shares of our common stock, valued at $1.1 million at the date of acquisition. We paid $500,000 of the cash consideration at closing and will pay the remaining $500,000 on December 31, 2000. We calculated a value of $1.1 million for the common stock based on the maximum number of shares issuable multiplied by the fair value of our common stock at the date of acquisition, which was determined to be $12.34 per share based on recent sales of our convertible preferred stock for cash to third-party investors. The ultimate number of shares of common stock issued on December 31, 2000 and December 31, 2001 will be determined by the value of our common stock during December 2000 and December 2001. We have accounted for the $1.0 million in cash and 91,370 shares of our common stock as purchase price consideration.

    In addition to the purchase price consideration, based upon the value of our common stock during December 2000 and December 2001, we will issue a maximum of 415,113 additional shares of common stock to stockholders of EDT on December 31, 2000 and December 31, 2001 as employee compensation. This issuance is contingent upon the continued employment and services of these stockholders. The maximum value of our common stock issuable as employee compensation under this agreement is approximately $6.4 million. We will record this contingent consideration as compensation expense over the employment and service period. We have accounted for the EDT acquisition as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. EDT's results of operations have been included with ours beginning on June 1, 2000, the effective date of acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $2.1 million. We have allocated the intangible assets as follows (in thousands):



                                                                       ESTIMATED
                                                                      USEFUL LIFE
                                                                        (YEARS)
                                                                      -----------
Workforce................................................   $  300         4
Goodwill.................................................    1,754         6
                                                            ------
                                                            $2,054



    On July 31, 2000, we completed the acquisition of SC21 Pte. Ltd., a software development enterprise based in Singapore. At the date of acquisition, SC21 had 10 employees. SC21's product, eSupplyWeb, is an application that allows organizations to quickly deploy private and public B2B exchanges to link their supply chain partners. The first version of eSupplyWeb was generally available at the date of acquisition. SC21 currently serves as a research and development center and continues to focus on the eSupplyWeb product, which we will market as a new product. The purchase price for the acquisition of SC21 was approximately $7.9 million, including $3.0 million in cash, related expenses of approximately $300,000 and a maximum of 375,000 shares of our common stock, valued at $4.6 million at the date of acquisition. We paid $1.0 million of the cash consideration at closing and will pay the remaining $2.0 million on December 31, 2000. We calculated a value of $4.6 million for the common stock based on the maximum number of shares issuable multiplied by the fair value of our common stock at the date of acquisition, which was determined to be $12.34 per share based on recent sales of our convertible preferred stock for cash to third-party investors. We have accounted for the $3.0 million in cash and 375,000 shares of our common stock as purchase price consideration.



    In addition to the purchase price consideration, we will pay $1.0 million in cash and issue 112,500 shares of our common stock to Robert de Souza, Salem Bin Mohamed Ibrahim and Teo Keng Leng, stockholders of SC21, on each of December 31, 2000 and December 31, 2001. These payments and stock issuances are contingent upon the continued employment and services of these stockholders. We will record this contingent consideration as compensation expense over the employment and service period. We have accounted for the SC21 acquisition as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. SC21's results of operations have been included with ours beginning on July 1, 2000, the effective date of acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $8.8 million. We have allocated the intangible assets as follows (in thousands):



                                                                       ESTIMATED
                                                                      USEFUL LIFE
                                                                        (YEARS)
                                                                      -----------
Acquired software........................................   $5,000         3
Workforce................................................      500         4
Goodwill.................................................    3,299         6
                                                            ------
                                                            $8,799


PRESENTATION

    The following discussion and analysis of our financial condition and results of operations reviews the financial condition of the AMTrix businesses that Frontec AB transferred to us as if we were a separate entity for all periods presented. Certain costs and expenses presented in these financial statements were allocated to us by Frontec AB. Approximately $1.6 million, $1.2 million and $600,000 of allocated costs from Frontec AB for 1997, 1998 and 1999, respectively, have been included in general and administrative expenses. These represent costs that have been allocated for corporate administrative functions including administrative, legal, accounting and other corporate overhead expenses. These expenses were primarily allocated based on headcount or management estimates depending on the nature of the expense. We believe that the allocations are reasonable; however, the financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future, or what they would have been had we been a separate entity during each of the periods presented.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of total revenue for the periods indicated. Our historical operating results are not necessarily indicative of the results for any future period.

                                                                                                        SIX MONTHS
                                                                                                          ENDED
                                                              YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                        ------------------------------------      ----------------------
                                                          1997          1998          1999          1999          2000
                                                        --------      --------      --------      --------      --------
STATEMENT OF OPERATION DATA:
Revenue:
  Licenses........................................        55.8%         49.5%          45.5%        41.5%          52.7%
  Support.........................................        13.7          14.8           15.4         15.3           14.2
  Services........................................        30.5          35.7           39.1         43.2           33.1
                                                         -----         -----         ------        -----         ------
    Total revenue.................................       100.0         100.0          100.0        100.0          100.0
Cost of revenue:
  Licenses........................................         1.4           2.7            5.3          3.7            4.9
  Support and services............................        35.1          43.7           52.2         43.5           49.8
                                                         -----         -----         ------        -----         ------
    Total cost of revenue.........................        36.5          46.4           57.5         47.2           54.7
                                                         -----         -----         ------        -----         ------
Gross profit......................................        63.5          53.6           42.5         52.8           45.3
Operating expenses:
  Sales and marketing.............................        70.1          60.1           75.0         61.6          110.2
  Research and development........................        26.8          20.4           20.8         16.5           48.2
  General and administrative......................        42.6          34.7           45.7         33.2           30.4
  Purchased research and development..............          --            --             --           --           35.1
  Stock based compensation........................          --            --             --           --           10.1
  Depreciation and amortization...................         6.5           7.8            5.6          4.9            9.9
                                                         -----         -----         ------        -----         ------
    Total operating expenses......................       146.0         123.0          147.1        116.2          243.9
                                                         -----         -----         ------        -----         ------
Operating loss....................................       (82.5)        (69.4)        (104.6)       (63.4)        (198.6)
Other income (expense), net.......................         2.0          (1.4)           0.1          1.1            1.4
                                                         -----         -----         ------        -----         ------
Loss before provision (benefit) for income
taxes.............................................       (80.5)        (70.8)        (104.5)       (62.3)        (197.2)
Provision (benefit) for income taxes..............         2.1          (0.3)           0.5          0.6            0.9
                                                         -----         -----         ------        -----         ------
Net loss..........................................       (82.6)%       (70.5)%       (105.0)%      (62.9)%       (198.1)%
                                                         =====         =====         ======        =====         ======

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND 1999

  REVENUE


    LICENSES. License revenue increased to $7.8 million for the six months ended June 30, 2000, from $3.9 million in the corresponding period in the prior year, an increase of $3.9 million, or 98.1%. This increase primarily was due to growth in the number of licenses sold to new customers for the six months ended
June 30, 2000. During the six months ended June 30, 2000, and the corresponding period in the prior year, we derived all of our license revenue from our AMTrix product and related TradeSync Integration Connectors and Connector Development Platform products.


    SUPPORT. Support revenue increased to $2.1 million for the six months ended June 30, 2000, from $1.5 million in the corresponding period in the prior year, an increase of $651,000, or 44.8%. This increase was the result of an increase in the number of new support agreements, as well as the renewal of support agreements entered into in earlier periods.

    SERVICES. Services revenue increased to $4.9 million for the six months ended June 30, 2000, from $4.1 million in the corresponding period in the prior year, an increase of $793,000, or 19.3%. This increase was due to growth in new services engagements resulting from new and existing customers.

  COST OF REVENUE


    LICENSES. Cost of licenses consists of royalties paid to third parties for certain technology incorporated into our products, commissions paid to third-party systems integrators and technology vendors, the costs of duplicating media and documentation and other direct costs of license revenue. Our cost of licenses increased to $719,000 for the six months ended June 30, 2000, compared to $351,000 in the corresponding period in the prior year, an increase of $368,000, or 104.8%. Royalties to third parties for incorporated technology remained consistent at $208,000 for each period, commissions paid to third parties for referrals increased to $377,000 for the six months ended June 30, 2000 from $60,000 for the corresponding period in the prior year, and the cost of duplicating media and documentation and other direct costs of licenses increased to $134,000 for the six months ended June 30, 2000 from $83,000 for the corresponding period in the prior year. The $317,000 increase in commissions paid to third parties for referrals resulted from more licenses being sold under these types of arrangements during the first six months of 2000 as compared to the same period in the prior year. As a percentage of license revenue, cost of licenses remained relatively consistent at 9.2% and 8.9% for the six months ended June 30, 2000 and 1999, respectively.



    SUPPORT AND SERVICES. Cost of support and services consists of salaries and related costs for our support and service personnel, an allocation of our office expenses, payments to third-party consultants and other direct costs incurred in providing customer support, implementation and integration, consulting and training. Our cost of support and services increased to $7.4 million for the six months ended June 30, 2000, from $4.1 million for the corresponding period in the prior year, an increase of $3.3 million, or 78.9%. Salaries and related costs increased to $4.5 million for the six months ended June 30, 2000 from $2.4 million for the corresponding period in the prior year, an increase of $2.1 million. During 1999 and the first six months of 2000, we hired additional support personnel to build customer support centers in the U.S., Europe and Asia/Pacific based on our anticipated growth. Also during 1999 and the first two quarters of 2000, we began to invest significantly in new personnel for our professional services organization in order to be less dependent on third-party service providers and so that we would have trained personnel available for our anticipated growth. Expenses related to third-party consultants increased to $1.0 million for the six months ended June 30, 2000 from $295,000 for the corresponding period in the prior year, an increase of $721,000. Additional third-party consultants have been utilized on our services engagements in the current six month period compared to the prior year. The remainder of the increase in cost of support and services relates primarily to increases in office and travel expenses, which increases were due to the increased number of personnel. We anticipate that our cost of support and services will increase as we continue to expand our support and professional services organizations to meet anticipated customer demand.


  OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses consist of salaries, commissions and related costs for our sales and marketing personnel, and an allocation of our office expenses, travel, entertainment and promotional expenses. Sales and marketing expenses increased to $16.3 million for the six months ended June 30, 2000, from $5.9 million for the corresponding period in the prior year, an increase of $10.5 million, or 178.9%. Salaries, commissions and related costs increased to $8.0 million for the six months ended June 30, 2000 from $3.3 million for the corresponding period in the prior year, an increase of $4.7 million. This increase resulted from an increased number of sales and marketing personnel as we continue to build our direct sales and marketing force. Promotional expenses increased to $4.5 million for the six months ended June 30, 2000 from $1.1 million for the corresponding period in the prior year, an increase of $3.4 million. The remainder of the increase in sales and marketing expenses relates primarily to increases in office and travel expenses, which increases were due to the increased number of personnel. We expect to continue increasing our marketing and promotional activities and to hire additional sales personnel. Accordingly, we anticipate that sales and marketing expenses will continue to increase.


    RESEARCH AND DEVELOPMENT. Research and development expenses include costs associated with the development of new products, enhancements to existing products and quality assurance activities. These expenses consist of salaries and related costs for our development staff, an allocation of our office expenses, payments to third-party consultants and other direct costs of research and development. Research and development expenses increased to $7.1 million for the six months ended June 30, 2000, from $1.6 million for the corresponding period in the prior year, an increase of $5.5 million, or 356.4%. Salaries and related costs increased to $3.9 million for the six months ended June 30, 2000, from $1.2 million for the corresponding period in the prior year, an increase of $2.7 million. Approximately $1.3 million of this increase resulted from the acquisition of Nexstep in February 2000 and the inclusion of their results with ours, while the remainder was due to an increased number of development personnel. Expenses resulting from third-party consultants to whom we have outsourced development efforts have increased to $2.2 million for the six months ended June 30, 2000 from $214,000 for the corresponding period in the prior year, an increase of $2.0 million. The remainder of the increase in research and development expenses relates primarily to increases in office and travel expenses, which increases were due to the growth in the number of personnel. All of these increases were due to our focus on expanding our software products and developing new products since our separation from Frontec AB. Research and development expenditures as a percentage of revenue increased to 48.2% for the six months ended June 30, 2000, compared to 16.5% for the six months ended
June 30, 1999. We expect that our research and development expenses will increase as we continue to add personnel to our research and development team and expand our product offerings.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist of salaries and related costs for our administrative, executive and finance personnel, information systems costs, outside professional service fees and other general costs and expenses. General and administrative expenses increased to $4.5 million for the six months ended June 30, 2000, from $3.2 million for the corresponding period in the prior year, an increase of $1.3 million, or 42.6%. Salaries and related costs increased to $2.7 million for the six months ended June 30, 2000, from $1.1 million for the corresponding period in the prior year, an increase of $1.6 million. Professional service fees and other general and administrative costs decreased to $1.8 million for the six months ended
June 30, 2000, from $2.1 million for the corresponding period in the prior year, a decrease of $300,000. This decrease is primarily related to decreases in legal and professional fees, which were higher than normal last year due to our separation from Frontec AB. Since our separation from Frontec AB, we have incurred higher general and administrative costs primarily related to our new management team and the enhancement of our finance and information systems departments. We expect that general and administrative expenses will increase as we add personnel and incur additional costs related to the anticipated growth of our business.



    PURCHASED RESEARCH AND DEVELOPMENT. In connection with our purchase of Nexstep, we recorded a one-time charge to expense of $5.2 million during the first quarter of 2000 related to in-process research and development ("IPR&D"). When we acquired Nexstep, it was in the process of developing software products for Internet retail organizations, primarily focused on its Enterprise Application Architecture. The Enterprise Application Architecture is a code framework for the operating environment upon which Nexstep intended to build a number of application components for supply chain management. While analysis, design, modeling and coding had been performed on many functions of the framework, Nexstep had not produced an operational system nor tested the prototypes in live network environments. The project was neither complete nor being marketed and had not achieved technological feasibility at the date of acquisition. Substantially all of the application components that Nexstep intended to build were in the very early stages of research and analysis. As a result, substantially all of the $5.2 million in IPR&D that we acquired was related to the Enterprise Application Architecture.



    We determined the value of the IPR&D based on the income approach valuation method by estimating the present value of the projected net cash flows to be generated by the in-process technology. In order to determine the projected net cash flows, the revenue, expenses, and other cash flow items associated with the commercialization of the in-process technology were estimated for the period from 2000 though 2006. Strong revenue growth was projected through 2002; thereafter, revenue was expected to increase moderately through 2005 and then decline sharply in 2006 as other new products were expected to be introduced. The projected net cash flows were then discounted to present value at 30%, a rate of return that considers the relative risk of achieving the projected cash flows and the time value of money. Finally, a 45% stage-of-completion factor was applied to the discounted cash flows. Consistent with our policy for accounting for costs to develop our software, these products are not capitalizable under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and have no alternative future use other than in research and development.



    We anticipate that the IPR&D will be successfully developed and integrated into the next version of our TradeSync supply web synchronization products. We anticipate that these products will be generally available in the first quarter of 2001. We estimate that we will spend approximately $2.9 million to complete the development and integration of the Enterprise Application Architecture. Thereafter, we anticipate that we will begin generating revenue from sales of the next version of the TradeSync supply web synchronization products. Through June 30, 2000, we have spent approximately $1.7 million and we anticipate completion of the development and integration of the Enterprise Application Architecture in the first quarter of 2001. The remaining development includes testing and development issues related to deployment of the products across a live network with the ability to address feasibility and scalability. Remaining critical areas of risk include network bandwidth testing, ensuring consistent performance over time and interaction with other network traffic. Any delays or failure to complete development and introduction of these new products may have an adverse effect on our business and operating results, including an adverse effect on our revenue growth, loss of market share, injury to our reputation or damage to our efforts to build brand awareness.


    STOCK BASED COMPENSATION. Certain options granted during the six months ended June 30, 2000, resulted in stock based compensation, as the estimated fair value of the underlying common stock was greater than the exercise price on the date of grant. Our board of directors determined the fair value of the underlying common stock on the grant date based on recent sales of our preferred stock for cash to third-party investors. The total deferred stock compensation associated with these options was approximately $1.8 million. This amount is being amortized over the respective vesting periods of these options, ranging from two to four years. Approximately $1.0 million has been amortized during the six months ended June 30, 2000. Additionally, we recorded approximately $487,000 in stock based compensation related to common stock to be issued in connection with our acquisition of EDT.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization includes the depreciation of property and equipment and the amortization of capitalized software, goodwill and other intangible assets. Depreciation and amortization increased to $1.4 million for the six months ended June 30, 2000, from $467,000 for the corresponding period in the prior year, an increase of $980,000, or 209.9%. This increase was due to the amortization of goodwill and other intangible assets associated with our aquisitions of Nexstep and EDT, as well as higher levels of depreciable fixed assets during the six months ended June 30, 2000.


    OTHER INCOME (EXPENSE), NET. Other net income (expense) increased to $200,000 for the six months ended June 30, 2000, from $100,000 for the corresponding period in the prior year, an increase of $100,000, or 100%. Interest, the largest component of other income (expense), primarily consists of interest earned on cash and cash equivalents, offset by interest expense related to obligations under lines of credit, loans and capital leases. Net interest income was $155,000 for the six months ended June 30, 2000, compared to $66,000 for the corresponding period in the prior year. The increase in net interest income primarily was due to increased interest income earned on higher cash and cash equivalent balances.


    PROVISION (BENEFIT) FOR INCOME TAXES. As a result of our net losses, we have generated operating loss carryforwards. As of June 30, 2000, we have net operating loss carryforwards in the U.S. totaling approximately $36.8 million and net operating loss carryforwards from foreign operations totaling approximately $17.5 million. Realization of the resulting deferred tax assets is dependent on future taxable income. We have recorded a full valuation allowance against these deferred tax assets as of June 30, 2000, because we believe that it is unlikely that such assets will be realized; however, ultimate realization could be impacted by market conditions or other variables not known or anticipated at this time.


    NET LOSS. Net loss increased to $29.3 million for the six months ended
June 30, 2000 from $6.0 million for the corresponding period in the prior year, an increase of $23.3 million, or 391.1%. This increase in net loss was due to the increase in our operating expenses to $36.1 million for the six months ended June 30, 2000 from $11.0 million for the corresponding period in the prior year, an increase of $25.1 million, or 227.0%. Our operating expenses increased significantly after our separation from Frontec AB due to the expansion of our global operations, particularly in the areas of research and development and sales and marketing.


COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

  REVENUE


    LICENSES. License revenue increased to $8.8 million in 1999 from $6.8 million in 1998, an increase of $2.0 million, or 30.8%. This increase primarily was due to growth in the number of licenses to new customers in 1999 as compared to 1998. Since our separation from Frontec AB, we have invested significantly in our sales and marketing efforts, focusing on our software products. Previously, our sales and marketing efforts primarily were focused on our service offerings. License revenue increased to $6.8 million in 1998 from $6.5 million in 1997, an increase of $245,000, or 3.8%. During the years ended December 31, 1999, 1998 and 1997, we derived all of our license revenue from our AMTrix product and related TradeSync Integration Connector product.


    SUPPORT. Support revenue increased to $3.0 million in 1999 from $2.0 million in 1998, an increase of $1.0 million, or 47.8%. Support revenue also increased to $2.0 million in 1998 from $1.6 million in 1997, an increase of $415,000, or 25.8%. These increases were the result of an increase in the number of new support agreements, as well as the renewal of support agreements entered into in earlier periods.

    SERVICES. Services revenue increased to $7.6 million in 1999 from $4.9 million in 1998, an increase of $2.7 million, or 56.1%. Services revenue increased to $4.9 million in 1998 from $3.6 million in 1997, an increase of $1.3 million, or 36.8%. These increases generally were due to growth in new services engagements resulting from new and existing customers during the periods.

  COST OF REVENUE


    LICENSES. Our cost of licenses increased to $1.0 million in 1999 from $362,000 in 1998, an increase of $662,000, or 182.9%. Royalties to third parties for incorporated technology increased to $406,000 in 1999 from $175,000 in 1998, an increase of $231,000. During 1998, we released the first version of AMTrix that had a significant amount of incorporated technology from a third party. Commissions paid to third parties for referrals increased to $324,000 in 1999 from $87,000 in 1998, an increase of $237,000. The increase in commissions paid to third parties for referrals resulted from more licenses being completed under these types of arrangements in 1999 compared to 1998. The remainder of the increase in cost of licenses was primarily due to the cost of duplicating media and documentation and other direct cost of licenses which increased by $194,000 to $294,000 in 1999 from $100,000 in 1998. As a percentage of license revenue, cost of licenses increased to 11.6% in 1999 from 5.3% in 1998. Our cost of licenses increased to $362,000 in 1998 from $162,000 in 1997, an increase of $200,000, or
123.5%. This increase primarily was due to the cost of royalties for third-party technology incorporated into our products which did not exist to any significant extent until the second half of 1998. As a percentage of license revenue, cost of licenses increased to 5.3% in 1998 from 2.5% in 1997. Our cost of licenses can vary from period to period based on the mix of revenue generated from our direct sales channel compared to our indirect sales channel.



    SUPPORT AND SERVICES. Our cost of support and services increased to $10.2 million in 1999 from $6.0 million in 1998, an increase of $4.2 million, or 70.0%. Salary and related expenses increased to $6.1 million in 1999 from $3.3 million in 1998, an increase of $2.8 million. During 1999, we hired new support personnel to build customer support centers in the U.S. and Asia/Pacific based on our anticipated growth. Also during 1999, we began to invest significantly in new personnel for our professional services organization in order to be less dependent on third-party service providers and so that we would have trained personnel on staff to support our anticipated growth. The remainder of the increase in the cost of support and services resulted from increases in office and travel expenses, which were due to the increased number of personnel. Cost of support and services increased to $6.0 million in 1998 from $4.1 million in 1997, an increase of $1.9 million, or 45.7%. Salary and related expenses increased to $3.3 million in 1998 from $2.1 million in 1997, an increase of $1.2 million. This increase was due to growth in the number of professional services engagements in 1998 compared to 1997 and the personnel required to perform those engagements. We anticipate that our cost of support and services will increase as we continue to expand our support and professional services organizations to meet anticipated customer demand.


  OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses increased to $14.6 million in 1999 from $8.2 million in 1998, an increase of $6.4 million, or 77.6%. Salaries, commissions and related costs increased to $8.1 million in 1999 from $4.4 million in 1998, an increase of $3.7 million. This increase was due to an increased number of sales and marketing personnel, primarily in the U.S. Promotional expenses increased to $3.0 million in 1999 from $1.2 million in 1998, an increase of $1.8 million. This increase was due to our increased efforts to develop market awareness of our software and services and re-branding our company as Viewlocity after our separation from Frontec AB. The remainder of the increase resulted from the increase in office and travel costs due to the increased number of personnel. Sales and marketing expenses remained consistent from 1997 to 1998 at $8.2 million. We expect to continue increasing our marketing and promotional activities and to hire additional sales personnel. Accordingly, we anticipate that sales and marketing expenses will continue to increase.


    RESEARCH AND DEVELOPMENT. Research and development expenses increased to $4.0 million in 1999 from $2.8 million in 1998, an increase of $1.2 million, or 45.3%. Salary and related expenses increased to $3.0 million in 1999 from $1.8 million in 1998, an increase of $1.2 million. This increase was the result of an increase in the number of research and development personnel in order to support investment in and enhancement of our software and the development of new products. Research and development expenditures as a percentage of revenue remained relatively consistent from 1998 to 1999. Research and development expenses decreased slightly to $2.8 million in 1998 from $3.1 million in 1997, a decrease of $348,000, or 11.1%. This decrease was due to the consolidation of our development organization in Sweden during 1998. We have capitalized certain development expenses ranging from $400,000 to $500,000 in each of the three years ended December 31, 1997, 1998 and 1999. We expect that our research and development expenses will increase as we continue to add personnel to our research and development team and expand our product offerings.


    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased to $8.9 million in 1999 from $4.7 million in 1998, an increase of $4.2 million, or 87.5%. After our separation from Frontec AB, we hired a new management team and enhanced our finance and information systems departments. Additionally, we incurred increased costs related to outside professional service fees and travel associated with our separation from Frontec AB and building our new management team. Salaries and related expenses increased to $3.1 million in 1999 from $2.0 million in 1998, an increase of $1.1 million. Office expenses, travel and professional services increased to $5.0 million in 1999 from $2.8 million in 1998, an increase of $2.2 million. We also incurred approximately $800,000 in costs associated with moving and consolidating certain of our offices during 1999. General and administrative costs decreased slightly to $4.7 million in 1998 from $5.0 million in 1997, a decrease of $245,000, or 4.9%. This decrease was the result of consolidating and relocating certain of our U.S. operations in early 1998. We expect that general and administrative expenses will increase as we add personnel and incur additional costs related to the anticipated growth of our business.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization remained consistent in 1999 and 1998 at $1.1 million in each year. Depreciation and amortization increased to $1.1 million in 1998 from $756,000 in 1997, an increase of $305,000, or 40.3%. This increase was primarily due to increased amortization of capitalized software and depreciation in 1998 compared to 1997.

    OTHER INCOME (EXPENSE), NET. Other net income (expense) increased to an income amount of $21,000 in 1999, from an expense of $206,000 in 1998. Net interest income was $67,000 in 1999 compared to net interest expense of $191,000 in 1998. This increase in net interest income was due to increased interest income earned on higher cash and cash equivalent balances during 1999. Net interest expense increased to $191,000 in 1998 from $53,000 in 1997, an increase of $138,000, or 260.4%. This increase was the result of $2.5 million in borrowings during 1998 under a new loan agreement. Other income (expense) consists of gains and losses from foreign currency transactions. In 1997, we realized foreign currency gains in Sweden related to favorable exchange rate fluctuations between U.S. and Swedish currencies.

    PROVISION (BENEFIT) FOR INCOME TAXES. As a result of our net losses, we have generated operating loss carryforwards. As of December 31, 1999, we had net operating loss carryforwards in the U.S. totaling approximately $21.9 million and net operating loss carryforwards from foreign operations totaling approximately $9.6 million. Realization of the resulting deferred tax assets is dependent on future taxable income. We have recorded a full valuation allowance against these deferred tax assets as of December 31, 1999, 1998 and 1997, because we believe that it is unlikely that such assets will be realized; however, ultimate realization could be impacted by market conditions or other variables not known or anticipated at this time.


    NET LOSS. Net loss increased to $20.4 million in 1999 from $9.6 million in 1998, an increase of $10.8 million, or 112.0%. This increase in net loss was due to the increase in our operating expenses to $28.6 million in 1999 from $16.8 million in 1998, an increase of $11.8 million, or 70.3%. Our operating expenses increased significantly after our separation from Frontec AB due to the expansion of our global operations, particularly in the areas of research and development and sales and marketing. Net loss was consistent at $9.6 million in 1998 compared to $9.7 million in 1997.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following tables present certain unaudited quarterly statements of operations data for each of our last six quarters, as well as the percentage of our total revenues represented by each item. The information has been derived from our unaudited financial statements, which have been prepared on substantially the same basis as the audited financial statements contained in this prospectus. Our unaudited financial statements contain all adjustments, consisting only of normal recurring adjustments, that we consider to be necessary to present fairly this information when read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                                THREE MONTHS ENDED
                                                  -------------------------------------------------------------------------------
                                                  MAR. 31,      JUNE 30,      SEPT. 30,      DEC. 31,      MAR. 31,      JUNE 30,
                                                    1999          1999          1999           1999          2000          2000
                                                  --------      --------      ---------      --------      --------      --------
                                                                                  (IN THOUSANDS)
                                                                                    (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Licenses..................................      $ 2,246       $ 1,693        $ 3,036       $ 1,874       $  3,439      $  4,364
  Support...................................          685           767            745           794            988         1,115
  Services..................................        1,907         2,202          2,087         1,412          2,046         2,856
                                                  -------       -------        -------       -------       --------      --------
    Total revenue...........................        4,838         4,662          5,868         4,080          6,473         8,335
Cost of revenue:
  Licenses..................................          161           190            533           140            155           564
  Support and services......................        1,741         2,388          2,943         3,088          3,014         4,371
                                                  -------       -------        -------       -------       --------      --------
    Total cost of revenue...................        1,902         2,578          3,476         3,228          3,169         4,935
Gross profit................................        2,936         2,084          2,392           852          3,304         3,400
Operating expenses:
  Sales and marketing.......................        2,277         3,575          3,996         4,732          6,941         9,379
  Research and development..................          634           931          1,073         1,407          3,238         3,904
  General and administrative................        1,111         2,047          2,188         3,545          2,205         2,299
  Purchased research and development........           --            --             --            --          5,200            --
  Stock based compensation..................           --            --             --            --            914           585
  Depreciation and amortization.............          219           248            229           392            601           846
                                                  -------       -------        -------       -------       --------      --------
    Total operating expenses................        4,241         6,801          7,486        10,076         19,099        17,013
                                                  -------       -------        -------       -------       --------      --------
Operating loss..............................       (1,305)       (4,717)        (5,094)       (9,224)       (15,795)      (13,613)
Other income (expense), net.................          (78)          178            (71)           (8)            79           121
                                                  -------       -------        -------       -------       --------      --------
Loss before provision (benefit) for income
taxes.......................................       (1,383)       (4,539)        (5,165)       (9,232)       (15,716)      (13,492)
Provision (benefit) for income taxes........           18            35             48            (7)            30           106
                                                  -------       -------        -------       -------       --------      --------
Net loss....................................      $(1,401)      $(4,574)       $(5,213)      $(9,225)      $(15,746)     $(13,598)
                                                  =======       =======        =======       =======       ========      ========
AS A PERCENTAGE OF REVENUE:
Revenue:
  Licenses..................................         46.4%         36.3%          51.7%         45.9%          53.1%         52.4%
  Support...................................         14.2          16.5           12.7          19.5           15.3          13.4
  Services..................................         39.4          47.2           35.6          34.6           31.6          34.2
                                                  -------       -------        -------       -------       --------      --------
    Total revenue...........................        100.0         100.0          100.0         100.0          100.0         100.0
Cost of revenue:
  Licenses..................................          3.3           4.1            9.1           3.4            2.4           6.8
  Support and services......................         36.0          51.2           50.1          75.7           46.6          52.4
                                                  -------       -------        -------       -------       --------      --------
    Total cost of revenue...................         39.3          55.3           59.2          79.1           49.0          59.2
Gross profit................................         60.7          44.7           40.8          20.9           51.0          40.8
Operating expenses:
  Sales and marketing.......................         47.1          76.7           68.1         116.0          107.2         112.6
  Research and development..................         13.1          20.0           18.3          34.5           50.0          46.8
  General and administrative................         23.0          43.9           37.3          86.9           34.1          27.6
  Purchased research and development........           --            --             --            --           80.3            --
  Stock based compensation..................           --            --             --            --           14.1           7.0
  Depreciation and amortization.............          4.5           5.3            3.9           9.6            9.3          10.1
                                                  -------       -------        -------       -------       --------      --------
    Total operating expenses................         87.7         145.9          127.6         247.0          295.0         204.1
                                                  -------       -------        -------       -------       --------      --------
Operating loss..............................        (27.0)       (101.2)         (86.8)       (226.1)        (244.0)       (163.3)
Other income (expense), net.................         (1.6)          3.8           (1.2)         (0.2)           1.2           1.4
                                                  -------       -------        -------       -------       --------      --------
Loss before provision (benefit) for income
taxes.......................................        (28.6)        (97.4)         (88.0)       (226.3)        (242.8)       (161.9)
Provision (benefit) for income taxes........          0.4           0.7            0.8          (0.2)           0.5           1.2
                                                  -------       -------        -------       -------       --------      --------
Net loss....................................        (29.0)%       (98.1)%        (88.8)%      (226.1)%       (243.3)%      (163.1)%
                                                  =======       =======        =======       =======       ========      ========

    Our license revenue has fluctuated over the last six quarters primarily as a result of two factors. First, since our separation from Frontec AB in February 1999, we have been increasing our sales and marketing focus on our software relative to our professional services offerings. Second, our license revenue is affected by the timing of our customers' decisions to enter into license agreements with us. Support revenue has increased as a result of new support agreements and renewals of support agreements entered into in earlier periods. Services revenue increased or remained relatively consistent in each quarter with the exception of the quarter ended December 31, 1999, when many of our customers were focusing on their internal year 2000 issues. As a result, we entered into fewer new professional services engagements during the fourth quarter of 1999. The increases in services revenue were due to increased services engagements from new and existing customers.

    Our cost of license revenue remained relatively consistent over the six quarters presented with the exception of the quarters ended September 30, 1999 and June 30, 2000, when we incurred increased commissions to third-party systems integrators, marketing agents and technology vendors. Our cost of support and services has increased in each quarter due to the expansion of our support and professional services organizations.

    Sales and marketing expenses have increased in each quarter due to increased staffing in sales and marketing and increases in marketing programs and promotional activities. Research and development expenses have increased each quarter as we have expanded our internal research and development activities. These increases have resulted from both increases in staffing as well as outsourced development activities. General and administrative expenses have increased due to increases in staffing, travel, legal, accounting and other professional services fees as we built up our own infrastructure after our separation from Frontec AB.

LIQUIDITY AND CAPITAL RESOURCES

    During 1997 and 1998, we financed our operations primarily through loans and capital contributions from Frontec AB. Since our separation from Frontec AB in February 1999, we have financed our operations primarily through private sales of convertible preferred stock, which totaled $62.4 million in net proceeds through June 30, 2000. As of June 30, 2000, we had $19.4 million of cash and cash equivalents.

    Net cash used in operating activities was $25.2 million for the six months ended June 30, 2000, and $10.4 million, $10.0 million and $7.4 million for the years ended December 31, 1999, 1998 and 1997, respectively. For all periods, cash used in operating activities primarily was attributable to our net losses during those periods. Our sales cycle is lengthy and unpredictable and may cause our revenues and operating results to fluctuate from period to period. Any lengthening of our sales cycle may adversely affect the amount of cash provided by our operating activities.

    During the six months ended June 30, 2000, we expended $8.3 million in cash for investing activities compared to $697,000 for the corresponding period in the prior year. During the six months ending June 30, 2000 we expended
$4.2 million for the acquisition of Nexstep, $538,000 for the acquisition of EDT, and $3.3 million for capital expenditures. Net cash used in investing activities was $2.4 million, $1.0 million and $1.2 million for the years ended December 31, 1999, 1998 and 1997, respectively. For each of these periods, cash used in investing activities primarily was attributable to purchases of property and equipment and capitalized software development expenditures. In 1999, we also expended $180,000 related to the acquisition of a services company in Germany.


    In order to fund our operations during 1999, we raised $20.5 million in proceeds from the sale of convertible preferred stock to third parties. We raised an additional $41.9 million in proceeds from the sale of convertible preferred stock to third parties during the six months ended June 30, 2000. Additional funding was derived from an equipment financing facility with CommVest LLC, which provided borrowings of $693,000 in the second half of 1999 and an additional $1.1 million during the six months ended June 30, 2000. Under this equipment financing facility, we can enter into draws against this facility up to a total of $3.2 million. The interest rate under this facility is fixed at 12.55%. Principal and interest is payable under each draw in 48 monthly installments. For 1997 and 1998, cash provided by financing activities was derived primarily from capital contributions by Frontec AB. In 1998, we also borrowed $2.4 million through a line of credit with Svenska Handelsbanken which we refinanced through a loan from Imperial Bank during 1999. Interest on this loan is payable at the bank's prime rate plus 1% and matures on November 25, 2000. We intend to repay this loan with the proceeds from this offering.


    In February 1999, in connection with our separation from Frontec AB, we issued 2,000 shares of Series C convertible preferred stock to Frontec AB in exchange for the satisfaction and cancellation of substantially all debt owed to Frontec AB or any of its other subsidiaries at that time, which debt was approximately $15.4 million. The fair value of the 2,000 shares of Series C convertible preferred stock was approximately $14.5 million at the date of the exchange.

    As of June 30, 2000, our principal commitments consisted of obligations under acquisition agreements, operating leases and our equipment financing facility. We are obligated to pay $500,000 and $2.0 million on December 31, 2000 related to the acquisitions of EDT and SC21, respectively. Additionally, if all contingencies are met, we will be obligated to pay $1.0 million on each of December 31, 2000 and December 31, 2001 related to the acquisition of SC21. Although we have no material commitments for capital expenditures, we anticipate that capital expenditures and lease commitments will increase, consistent with our anticipated growth in operations, infrastructure and personnel.


    We incurred operating losses of approximately $29.4 million during the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $86.7 million. We expect to continue to incur operating losses and experience significant growth in our operating expenses for the foreseeable future in order to execute our business strategy. As a result, we anticipate that operating expenses and planned capital expenditures will constitute a material use of our cash resources. In addition, we may use cash resources to fund acquisitions or investments in other businesses, technologies or product lines. We believe that available cash and cash equivalents, including the net proceeds from our recent private placements of our convertible preferred stock, and the net proceeds from this offering, will be sufficient to meet our working capital and capital expenditure needs under our current business plan for at least the next 12 months. If we do not complete this offering, we anticipate that additional financing will be necessary to fund our working capital and capital expenditure needs for at least the next 12 months. We believe that the financing necessary will be available through conventional bank financing or private debt or equity financing. If we are unable to obtain additional financing when needed, we may be required to reduce the scope of our planned product development and marketing efforts, which may harm our business and operating results. We believe that we will be able to successfully reduce the scope of our operations, if necessary. We cannot assure you that additional financing will be available, or if available, will be on reasonable terms and not dilutive to our stockholders.


RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for all quarters of fiscal years beginning after June 15, 2000. Currently, we do not utilize derivative financial instruments. Therefore, the adoption of SFAS No. 133 is not expected to have a material impact on our results of operations or financial position.

    In December 1999, the Securities and Exchange Commission, or SEC, issued SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 requires the following four basic criteria to be met before companies can record revenue:
(a) persuasive evidence that an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the seller's price to the buyer is fixed or determinable; and (d) collectibility is reasonably assured. Many of the examples in SAB No. 101 address situations that give rise to the potential for recording revenue prematurely. They include transactions subject to uncertainties regarding customer acceptance, including rights to refunds and extended payment terms, or require continuing involvement by the seller.

    Subsequently, the SEC issued SAB No. 101A and SAB No. 101B, "Amendment:
Revenue Recognition in Financial Statements," that delays the implementation date of certain provisions of SAB No. 101. The adoption of SAB No. 101 is not expected to have a material impact on our results of operations or financial position.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25." The Interpretation answers questions dealing with APB No. 25 implementation practice issues.

    Interpretation No. 44 will be applied prospectively to new awards, modifications to outstanding awards, and changes in employee status on or after July 1, 2000, except as follows: (i) requirements related to the definition of an employee apply to new awards granted after December 15, 1998;
(ii) modifications that directly or indirectly reduce the exercise price of an award apply to modifications made after December 15, 1998; and
(iii) modifications to add a reload feature to an award apply to modifications made after January 12, 2000. Financial statements for periods prior to July 1, 2000 will not be affected. The adoption of Interpretation No. 44 is not expected to have a material impact on our results of operations or financial position.

SEASONALITY AND INFLATION

    Although our operations have not proven to be significantly seasonal, quarterly revenues and earnings may vary at times. This primarily is attributable to the timing of customers entering into license agreements with us and fluctuations in the amount of professional services used by our customers, especially during holiday seasons. We are not able to control the timing of these decisions or fluctuations.

    Although we cannot accurately determine the amounts attributable to inflation, we have been affected by inflation through increased costs of employee compensation and other operating expenses. To the extent permitted by the marketplace for our software and services, we attempt to recover increases in costs by periodically increasing prices. Additionally, most of our support agreements provide for annual increases in pricing.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    The following discusses our exposure to market risk related to changes in foreign currency exchange rates and interest rates. This discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may vary materially as a result of a number or factors, including those set forth in the "Risk Factors" and elsewhere in this prospectus.

  FOREIGN CURRENCY EXCHANGE RATE RISK

    We operate globally, deriving 83% and 69% of our total revenue for the year ended December 31, 1999, and the six months ended June 30, 2000, respectively, from customers outside the U.S. As a result, fluctuations in the value of foreign currencies relative to the U.S. dollar may increase the volatility of our operating results.


    Non-U.S. monetary assets are maintained in currencies other than the U.S. dollar, principally the pound sterling, Swedish krona, Singapore dollar, Australian dollar and the Euro. Any appreciation of the U.S. dollar against the currencies in which these items are denominated has the effect of reducing their values in our consolidated financial statements. Changes in the value of these currencies relative to the U.S. dollar are charged or credited to stockholders' equity. In addition, to the extent that we engage in international sales denominated in U.S. dollars, an increase in the value of the U.S. dollar relative to foreign currencies may make our products less competitive in international markets. Transaction and translation gains and losses have not been significant in any of the periods presented.


    To date, we have not used financial hedging techniques nor have we entered into financial instruments for trading or speculative purposes. Although we will continue to monitor our exposure to currency exchange rate fluctuations, and when appropriate, may use financial hedging techniques in the future to minimize the effect of these fluctuations, we cannot assure you that exchange rate fluctuations will not adversely affect our financial results in the future.

  INTEREST RATE RISK

    As of June 30, 2000, we had cash and cash equivalents of $19.4 million, which consist of cash and highly liquid short-term investments, and our exposure to interest rate changes has therefore been immaterial.

    As of June 30, 2000, we had total debt outstanding of $2.8 million, which has interest rates that are tied to the lenders' prime rates. Therefore, we are subject to exposure to interest rate risk for these borrowings based on fluctuations in the prime rate. Based upon the outstanding indebtedness under these arrangements, an increase in the prime rate of 0.5% would cause a corresponding increase in our annual interest expense of approximately $14,000. The interest rate on our capital leases is fixed, and as such, we are not subject to risks associated with market rate increases.

                                    BUSINESS

OVERVIEW


    We are a leading global provider of e-business software and services that enable integration and synchronization of web-enabled trading communities. Our software and related services synchronize and automate business processes and information flows across Internet-based supply webs and allow trading communities and their members to conduct B2B e-commerce in real-time. By employing our TradeSync family of products, trading partners can connect to a common network, monitor shared supply web activities synchronize and manage interactive business processes and react quickly to dynamic events, while retaining their existing IT systems.


    Our B2B integration software and services provide integration both within a single trading partner's enterprise and across multiple trading partners by connecting disparate software, a variety of databases and multiple communication protocols. Our supply web synchronization software provides applications for managing the flow of goods and services throughout supply webs. Our software and services provide our customers the ability to interact with their trading partners during all phases of the supply process, from manufacturing to order to fulfillment. Our software can be implemented quickly and can create measured benefits to our customers by accelerating their time to market, increasing their market share and revenue opportunities, reducing costs and improving customer satisfaction.


    We provide e-business software and services that offer business value by combining integration software with supply web domain expertise and software designed specifically for the Internet. We have implemented solutions that automate, extend and synchronize the supply web operations of multi-national consumer products companies, leading logistics service providers and online trading communities. We generate revenue principally through the licensing of our TradeSync family of products and from related support and professional services. As of June 30, 2000, we had over 1,000 customers worldwide with over 3,200 product implementations.


INDUSTRY BACKGROUND

  THE EMERGENCE OF TRADING COMMUNITIES

    The emergence of the Internet has resulted in significant changes in global economic and business processes. Enterprises in this new economy are recognizing the need to leverage the Internet to transform their traditional business structures and relationships with trading partners into Internet-based trading communities. Members of these new trading communities are able to outsource supply web operations to their most efficient trading partners, resulting in effective, streamlined operations and greater customer satisfaction. In addition, members of trading communities are realizing incremental value through improved asset utilization and reduction of inventory and logistics expenses.

    The creation of a trading community requires the automation and integration of business processes and information flows among trading partners. It also requires a common method to manage the flow of goods and services throughout the supply web to ensure execution and fulfillment of multiple events. Sharing information across the supply web in real-time permits interactive collaboration among trading partners. Trading partners are therefore able to address logistics constraints faster, resulting in greater efficiencies, cost reduction and improved customer service. We believe that the most successful businesses will require trading partners to be tightly integrated and synchronized. However, providing the required visibility into the supply web is a complex and challenging task for most organizations.

    The migration to Internet-based systems is underway. According to estimates by Forrester Research, the total dollar value of business-to-business, or B2B, transactions over the Internet is expected to grow to over $2.7 trillion by 2004, and B2B e-commerce will account for more than 90% of U.S. e-commerce transactions by 2004. In addition, the Delphi Group forecasts that revenues from B2B e-commerce software and services will grow from $5 billion in 1999 to $40 billion in 2002.

  THE EVOLUTION OF LEGACY SYSTEMS

    Most large organizations have implemented some form of Enterprise Resource Planning, or ERP, software to automate their internal business processes. ERP software, including manufacturing, financial, supply chain management, sales force automation, order entry systems, transportation management and warehouse management, provides organizations with the ability to define, automate and refine internal business processes and supports an integrated approach to managing a company's financial and manufacturing operations. In addition, many organizations have acquired complementary best of breed software, and some have implemented Electronic Data Interchange, or EDI, software, which creates and transports electronic business information between different companies, or other secure communications protocols for limited trading partner integration. Initially, this software provided significant competitive advantage to organizations through higher efficiency and better quality at lower production costs. However, in order to continue to create incremental value and greater operational efficiencies, organizations are now attempting to integrate their software across trading communities. Extending inventory visibility to suppliers and customers can allow for significantly better coordination and optimization of materials delivery, manufacturing and shipping plans. For example, a retail trading partner is able to improve its inventory turnover by gaining visibility into a supplier's inventory, securing available goods and communicating this transaction to others.

    While most large organizations have implemented multiple ERP software applications, many have not yet integrated their different software applications within their enterprise and most do not have the capability to integrate their software applications with those of their trading partners across a trading community. To integrate an organization's software applications internally or among trading partners, disparate software applications must share the same set of information with any other software applications in use, and as information changes in one application, that information must be updated and translated in real-time to other software applications. For example, companies typically need to consolidate and integrate inventory data among multiple trading partners and from different software applications, such as Supply Chain Management, or SCM, software, and Supply Chain Execution, or SCE, software. Companies select and configure this software to fulfill the internal requirements of their particular businesses and to support traditional sequential supply chain relationships. Although most software can be integrated among third parties, traditionally all parties must implement the same software and configurations to achieve B2B e-commerce benefits.

    e-Business models require integration and interaction at the trading community level in order to maximize benefits. We believe that to be competitive in the new economy, companies must decrease cycle times, transaction costs and working capital requirements, while also increasing available capacity, market share and levels of customer service. They must also find ways to leverage their existing, significant IT investments. Companies are beginning to address the demands of B2B e-commerce through the real-time integration and automation of software and systems, general business processes and the subsequent development of trading communities. Companies are reducing their investment in physical assets, such as inventory, transportation equipment and excess production capability and are replacing their existing methods of order and fulfillment logistics. Increasingly, companies are addressing these B2B integration demands through outsourcing and increased reliance on trading partners.

  LIMITATIONS OF EXISTING E-BUSINESS TRADING COMMUNITY SOLUTIONS

    Achieving trading community integration and synchronization is difficult because companies use a wide array of disparate IT systems and communication protocols, including packaged software and custom business systems. We believe that no single approach effectively delivers the full spectrum of internal and external Internet-based integration and trading community management software and services. In addition, few existing approaches effectively address the integration of legacy systems, which are widely prevalent among Fortune 1000 companies. Current integration and supply web management approaches can be grouped into the following categories:

    INTERNAL INTEGRATION - the connection of business processes, software and systems, data and communication methods essential to gain visibility within the enterprise. Historically, companies bridged disparate software through custom development. Companies have also solved internal integration with EAI software that integrates most major packaged software. Generally, neither custom integration nor EAI software is scalable to integrate a large number of trading partners or capable of implementing real-time, event-driven messaging.

    EXTENDED ENTERPRISE INTEGRATION - the communication among trading partners that allows the transparent interaction of IT infrastructures through messaging technologies without regard to business-specific processes, individual system configurations or communication preferences. The two most widely used messaging technologies are EDI formats and Extensible Markup Language, or XML. EDI generally has been used by large organizations that rely on communication over proprietary networks. XML tools allow software to exchange data over the Internet using XML data definitions. Generally, EDI and XML are more intrusive because they require that all trading partners either install compatible software, in the case of EDI, or use the same dialect, in the case of XML.

    BUSINESS PROCESS INTEGRATION - the collaboration among multiple businesses to create public and private virtual exchanges and to build larger community affiliations populated by market makers, trading partners, customers and suppliers. Historically, business process integration between companies restricted any modifications with respect to processes, configurations and data. However, business process integration is evolving to facilitate flexible business processes that allow data exchange and dynamic trading interactions among trading partners.

    SUPPLY WEB MANAGEMENT - the synchronization of information flows within an entire trading community. The new economy demands that synchronization be delivered through real-time communication and event execution across the trading community. Because of its complexity, real-time trading community synchronization approaches are not widespread.

  THE OPPORTUNITY FOR B2B INTEGRATION AND TRADING COMMUNITY MANAGEMENT SOFTWARE

    We believe there is a significant market opportunity to provide best-of-breed B2B integration and trading community management software that functions within an integrated IT environment. To be successful in the emerging e-business market, companies need comprehensive software products that accelerate time to market and provide quantifiable business value. Companies must also find software that allows management to make proactive decisions to resolve dynamic business problems.

THE VIEWLOCITY SOLUTION


    Our TradeSync family of products includes software integration, B2B integration and trading community and supply web synchronization and management products. Our synchronization products provide for the automation of business processes and information flows between customers, suppliers and trading communities, and decision support applications for managing the flow of goods and services throughout the supply web.



    Our integration software gives customers the ability to develop the technological foundation of a trading community and addresses the complexities of integrating trading partners in diverse IT environments. Our integration software provides remote connectivity of trading partners with their existing IT environments, without imposing new standards or applications. As a result, trading partners can communicate information and collaborate through shared business processes in real-time. The Community Manager features of AMTrix provide a framework for managing a dynamic trading community while quickly, easily and remotely populating the community with new participants. Through our TradeSync Process Manager product, we enable our customers to define and enhance business processes and easily change the processes with minimal customization. Our customers can define integration requirements through graphical workflow, business process models and rules-based logic.



    Building upon our integration products, our TradeSync Supply Web Components, which include our TradeSync Inventory Visibility and TradeSync Shipment Visibility products, enable our customers to leverage trading community information from multiple sources and systems. These supply web synchronization products provide:


    - VISIBILITY of up-to-date information regarding the status of goods and services across multiple enterprises and a common and comprehensive view of the movement of the goods and services;

    - MONITORING of business events within an enterprise and throughout supply webs allowing for exception management and proactive problem resolution;

    - EVENT IDENTIFICATION of potential difficulties within trading communities before implementing business decisions and processes by simulating and validating a customer's proposed model; and

    - NOTIFICATION of events to individuals and systems driven by specific business rules.


    Each of our products is designed to work on an integrated basis with our AMTrix product. Customers will achieve the most benefit and functionality from our products by employing multiple products from our TradeSync family of products. However, our TradeSync Process Manager and TradeSync Supply Web Components are designed with an open architecture and may be used without AMTrix and with third-party integration products.



    We leverage strong relationships worldwide with leading software and systems integration partners to provide value-added, scalable software. We provide e-business software and services that create business value by combining integration software with supply web domain expertise and software designed specifically for the Internet. Our products provide the following benefits:


    FIRST MOVER ADVANTAGE. We believe that our products provide companies the potential to accelerate their time to market through rapid implementation, retention of existing IT infrastructure and capacity for growth. We accomplish this through the utilization of our many-to-many B2B integration products. The benefits can be measured in terms of increased market share and revenue opportunities for the trading community and increased speed to realize benefits for the community members.


    REAL-TIME INTERACTION. We believe we are a leading provider of B2B integration software and services that allow real-time interaction among trading partners across disparate technical hardware and software platforms. Our event-driven software allows for optimization of supply web processes and the ability to react to unexpected and exception events quickly. Early detection of exception events provides a broader set of response alternatives. These real-time decisions reduce the risk of uninformed decisions and often increase sales and asset utilization, reduce expenses and improve customer satisfaction. Our TradeSync Shipment Visibility and TradeSync Inventory Visibility products provide customers access to real-time order fulfillment status information using an Internet-based graphical dashboard.



    INCREASED RETURN ON INVESTMENT. Our TradeSync family of products allows our customers to maximize their return on investment by leveraging existing IT systems, best-of-breed software and emerging technologies and by creating greater visibility, monitoring and decision support capabilities. Our software integrates these technologies with trading partners and trading communities through all major communication protocols. Our software supports all business systems, including ERP, SCM and EAI, as well as technologies, including Java and XML, open Application Program Interface and all major international EDI formats. Our TradeSync family of products helps drive increased return on assets, reduced cycle times, lower inventories and higher inventory turnover.



    REDUCED IMPLEMENTATION RISK. Because of our proven performance, our TradeSync family of products reduces implementation and scalability risks for our customers. We have designed, developed and implemented our products in over 3,200 installations for more than 1,000 customers in 51 countries.

STRATEGY

    Our strategy is to strengthen our global leadership position in providing software and services that enable complex trading communities and synchronize supply webs. Key elements of our strategy are:

    EXPAND E-BUSINESS TECHNOLOGY AND SOFTWARE LEADERSHIP. We intend to expand our leadership position in providing integration software and services, including B2B integration software and innovative supply web synchronization software, that further enable organizations to maximize the value of their extended enterprise. We will continue to invest in our product offerings through research and development, both internally and on location at client sites. As a result of these efforts, we have introduced new supply web synchronization software products that provide trading partners with real-time visibility into their extended supply webs. In addition, we will continue to build our e-business solutions group to provide support and consulting services to our clients and further drive innovation and technical and thought leadership.

    ENHANCE OUR E-BUSINESS SUPPLY WEB DOMAIN EXPERTISE. We believe that the market for B2B integration software will experience significant changes over the next few years. Traditional linear supply chains are already transforming into dynamic supply webs through the use of real-time and Internet-based technology. Our objective is to be at the forefront of these developments as the leading provider of B2B integration software and supply web synchronization software. Our management team has significant B2B integration and supply web domain expertise, including ERP, advance planning, transportation management systems and supply chain and logistics operations. We will continue to enhance our e-business logistics expertise through research and development, acquisitions and strategic alliances to provide software and services that offer significant value to our customers.


    TARGET HIGH-GROWTH, GLOBAL MARKETS. We focus our sales efforts on selected high-growth, global markets in which we believe our TradeSync family of products can provide significant business benefits and in which we can reduce our sales and implementation cycles. We currently target companies that specialize in third-party logistics, technology, consumer packaged goods, e-commerce and traditional retail and apparel. These markets are characterized by high rates of growth, dynamic business processes and rapid adoption of e-business software. We seek to further penetrate these and other markets that we believe are rapidly adopting e-business strategies.


    LEVERAGE AND SUPPORT OUR GLOBAL CUSTOMERS. We believe our customer-centric focus provides significant opportunity to proactively market to our existing customer base and develop follow-on sales opportunities. We will continue to leverage our existing customers who serve as reference accounts and increase visibility to prospective customers within their trading communities. In addition, our account management team focuses exclusively on maximizing customer satisfaction. This team resolves outstanding issues, educates customers on our latest software and services and establishes communications with our customers' senior management to facilitate further business development.


    CONTINUE OUR GLOBAL LEADERSHIP THROUGH STRATEGIC ALLIANCES. We plan to continue to significantly increase our presence in the U.S. and expand our global presence by increasing our sales and marketing personnel, which may include establishing additional offices, and pursuing strategic alliances. We have sales and services offices in Australia, China, France, Germany, the Netherlands, Singapore, Sweden, the U.K. and the U.S. We also have a sales office in Malaysia and Hong Kong. We plan to aggressively expand our sales efforts utilizing our direct sales force and partnerships and alliances with third-party systems integrators and value-added resellers. Our partnerships and alliances provide additional global marketing and distribution channels that enable us to reach a larger customer base. In addition, we intend to continue pursuing acquisitions and investments in complementary businesses that provide us with opportunities for enhanced product and services offerings, additional technology and additional distribution channels.

PRODUCTS AND TECHNOLOGY


    Our TradeSync family of products includes B2B integration products -- AMTrix, TradeSync Integration Connectors, TradeSync Connector Development Platform and TradeSync Process Manager -- and supply web synchronization products -- TradeSync Inventory Visibility and TradeSync Shipment Visibility.



    Each of our products is designed to work on an integrated basis with our AMTrix product. Customers will achieve the most benefit and functionality from our products by employing multiple products from our TradeSync family of products. However, our TradeSync Process Manager and TradeSync Supply Web Components are designed with an open architecture and may be used without AMTrix and with third-party integration products.



    Although customers typically license a combination of our products, customers can license one or more of the products in our TradeSync family of products. During the periods prior to June 30, 2000, we derived all our revenue from the licensing of AMTrix and related TradeSync Integration Connector and Connector Development Platform products and from professional services supporting these products. We introduced our TradeSync Process Manager and TradeSync Supply Web Component products in the second quarter of fiscal 2000 and made them generally available in the third quarter of fiscal 2000. We expect revenue from AMTrix and related TradeSync Integration Connector and Connector Development Platform products and related professional services to continue to account for a significant portion of our revenue for the foreseeable future. However, we anticipate that our TradeSync Process Manager and TradeSync Supply Web Component products will begin to account for an increasing percentage of our revenue as we continue to focus our business strategy on these products.



                   [GRAPHIC OF TRADESYNC FAMILY OF PRODUCTS]



    [At the top of the graphic is a title bar which states "TradeSync-TM- Family of Products." The graphic is a three level graphic. The top level is a rectangle; inside the rectangle is the text "Supply Web Components," underneath which is the text "SYNCHRONIZE." In the bottom of the rectangle are two smaller rectangles. The left rectangle contains the text "Monitor," and the right rectangle contains the text "Execute." Below the top level rectangle are two connected boxes which are also connected to the top level rectangle and bottom level rectangle. The left box contains the text "AMTrix Community Manager," underneath which is the text "COMMUNICATE." The right box contains the text "Process Manager," underneath which is the text "COLLABORATE." The bottom level is another rectangle; in the center of the rectangle is the text "AMTrix Integration Broker," underneath which is the text "CONNECT." The left side of the rectangle contains the text "Integration Connectors." Underneath this text are two columns listing data formats and protocols. The right side of the rectangle contains the text "Connector Development Platform." Underneath this text are three columns listing "Worldwide formats," "Communication standards" and "Connectors to large enterprise applications."]


  AMTRIX


    AMTrix is a powerful integration product that has been developed, deployed and enhanced over a nine year period, and as a result, has evolved into a highly reliable and proven product. AMTrix enables real-time information integration between diverse and remote systems by connecting multiple software applications within a single enterprise or across multiple enterprises within trading communities. AMTrix's distributed architecture and strong scalability is tailored for B2B business environments that require expanding business functionality and extensive reusability of business process models. By capturing and processing business events in real-time, AMTrix supports dynamic business processes, workflows and associated information flows.



    Operating on UNIX, Windows NT and AS/400, AMTrix provides the full range of functions needed to integrate diverse systems across operating platforms, databases, communication protocols, technology infrastructures, e-commerce standards and message and application formats. AMTrix's open, agnostic architecture enables one AMTrix product installation to connect with multiple diverse and remote systems involving different hardware, operating systems, databases, communication protocols and message formats, including XML dialects, EDI dialects, ERP systems, planning systems and legacy systems.



    The Community Manager features of our AMTrix product provide a framework for establishing and managing a dynamic trading community and quickly, easily and remotely populating the community with new participants. We leverage the capabilities of our B2B integration technology and process broker technology to connect and communicate across multi-enterprise trading communities and to support a diversity of trading relationships and transactions in an Internet-based environment.



    The Community Manager features automate trading relationships by:



    - providing remote access by non-technical users to the system management, setup and administration of the trading community;



    - selecting and managing business processes through community business rules;



    - facilitating business analysis through access to logging and monitoring of business events that allows for exception management, problem resolution and informational alerts;



    - establishing profiles for trading community members through secure authentication and authorization that allows the members to define and manage the level of access to information provided to specific members of the trading community; and



    - creating a community catalog that maintains shared definitions using both XML and EDI.


  TRADESYNC INTEGRATION CONNECTORS


    Our TradeSync Integration Connector products automatically translate and map data from one structure, application, protocol or event to another, both within a single enterprise and across multiple enterprises, regardless of data formats. We offer an extensive library of connectors that provide quick access to data contained in disparate business applications. Our TradeSync Integration Connector products are add-on modules to the AMTrix product.


         CONNECTORS                       BENEFIT                       EXAMPLES
-----------------------------  -----------------------------  -----------------------------
TECHNOLOGY CONNECTORS          Enable data stored in one      EDI, HTML, XML (multiple
                               format to be compatible with   dialects), Oracle, Informix,
                               other formats                  Sybase, MS SQLServer, MS
                                                              BizTalk, DB2/400, DB2 (AIX),
                                                              ODBC

APPLICATION CONNECTORS         Enable comprehensive           SAP R/3, JDE OneWorld
                               integration of business
                               software applications

COMMUNICATION CONNECTORS       Enable communication between   HTTP, SAP ALE, IBM MQ series,
                               major protocols and            E-mail, FTP, OFTP, X.420,
                               environments                   X.435, Sockets, ASYNC,
                                                              SNADS,TCP/IP, X.25

EVENT NOTIFICATION CONNECTORS  Enable notification to         E-mail, Fax, Pager, Microsoft
                               individuals and systems as     Exchange, Lotus Notes
                               events occur

  TRADESYNC CONNECTOR DEVELOPMENT PLATFORM


    Our TradeSync Connector Development Platform product, or CDP, provides a simplified method for our partners and customers to rapidly develop and implement additional application integration connectors. Our CDP includes the requisite mechanisms for describing the nature, structure and meaning of data and for accessing and converting data. It provides a standard, flexible process to quickly implement seamless data and logical links between different software applications and environments across disparate IT infrastructures. This reduces the cost and time of developing and maintaining application integration interfaces by allowing our partners and customers to rapidly develop and implement customized integration connectors that join disparate data, applications, protocols and events. Our CDP product is an add-on module to the AMTrix product.


  TRADESYNC PROCESS MANAGER


    Our TradeSync Process Manager product supplies the foundation for managing and synchronizing business events and provides business process technology for business process integration and software application integration. Our TradeSync Process Manager enables our customers to define and enhance business processes and easily change the processes with minimal customization. This enables our customers to define integration requirements through graphical workflow, business process models and rules-based logic.


    When business processes change, the workflow and process models are easily adapted to reflect the desired interaction among trading partners. Our TradeSync Process Manager provides the following benefits in business process modeling, integration and synchronization:

    - visualization of business processes for easier modeling;

    - synchronization and timing of business events;

    - integration of both manual and automated processes;

    - identification of potential difficulties before implementation of the business process model by simulating and validating a customer's proposed model;

    - availability of an enterprise-wide, real-time graphical dashboard of key performance indicators; and


    - ability to easily change enterprise processes and integration points.


  TRADESYNC SUPPLY WEB COMPONENTS

    Our TradeSync Supply Web components are Internet-based software for monitoring and managing a multitude of events across extended supply webs. These components aggregate information throughout the supply web so that the information can be shared among trading partners. Designed to accommodate the volume and velocity of the information in supply webs, our TradeSync Supply Web components manage by exception and alert participants when scheduled events do not occur. This alert notification works in conjunction with workflow rules to generate appropriate operational responses.


    We designed our TradeSync Supply Web components using a common architectural framework. As a result, we can embed these components as modules in our other software products or the software products developed by third parties, including third party warehouse management systems, SCM and ERP applications. This common architecture also allows third parties to develop additional components, either as extensions or modifications of our base products, to resolve different business problems.



    Our TradeSync Inventory Visibility component provides aggregation and monitoring of inventory levels and product activity data within an enterprise and among the members of a trading community. Our TradeSync Inventory Visibility component captures data from various sources and presents this information in a single, up-to-date view of inventory status across multiple enterprises and in the extended supply web. In addition, the TradeSync Inventory Visibility component translates inventory descriptions into a single community language to enable comprehensive inventory visibility and effective management. Using this product, all parties along the supply web are able to track and monitor each other's inventory status, enabling greater efficiency and quicker, more reliable supply web performance.

    Our TradeSync Shipment Visibility component provides a multi-enterprise, multi-leg view of shipments, orders and associated inventory throughout the trading community. This component permits trading partners to query and retrieve shipment information related to outstanding orders, which provides greater visibility into shipments throughout the supply web. Our TradeSync Shipment Visibility component also:

    - provides current shipment details including scheduled departure and arrival times, as well as origin, routing and destination information and status;

    - allows users to view events associated with a shipment life cycle so they may intervene to assure that customer delivery dates are met; and

    - generates exception event alerts to enable users to take corrective actions.

SERVICES

    PROFESSIONAL SERVICES. Our professional services organization consists of over 85 consultants worldwide as of August 31, 2000, providing support to our customers and third-party systems integrators with the implementation of our e-business products. Incorporating our e-business valuation and assessment, or e-VA, methodology, we assist customers and partners in rapidly developing e-business solutions. Our e-VA methodology aligns inter- and intra-company processes and technology and identifies the business objectives that will provide identifiable gains for an organization. Once business objectives are determined and prioritized, we develop an implementation plan to achieve our objectives. Our e-VA methodology is designed to help companies achieve rapid incremental returns while deploying our products. In addition, our professional services team utilizes our proprietary e-business value execution, or e-VX, full life cycle implementation methodology to ensure global consistency of approach and quality. Our consultants are trained in this methodology by our global training experts. This methodology enables us to service our large multi-national customers and third-party systems integrators globally with local resources in a seamless fashion. We emphasize this competitive advantage of our "think global, act local" deployment capability.

    CUSTOMER SUPPORT. Through our comprehensive customer service programs, the relationships we establish with our customers extend beyond initial systems implementations. We are a worldwide provider with an engineering group of 50 technical support consultants as of August 31, 2000. We offer our customers a choice of several levels of customer support, all of which provide dependable and timely resolution of technical inquiries. Customers covered by a support agreement have support available seven days a week and 24 hours a day. Customers can access our global support organization by using our toll-free telephone service, e-mail or by submitting support requests over the Internet. Progress of support requests can be monitored over the Internet. Our support web site provides customers with access to our knowledge database, product bulletins, product patches, product manuals, documentation updates, e-group discussion forums and customer feedback. Customers also have unlimited access to trained maintenance personnel.

    Customer satisfaction is a high priority for us. We use a third-party research company to evaluate our customers' satisfaction on a recurring basis. We use the customer feedback we receive to help identify, analyze and improve our customer service offerings. In addition, we maintain a job-rotation program between our support and professional services organizations, which provides an ongoing learning experience for our consultants and a greater knowledge base for our customers.

    TRAINING. We believe that effective training is a key component of delivering comprehensive e-business software. Our global training offers a full range of training courses, deliverable worldwide to a broad audience. Courses include introductions to our products, integration methodology, product extensions and workshops that tie multiple dimensions together. The curriculum is partitioned into basic, intermediate and advanced offerings that target audiences from business-oriented to highly technical. We offer certification in these roles since each plays a key part in planning, implementing and administering our products. We conduct training and certification in centers located in Atlanta, Georgia; Beijing, China; London, U.K.; Singapore; Stockholm, Sweden; and Sydney, Australia.

BUSINESS RELATIONSHIPS WITH THIRD PARTIES



    We have formed business relationships with value-added resellers, global systems integrators and component assembly companies, third-party software companies and trading communities. These relationships increase our global market presence and sales and implementation capabilities. Through these relationships, we provide our customers with rapid implementations of our highly scalable e-business software. During the six months ended June 30, 2000, revenue generated through these business relationships accounted for 18.6% of our total revenue. However, we do not believe that our relationship with any single one of these entities is material to our business or results of operations.


    VALUE-ADDED RESELLERS. We market and sell our e-business software through value-added resellers, or VARs, including Origin Taiwan BV, and Logica UK Ltd. Many of our VARs specialize in providing software within the vertical markets and functional areas in which we focus. We intend to leverage our industry expertise with VARs to deliver software that accelerates our penetration in key vertical markets.

    GLOBAL SYSTEMS INTEGRATORS AND COMPONENT ASSEMBLY RELATIONSHIPS. We have informal relationships with many leading third-party systems integrators based on jointly pursuing customers and implementing our software. These relationships include Andersen Consulting, Cap Gemini, S.A., Ernst & Young, IBM Global Services, Asea Brown Boveri Inc., Electronic Data Systems Corporation, Origin International BV, BORN Information Systems, Inc. and iXL Enterprises, Inc. Many of these entities and others with which we have worked have significant e-business initiatives with Fortune 100 early adopter customers, which enables us to quickly reach key decision makers. In addition to reducing our sales cycle, these entities enable us to leverage our service organization and our ability to service more customers.


    SOFTWARE COMPANY RELATIONSHIPS. We have informal business relationships with leading ERP, supply chain planning and supply chain execution software providers such as Ariba, SAP AG, J.D. Edwards World Solutions Corporation,
Industri-Matematik International AB, IBM, Manhattan Associates, Inc., Microsoft Corporation and VerticalNet, Inc.


    TRADING COMMUNITIES. These communities are powerful relationships that give us access to all community members, enhancing our ability to sell e-business software to those members. We have informal relationships with trading communities such as CarrierPoint, Inc., ECnet, Inc. (formerly Advanced Manufacturing Online Ltd.), Industry Networks, Marconi Corporation plc, Mainpath, Inc. and VLO Investments Pty Limited.

CUSTOMERS

    As of June 30, 2000, we had over 1,000 customers worldwide with over 3,200 product implementations. Many of our customers are Global 2000 organizations. No single customer accounted for 10% or more of our revenue for the year ended December 31, 1999 or the six months ended June 30, 2000.

    The following are representative direct and indirect customers that use our software products. These customers represent key vertical markets which we target as part of our business strategy: third-party logistics, technology, consumer packaged goods, e-commerce and traditional retail and apparel.

                                        ENTERPRISES
American Standard, Inc.                        Kraft Jacob Suchard Erzeugnisse GmbH & Co. KG
Carrefour SA                                   Mars UK Limited
China Ocean Shipping (Group) Company           Ryder Integrated Logistics, Inc.
DHL International, Ltd.                        Schenker AB
E.I. du Pont de Nemours and Company            Siemens Corporation
France Telecomm                                Warner-Lambert
                                               Wyle Systems, LLC

                                    TRADING COMMUNITIES
3Plex.com                                      Marconi Corporation plc
CarrierPoint, Inc.                             (Electronic Logistics Management Solutions)
China Communications Import and Export         Sony Systems Design International Pte. Ltd.
ECnet, Inc.                                    Swedish Pharmacy (apoteksbolaget)
IndustryNetworks.com, L.L.C.                   Telia Electronic Commerce
Mainpath, Inc.                                 UK Utilities
                                               Volvo AB

SELECTED CUSTOMER CASE STUDIES


    The following case studies illustrate how some of our customers are using our TradeSync family of products:


  CARREFOUR SA

    Carrefour SA, based in Paris, France, is the second largest retail organization in the world, operating more than 9,000 stores in 26 countries. These stores offer a wide variety of merchandise ranging from food and clothing to appliances and computers, as well as financial and optical services.

    OPPORTUNITY: Carrefour's strategic initiative for deploying an Efficient Customer Response application throughout its global operations called for a software solution to link its internal applications and external suppliers. Located in 26 countries, Carrefour needed a robust software with the breadth and depth of functionality to support a global supply web.

    SOLUTION: Carrefour has already implemented AMTrix in several countries to quickly and seamlessly integrate its merchandising and logistics applications. By using AMTrix, Carrefour avoided many classic point-to-point problems associated with hard-coded integration because our software provided the insulation between its internal applications and its external trading partners. To date, AMTrix and its wide range of connectors have met more than 95% of Carrefour's requirements.

  CARRIERPOINT, INC.

    CarrierPoint, Inc., based in Atlanta, Georgia, is a collaborative transportation marketplace that provides value to both shippers and carriers by delivering contract management and dynamic spot market pricing tools for truckload and less-than-truckload shipments. CarrierPoint's Marketplace(SM) allows each participant to use the web to set up and retain control over their processes using their normal business rules.

    OPPORTUNITY: CarrierPoint differs from a typical load posting site in several important ways: dynamic matching based on weighted criteria on performance metrics other than price; private exchanges; contract management tools; automatic payment processing; data warehousing and a rating system for both carriers and shippers. CarrierPoint sought a strategic initiative for deploying their Dynamic Shipping Marketplace-TM- (DSM). As part of their strategy, CarrierPoint needed a system that provided an integration infrastructure between the company and the back-end systems of large shippers and carriers. This would allow their larger customers to create entries on their own ERP systems, without having to create duplicate entries on the company's web site.


    SOLUTION: CarrierPoint implemented our AMTrix product to link the disparate systems and platforms within the exchange, and chose our supply web synchronization applications to provide visibility over customer shipments. AMTrix's robust, open, non-intrusive integration infrastructure reduced the barrier of entry, and, in turn, allowed CarrierPoint to integrate rapidly the back-end systems of their customers into DSM. CarrierPoint's new flexible infrastructure provides B2B integration for a wide range of system architectures, supports the multiple communication protocols and adapts to the customers' business and technical models.


  DHL INTERNATIONAL, LTD.

    DHL International, Ltd., the world's largest international air express carrier, operates in 228 countries with over 66,000 employees. DHL is organized into three geographical regions with Europe/Africa as the largest division, serving 118 countries.

    OPPORTUNITY: Running a demanding global operation under competitive pressure means that DHL must have a fully integrated system that supports the multiple data types and non-standard formats of both its divisions and its customer base in order to satisfy short delivery times and customer service requirements.

    SOLUTION: DHL adopted AMTrix as a core operational technology to run a decentralized operation in 11 countries. In combination with the implementation of AMTrix, DHL's Internet-based tracking option provides the ability to track any international shipment for a known airway bill number around the world. In addition, this information is available to the customer on a continuous, real-time basis. DHL benefits from improved data quality, lower costs, better quality control and greater customer satisfaction.

  ECNET, INC.

    Established in 1995, ECnet, Inc. is a leading e-market for the technology manufacturing industry. ECnet enables inter-company commerce among global technology manufacturers. ECnet's solutions utilize our products to enable collaborative efforts between manufacturers and their trading partners, tangibly improving effectiveness and efficiency.

    OPPORTUNITY: Unlike traditional software, ECnet was striving for a non-proprietary, non-intrusive installation. To facilitate early market success, ECnet desired a neutral, browser-based system to connect multiple trading partners through the Internet. ECnet had to ensure that all community members could interact despite their use of disparate internal business systems.


    SOLUTION: ECnet operates a B2B trading exchange and implemented AMTrix as part of its service because AMTrix's flexible architecture supports information collaboration across multiple platforms via multiple communications protocols and message formats, allowing all exchange participants to interface with one another and exchange information in real-time. ECnet uses AMTrix to support processes in supply chain management, including planning, procurement, order management, logistics, distribution and payment. Additionally, ECnet uses other AMTrix features including its FTP Communications Connector, E-mail Communication Connector, R/3 Connector for SAP and datamapper for transaction mapping between format standards. ECnet also licensed our Connector Development Platform, which will enable ECnet to create an interface into ERP applications and other technologies.

  RYDER INTEGRATED LOGISTICS, INC.

    Ryder Integrated Logistics, Inc., a business unit of Ryder System, Inc., provides logistics, supply chain and transportation management solutions worldwide that support clients' entire supply chains, from sourcing of inbound raw materials through distribution and delivery of finished goods. Ryder currently serves client needs throughout North America, Latin America, Europe and Asia.

    OPPORTUNITY: Ryder Integrated Logistics, Inc. developed an e-Channels Solutions (ECS) offering to provide e-business logistics fulfillment solutions to the growing B2B and business-to-consumer market. ECS required robust software that could leverage current Ryder Integrated Logistics capabilities in warehousing and transportation management and rapidly connect to the legacy systems maintained by traditional brick and mortar trading partners and customers.


    SOLUTION: Ryder Integrated Logistics selected our B2B integration product and supply web synchronization components because they provided flexibility, a comprehensive view of supply chain operations and rapid integration of Ryder Integrated Logistics' transportation management system, multiple warehouse management systems and the myriad of legacy systems. By purchasing our supply web synchronization components, Ryder Integrated Logistics has cross-domain visibility of the inventory and shipments moving through its network.


SALES AND MARKETING

    We sell our products and professional services primarily through our direct sales organization, which is complemented by indirect sales through our strategic partners. Our sales and marketing efforts are focused on selling e-business software comprised of our integration software products and supply web components. We sell to new customers as well as our installed base of more than 1,000 customers. As of August 31, 2000, we had 133 employees in sales and marketing geographically dispersed throughout major global marketplaces. We have U.S. sales offices in Atlanta, Chicago, Dallas and Los Angeles and international sales offices in Australia, China, France, Germany, Hong Kong, Malaysia, the Netherlands, Singapore, Sweden and the U.K. We also have strategic alliances with companies in all global markets who in most cases serve as both VARs and implementers of our products. These VARs and systems implementers typically buy our products at a discount from our standard list price and either resell our products to their customers or incorporate our products into their product offerings. Occasionally, a VAR or systems implementer will refer a customer to us. When this occurs, we generally pay a commission to the referring entity.

    Our sales process incorporates a consultative-based selling approach that leverages our supply chain domain expertise to position our products as a solution to our customers' business problems. We primarily target five industry vertical markets that we believe will derive significant supply web value from our products and professional services. These markets include third-party logistics, technology, consumer packaged goods, e-commerce and traditional retail and apparel. We believe our e-business consultative sales approach has allowed us to increase our average sales price and improve our successful close rate relative to our competitors. Our sales team is comprised of direct sales professionals, pre-sales technical engineers and industry focused supply web experts. Our direct sales professionals, with our industry experts, target specific accounts and develop supply web value-based propositions for penetration into those accounts. These value propositions are used as a vehicle for establishing a dialogue with our customers' senior management teams. Our pre-sales technical engineers provide technical product knowledge to assist the customer with their technical diligence requirements. Typically, our sales teams help customers identify short interval deployment projects that allow customers to realize value quickly upon purchasing our products.

    We focus our marketing efforts on educating potential customers, generating new sales opportunities and creating awareness of our products and their applications. We conduct a variety of marketing programs to educate existing and prospective customers in our target markets, including seminars, trade shows, direct mail campaigns, advertising, speaking engagements, white paper articles, press relations, interviews and industry analyst programs.

COMPETITION


    As a global provider of e-business software and services that enable integration and synchronization of web-enabled trading communities, we believe that other providers do not offer a comprehensive product suite that combines both B2B integration software and supply web synchronization software. As a result, our competitors often must partner with other providers to provide a comprehensive product suite. We are aware of a number of companies that provide a portion of the technologies we utilize and limited portions of our integration software. These companies generally can be grouped into three categories:
(1) EAI software vendors that provide integration middleware and software application connectors, including Extricity Inc., Mercator Software, Inc., New Era of Networks, Inc., TIBCO Software Inc., Vitria Technology, Inc. and webMethods, Inc.; (2) third-party software companies that develop and license EDI formats and communication applications, including General Electric Information Services, Inc., Peregrine Systems Inc. and Computer Associates International, Inc.; and (3) traditional supply chain, ERP and transportation management system software vendors that develop client server business systems with integration and supply web synchronization components, including Descartes Systems Group Inc. and i2 Technologies, Inc.


    Our competitors and potential competitors may enhance their technologies or expand their market focus and compete with us directly. Our customers and strategic alliances also may become competitors in the future. In addition, in-house IT departments may adopt a proprietary standard that is inoperable with our software or makes our software obsolete. Upon the occurrence of any of these events, we may face greater competition, and our business and operating results may be harmed.

    We believe that the key competitive factors affecting the market for trading community integration software include:

    - product functionality, flexibility, quality and performance;

    - ability to interact seamlessly among disparate systems, technologies and languages;

    - capability to support a large number of trading partners;

    - short implementation cycles and ease of deployment;

    - quality of consultative and professional services;

    - customer service and support; and

    - global depth of customers and strategic alliances.


    We believe that our TradeSync family of products competes favorably with respect to these factors. However, our market is evolving rapidly and industry standards are continuing to change. We may not be able to maintain our competitive position compared to our existing or potential competitors, especially those that have greater financial, technical, marketing and other resources.


RESEARCH AND DEVELOPMENT

    We have development offices in Atlanta, Georgia; Dallas, Texas; Raleigh-Durham, North Carolina; Singapore; and Stockholm, Sweden. As of
August 31, 2000, our Global Product Division consisted of 104 employees, divided into the following groups:

    PRODUCT MANAGEMENT. Our product management group defines our product strategies and manages the introduction of products to market. The product introduction process includes:

    - program management of development activities;

    - management of product testing programs;

    - sales training;

    - deployment staff training; and

    - transition of new product releases to customer support.

    APPLICATION PRODUCT DEVELOPMENT. Our application product development group is responsible for development of our software components for dynamic trading community management. Our software development teams include solutions engineers, software engineers, quality analysts and development managers responsible for a specific component release. We employ a single team strategy with the goal of ensuring close communication and rapid development of releases through continuity of team members and simplicity of reporting structure.


    INFRASTRUCTURE PRODUCT DEVELOPMENT. Our infrastructure product development group is responsible for the development of our core integration technology, Connector Development Platform and process manager products.


    QUALITY ASSURANCE AND PLATFORM SUPPORT. Our quality assurance and platform support group designs and manages processes to identify and prevent software defects throughout the development cycle.

    We spent a total of $4.5 million, $3.2 million and $3.6 million in 1999, 1998 and 1997, respectively, on research and development activities. Of this amount, we capitalized software development costs of $422,000, $436,000 and $485,000 in 1999, 1998 and 1997, respectively. Amortization expense of $225,000 and $196,000 was charged in 1999 and 1998, respectively, and no amortization expense was charged in 1997.

INTELLECTUAL PROPERTY

    GENERAL. We rely on a combination of copyright, trade secret, trademark and trade dress laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit access to, and distribution of, our proprietary information. We maintain trademarks to identify the source of our products, development tools and service offerings and rely upon trademark laws to protect our proprietary rights in these marks. These measures may not be sufficient to protect our proprietary rights, and we cannot be certain that third parties will not misappropriate our technology and use it for their own benefit. Further, we cannot assure you that our methods of protecting our proprietary rights in the U.S. or abroad will be adequate. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. Also, most of these protections do not preclude our competitors from independently developing products with functionality or features substantially equivalent or superior to our software. Any failure to protect our intellectual property may have a material adverse effect on our business.

    LICENSES. Our license agreements are designed to prohibit unauthorized use, copying, transfer and disclosure of our software technology and contain confidentiality terms customary to the industry in order to protect our proprietary rights in our software. The provisions protecting our software technologies may be unenforceable under the laws of specific jurisdictions and foreign countries. Our license agreements generally warrant that our software will materially comply with our written documentation. We also warrant that we own or have the right to license the software we distribute and have not violated the intellectual property rights of others. Some customers that licensed our AMTrix product from Frontec AB prior to our formation may be using it without a written license agreement. We license our products in a format that does not permit the users to change the source code. In addition, because we treat the source code for our products as a trade secret, all employees and third parties who require access to the source code are required to sign nondisclosure agreements or are otherwise under a duty of confidentiality.

    PATENTS. We have patent rights pending before numerous countries throughout the world in accordance with the Patent Cooperation Treaty. We are seeking or plan to seek patent protection in Australia, Belgium, France, Germany, Israel, Japan, the Netherlands, Sweden, the U.K. and the U.S. generally relating to technology that defines systems, methods and articles for organizing automated electronic interchange. This technology involves the definition of data structures to be sent and received and organizes function blocks to control processing of data. There is no guarantee that our pending applications will result in issued patents or, if issued, will provide us with a competitive advantage.

    TRADEMARKS. We have trademark registrations on the AMTrix mark in Belgium, Denmark, Finland, France, Germany, Italy, Norway, Portugal, Sweden, Switzerland, the U.K. and the U.S.

    We also have trademark registrations on the Viewlocity mark pending in Australia, China, Japan, New Zealand, Singapore and the U.S. We have filed applications for the SmartSync and TradeSync marks in the U.S. In addition, we have a trademark registration on an Intel Messaging mark in Sweden. We cannot be certain that the trademark applications for these marks will be issued. As a result, we cannot assure you that our efforts to use and register these trademarks will ultimately be successful or that our use will not result in liability for trademark infringement, trademark dilution or unfair competition. We are active in policing our marks, and have filed an opposition in Europe against an applicant for the ACTRIX mark based on its similarity to our AMTrix mark.

    We also claim common law protections for the other marks we use in our business. Competitors of ours and others may adopt marks similar to ours or try to prevent us from using our marks, which may impede our ability to build brand identity and possibly leading to customer confusion.

    COPYRIGHTS. We do not currently have any of our software registered with the U.S. Copyright Office or any other foreign copyright office. We rely primarily on the U.S. Copyright Act and the laws of other countries to protect our software.

    THIRD-PARTY INTELLECTUAL PROPERTY. We license from third parties certain technologies that are incorporated into our products. If we lose access to these technologies, we may experience delays in developing and introducing new products and enhancements to our existing products while attempting to develop or access suitable replacement technology, which we may never be able to develop or access.

FACILITIES

    Our headquarters are located in Atlanta, Georgia. We currently lease approximately 24,000 square feet of office space at our Atlanta headquarters. The lease expires in October 2009. We also lease an additional 12,000 square feet of office space in Atlanta, Georgia and 18,000 square feet of office space in Dallas, Texas; these leases expire in September 2004 and November 2009, respectively. We also occupy office suites in Raleigh-Durham, North Carolina on a short-term basis.


    In addition to our U.S. offices, we have offices in North Sydney and Melbourne, Australia; Beijing and Shanghai, China; Paris and Grenoble, France; Munich and Bremen, Germany; Hong Kong; Kuala Lumpur; Malaysia; Amsterdam, the Netherlands; Solna and Gothenburg, Sweden; Singapore; and Bristol and London, U.K. Each of these offices occupies from approximately 1,000 to 26,000 square feet with lease terminations ranging from 2000 to 2003.


EMPLOYEES

    As of August 31, 2000, we had a total of 444 employees, including 104 in research and development, 133 in sales and marketing, 143 in professional services and product support and 64 in finance and administration. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppages. We consider our relations with our employees to be good.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Our executive officers, directors and key employees, the positions held by them and their ages as of October 18, 2000, are as follows:



NAME                                     AGE      POSITION(S)
----                                   --------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Gregory Cronin.......................      53     Chairman of the Board, President and Chief Executive
                                                  Officer
Maurice A. Trebuchon.................      36     Executive Vice President and Chief Operating Officer
Stan F. Stoudenmire..................      48     Senior Vice President and Chief Financial Officer
Jeffrey B. Cashman...................      37     Senior Vice President of Global Business Development
                                                  and International Field Operations
Paul R. Leiske.......................      53     Senior Vice President of Global Customer Service
Leo Apotheker........................      47     Director
Olof Englund.........................      44     Director
Mark E. Hastings.....................      32     Director
William M. Stuek.....................      58     Director
Scott R. Tobin.......................      30     Director

KEY EMPLOYEES
Michael Handley......................      32     Senior Vice President and Chief Technology Officer
Michael Medin........................      47     Senior Vice President of Global Product Development for
                                                    e-Business Infrastructure
Michael S. Shinya....................      43     President of EMEA Operations
Robert de Souza......................      41     Senior Vice President and Chief Knowledge Officer
Christer Wahlander...................      48     Senior Vice President and Chief Science Officer


  EXECUTIVE OFFICERS AND DIRECTORS

    GREGORY CRONIN has served as our President and Chief Executive Officer and as a director since March 1999. Mr. Cronin has served as our Chairman of the Board since March 2000. From December 1997 to February 1999, Mr. Cronin served as executive vice president of Manhattan Associates, Inc., a provider of supply chain execution systems. From 1988 to November 1997, Mr. Cronin was employed by McHugh Software International, a provider of logistics execution systems, last serving as president and chief operating officer. From 1986 to 1988, he served as director of consulting services for IMI Systems, Inc., a software provider of warehouse management system software.

    MAURICE A. TREBUCHON has served as our Executive Vice President and Chief Operating Officer since November 1999. From 1988 to November 1999,
Mr. Trebuchon served in various positions with PricewaterhouseCoopers LLP, a national accounting firm, most recently serving as a partner in the firm's supply chain practice.

    STAN F. STOUDENMIRE has served as our Senior Vice President and Chief Financial Officer since May 1999. From May 1998 to April 1999, Mr. Stoudenmire was a financial consultant in the software and services industry. From
July 1997 to May 1998, Mr. Stoudenmire served as chief financial officer and vice president of finance and administration of Ross Systems, Inc., a supplier of enterprise resource planning systems and services. From 1987 to July 1997, Mr. Stoudenmire served in various positions with Mynd Corporation (formerly Policy Management Systems Corporation), a provider of applications software for the insurance industry, most recently serving as vice president and worldwide corporate controller.

    JEFFREY B. CASHMAN has served as our Senior Vice President of Global Business Development and International Field Operations since August 2000 and served as our Senior Vice President of Global

Marketing and Business Development from April 1999 until August 2000. From September 1997 to March 1999, Mr. Cashman served as senior vice president of marketing and business development of McHugh Software International. From 1995 to September 1997, Mr. Cashman served as an associate partner with Andersen Consulting, a national business consulting firm, in the firm's global supply chain strategy practice.

    PAUL R. LEISKE has served as our Senior Vice President of Global Customer Service since April 1999. From March 1998 to April 1999, Mr. Leiske served as vice president of customer service of Manhattan Associates, Inc. From 1993 to February 1998, Mr. Leiske served as vice president of implementation services of McHugh Software International.

    LEO APOTHEKER has served in various executive positions with SAP AG, an international enterprise software company, since July 1995, most recently serving as president of the Europe/Middle East/Africa region of SAP.
Mr. Apotheker is a member of SAP's Global Operational Management Team and Extended Executive Board. From 1994 to July 1995, he served as a managing partner at ABP Partners, a strategic management consulting firm specializing in global strategy definition and implementation for software companies. Previously, he was founder, president and chief operating officer of Ecsoft B.V., a software company based in Europe. He has been a director of Viewlocity since September 1999.

    OLOF ENGLUND has been an executive director of Frontec AB, an information technology services company that is publicly traded on the OM Stock Exchange (formerly the Stockholm Stock Exchange), since July 2000. From February 1999 to June 2000, Mr. Englund was chief executive officer and president of Frontec AB. Mr. Englund was a co-founder of Frontec AB in 1986. From August 1993 to January 1999, Mr. Englund was executive vice president, corporate affairs of Frontec AB. Prior to that time, Mr. Englund was chief financial officer of Frontec AB.
Mr. Englund is a director of Trio AB, a Swedish company focusing on computer-telephony integration software products. He has been a director of Viewlocity since February 1999.

    MARK E. HASTINGS has been a general partner at BCI Partners, a venture capital firm, since August 1997. From April 1994 to August 1997, Mr. Hastings was an associate at Edison Venture Fund, a venture capital fund. Mr. Hastings has been a director of Viewlocity since December 1999.

    WILLIAM M. STUEK has been a senior advisor to both Chase Capital Partners and The Beacon Group III-Focus Value Fund, L.P. since July 2000. From September 1999 to July 2000, Mr. Stuek was a limited partner with The Beacon Group, a merchant banking firm. From January 1998 to September 1999, Mr. Stuek was chairman and chief executive officer of System Software Associates, Inc., a provider of ERP software for industrial and manufacturing companies. From 1966 to December 1997, Mr. Stuek was an executive at IBM. Mr. Stuek has been a director of Viewlocity since April 2000.

    SCOTT R. TOBIN has been a general partner at Battery Ventures, a venture capital firm, since May 2000. Mr. Tobin served in various positions with Battery Ventures from August 1997 to May 2000, most recently serving as a principal. From December 1996 to August 1997, Mr. Tobin was an associate in the technology group of First Albany Corporation's corporate finance department. Prior to that time, Mr. Tobin was the director of corporate development at Future Vision, a software company. He has been a director of Viewlocity since February 1999.

  KEY EMPLOYEES

    MICHAEL HANDLEY has served as our Chief Technology Officer since August 2000 and served as our Senior Vice President of e-Business Application Development from February 2000 until August 2000. Mr. Handley was chairman and chief executive officer of Nexstep, Inc., a software development enterprise that focuses on visibility fulfillment software for Internet retail organizations, from January 1999 until our acquisition of Nexstep in February 2000. From September 1998 to February 1999, Mr. Handley was a senior manager of EXE Technologies, Inc., a provider of supply chain execution software. From

March 1998 to September 1998, Mr. Handley was a practice manager of Oracle Corporation, a systems software and business applications software provider. From 1993 to February 1998, Mr. Handley was vice president of development of Metasys, Inc., a transportation management software provider.

    MICHAEL MEDIN has served as our Senior Vice President of Global Product Development for e-Business Infrastructure since October 1999. From January 1997 to September 1999, Mr. Medin was a vice president of EAI professional services with subsidiaries of Frontec AB. From 1993 to December 1996, Mr. Medin served as a regional and product manager with a subsidiary of Frontec AB. From 1978 to 1992, Mr. Medin served in various product development positions with Ericsson and with Siemens, both multinational telecommunications companies.


    MICHAEL S. SHINYA has served as our President of EMEA Operations since September 2000. From September 1999 to August 2000, Mr. Shinya served as executive vice president of the Baan Company, a software company specializing in ERP software solutions. From April 1996 to September 1999, Mr. Shinya served as vice president and U.K. sales director for Oracle Corporation. From 1983 to 1996, Mr. Shinya served in senior positions with SAS Institute and with IBM.


    ROBERT DE SOUZA has served as our Senior Vice President and Chief Knowledge Officer since August 2000. From March 1991 to May 2000, Dr. de Souza was a professor and served in various positions at Nanyang Technological University in Singapore, including Director of the Masters program in Logistics, Deputy Director of the Design Research Centre, Co-Chair and Director of Intelligent Manufacturing Systems and Director of the Centre of Engineering and Technology Management. Dr. de Souza co-founded SC21 Pte, Ltd., a Singapore-based supply chain software firm, in November 1998 and served in various positions, most recently as Director, Vice Chairman and Chief Executive Officer. We acquired SC21 Pte, Ltd. in July 2000. Prior to 1991, Dr. de Souza served in various positions at Loughborough University of Technology in the United Kingdom, including senior researcher and consultant.

    CHRISTER WAHLANDER has served as our Chief Science Officer since August 2000 and served as our Chief Technology Officer from April 1999 to August 2000. From 1981 to April 1999, Mr. Wahlander led the research and development of the AMTrix and Process Manager technologies for Frontec AMT AB. At Frontec AMT AB,
Mr. Wahlander held several executive positions, including chief technology officer from June 1997 to March 1999, senior vice president of development from February 1996 to June 1997, and chief executive officer from 1987 to September 1996. During his tenure at Frontec AMT AB, he also served as president of a joint venture with Unisys Corporation, a provider of e-business software.


    Some of our directors were elected as directors pursuant to agreements that will terminate upon completion of this offering. We do not intend to enter into new agreements with respect to the election of directors.


    The holders of common stock, of which Frontec AB currently owns a majority, have the right under these agreements to nominate two directors, of which one position is currently filled by Olof Englund, an affiliate of Frontec AB, and the other position is vacant.

    The holders of the Series A convertible preferred stock have the right under our certificate of incorporation to elect two directors, of which one position is currently filled by Scott R. Tobin, an affiliate of Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC, and the other position is currently filled by William B. Stuek, an independent director not affiliated with holders of the Series A convertible preferred stock. Mr. Stuek is affiliated with The Beacon Group III-Focus Value Fund, L.P.

    The holders of the Series D convertible preferred stock have the right under our certificate of incorporation to elect one director, which position is currently filled by Mark E. Hastings, an affiliate of BCI Growth V, L.P. and BCI Investors, LLC.

TERMS OF DIRECTORS AND EXECUTIVE OFFICERS

    Upon the completion of this offering, our board of directors will be divided into three classes, each serving for staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Messrs. Englund and Tobin will be in the class of directors whose term expires at the 2001 annual meeting of stockholders. Messrs. Apotheker and Hastings will be in the class of directors whose term expires at the 2002 annual meeting of stockholders. Messrs. Cronin and Stuek will be in the class of directors whose term expires at the 2003 annual meeting of stockholders. Our bylaws provide that each class of directors will be elected by a plurality of all votes cast at the meeting and that the authorized number of directors may be changed only by resolution of the board of directors.

    Executive officers are appointed by the board of directors and serve until their successors have been elected and qualified or until their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

BOARD COMMITTEES

    Our audit committee consists of Mr. Hastings, chairman, and Messrs. Apotheker and Stuek. The audit committee reviews the results and scope of the audits and other services provided by our independent auditors. In addition, the audit committee reviews and evaluates our internal audit and control functions and makes recommendations to our board of directors regarding the selection of independent auditors.

    Our compensation committee consists of Mr. Tobin, chairman, and Messrs. Hastings and Englund. The compensation committee reviews the compensation and benefits of all our officers, reviews general policies relating to compensation and benefits of our employees and makes recommendations concerning these matters to our board of directors. The compensation committee also administers our stock incentive plan and employee stock purchase plan. Prior to January 24, 2000, we did not have a compensation committee. As a result, our board of directors performed the duties of the compensation committee during 1999. The compensation of each of the executive officers for fiscal 1999 was determined through arms-length negotiations between us and each of the executive officers prior to the date they joined our company.

    Our executive committee consists of Messrs. Cronin, Hastings and Tobin. The executive committee has the authority to act on behalf of our board of directors in the management and direction of our business and affairs, to the extent authorized by resolution of a majority of the board of directors and subject to any limitations imposed by Delaware law.

DIRECTOR COMPENSATION

    Other than Mr. Apotheker, who receives $2,000 per meeting which he attends in person, directors do not currently receive compensation for services performed in their capacity as directors. We reimburse each director for reasonable expenses incurred in attending board and committee meetings. In addition, non-employee directors who are not associated with venture capital firms with an ownership interest in our company are eligible to receive options to purchase our common stock under our stock incentive plan. The board of directors determines the vesting schedule and exercise price for options granted to non-employee directors. In 1999, we granted to Mr. Apotheker options to purchase 85,000 shares of common stock at an exercise price of $2.00 per share. The options vest over four years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Mr. Cronin's compensation for fiscal 1999 was approved by the board of directors prior to the date he became a director. Mr. Cronin became an executive officer and a director in March 1999. He participated as a director in the deliberations of our board of directors concerning executive officer compensation during 1999. Mr. Cronin was a member of the compensation committee from January 24, 2000, to April 14, 2000. The compensation committee did not consider or act upon Mr. Cronin's compensation during this period.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation we paid during the year ended December 31, 1999, to our Chief Executive Officer and our next three most highly compensated executive officers whose salary and bonus for 1999 exceeded $100,000. These executive officers are referred to as the Named Executive Officers elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                       ANNUAL
                                                                   COMPENSATION(1)
                                                                 -------------------    ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR      SALARY     BONUS     COMPENSATION
---------------------------                           --------   --------   --------   ------------
Gregory Cronin......................................    1999     $161,958   $75,000      $     --
  Chairman of the Board,
  President and Chief
  Executive Officer
Stan F. Stoudenmire.................................    1999      102,295    35,000            --
  Senior Vice President and
  Chief Financial Officer
Jeffrey B. Cashman..................................    1999      147,091    30,000       125,991(2)
  Senior Vice President of
  Global Marketing and
  Business Development
Paul R. Leiske......................................    1999      125,070        --            --
  Senior Vice President of
  Global Customer Service

------------------------

(1) For a description of compensation arrangements, see "--Employment Agreements, Severance and Change of Control Arrangements."

(2) Consists of relocation expenses in connection with Mr. Cashman's employment with Viewlocity.

    We did not grant any shares of restricted stock, stock options or stock appreciation rights as compensation to any of the Named Executive Officers during 1999. We sold shares of restricted stock to our Named Executive Officers during 1999 for a price per share determined at the time of the purchase to be the fair market value of the restricted stock. Accordingly, the issuance and sale of the restricted stock is not deemed to be compensation.

OPTION GRANTS IN LAST FISCAL YEAR

    In the year ended December 31, 1999, we did not grant any options to purchase shares of our common stock to any Named Executive Officer. In the year ended December 31, 1999, we granted options to purchase up to an aggregate of 2,333,948 shares to employees and directors. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors based on recent sales of our convertible preferred stock for cash to third-party investors. All of the options are non-qualified stock options. Typically, our options vest over four years, with 25% of the shares vesting six months after the grant date and the remaining shares vesting ratably each month thereafter. Our option grants typically have a term of ten years. Options granted to our employees in Sweden are generally exercisable immediately upon grant and expire four years from the date of grant.

STOCK OPTION AND OTHER COMPENSATION PLANS

  STOCK INCENTIVE PLANS

    In June 1999, we established the Viewlocity, Inc. Stock Incentive Plan and in September 2000, we established the Viewlocity, Inc. 2000 Stock Incentive Plan. The plans are intended to promote our interests by providing employees and key persons the opportunity to purchase shares of common stock and to receive compensation based upon appreciation in the value of those shares. We have reserved 6,356,755 shares of common stock for issuance under the Viewlocity, Inc. Stock Incentive Plan and have reserved 2,000,000 shares of common stock for issuance under the Viewlocity, Inc. 2000 Stock Incentive Plan. These plans provide for the grant of four types of awards:

    - incentive stock options that qualify for tax benefits;

    - non-qualified stock options;

    - restricted stock awards; and

    - stock appreciation rights.

    The compensation committee of our board of directors administers both plans. The compensation committee has the authority to determine to whom awards are granted, the terms of such awards, including the type of awards to be granted, the exercise price, the number of shares subject to awards and the vesting and exercisability of the awards. The terms of a stock option award granted under the plans generally may not exceed 10 years.

    As of August 31, 2000, we had outstanding options to purchase 2,531,964 shares of our common stock at a weighted average exercise price of $2.44 per share. As of August 31, 2000, we had issued 194,527 shares of common stock upon exercise of options granted under the Viewlocity, Inc. Stock Incentive Plan.

  EMPLOYEE STOCK PURCHASE PLAN

    In August 2000, our board of directors approved an employee stock purchase plan. We anticipate that our stockholders will approve this plan prior to completion of this offering. The stock purchase plan is intended to qualify under Section 423 of the Internal Revenue Code. The stock purchase plan will be effective upon completion of this offering and will allow employees to purchase common stock through payroll deductions. Participation in the stock purchase plan is voluntary. Employees may become participants in the stock purchase plan by authorizing payroll deductions up to a certain percentage of their base pay. At the end of each purchase period, each participant in the stock purchase plan will receive an amount of our common stock equal to the sum of that participant's payroll deductions during the period divided by 85% of the fair market value of our common stock at the beginning of the period. No employee may participate in the stock purchase plan if the employee owns or would own 5% or more of the voting power of our common stock.

    There are currently 2,500,000 shares of common stock reserved for issuance under the stock purchase plan. No shares will be sold by us to participants in the stock purchase plan until after the completion of this offering.

  401(K) PLAN

    We maintain a 401(k) plan qualified under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, a participant may contribute a maximum of 17% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit of $10,500 in calendar year 2000. The percentage elected by more highly compensated participants may be required to be lower. In addition, at the discretion of the board of directors, we may make discretionary profit-sharing contributions into the 401(k) plan for all eligible employees. During the year ended December 31, 1999, we made no discretionary contributions.

EMPLOYMENT AGREEMENTS, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

    Generally, we do not enter into employment agreements with our non-executive employees. The employment relationship with each employee is "at will." However, we generally require each employee to enter into an agreement prohibiting the employee from disclosing or using any of our confidential or proprietary information without our permission and providing that the employee agrees to assign to us all inventions developed during the course of employment. In addition, the employee agrees not to solicit any of our customers or employees or, in some cases, to work for a competitor for a period of time after termination of his or her employment.

    In March 1999, we entered into an agreement with Gregory Cronin concerning the terms of his employment as Chief Executive Officer. The agreement provides for an annual salary of $200,000 and a bonus of up to $150,000. The bonus for the first 12 months will be at least $75,000, will be paid in two installments and will be based on performance objectives as determined by the board of directors. If Mr. Cronin's employment is terminated without cause and if Mr. Cronin executes a release, he is entitled to nine months severance pay. The agreement contains provisions restricting Mr. Cronin from soliciting our employees for a period of one year following any termination of his employment. In connection with his employment, Mr. Cronin purchased 1,384,210 shares of restricted stock at $2.00 per share that are subject to a time-based vesting schedule over four years, provided that vesting may be partially accelerated if Mr. Cronin's employment is terminated without cause or upon a change in control of the company.

    In March 1999, we entered into an agreement with Jeffrey B. Cashman concerning the terms of his employment as Senior Vice President of Global Marketing and Business Development. The agreement provides for an annual salary of $200,000, a signing bonus of $25,000 and a bonus of up to $100,000. The bonus for the first 12 months will be paid in two installments and will be based on performance objectives as determined by the Chief Executive Officer and the board of directors. If Mr. Cashman's employment is terminated without cause and if Mr. Cashman executes a release, he is entitled to six months severance pay. The agreement contains provisions restricting Mr. Cashman from soliciting our employees for a period of one year following any termination of his employment. In connection with his employment, Mr. Cashman purchased 415,262 shares of restricted stock at $2.00 per share that are subject to a time-based vesting schedule over four years, provided that vesting may be partially accelerated if Mr. Cashman's employment is terminated without cause or upon a change in control of the company.

    In March 1999, we entered into an agreement with Paul R. Leiske concerning the terms of his employment as Senior Vice President of Global Customer Service. The agreement provides for an annual salary of $185,000 and a bonus of up to $82,500. The bonus for the first 12 months will be based on performance objectives as determined by the Chief Executive Officer and the board of directors. If Mr. Leiske's employment is terminated without cause and if Mr. Leiske executes a release, he is entitled to six months severance pay. The agreement contains provisions restricting Mr. Leiske from soliciting our employees for a period of one year following any termination of his employment. In connection with his employment, Mr. Leiske purchased 205,593 shares of restricted stock at $2.00 per share that are subject to a time-based vesting schedule over four years, provided that vesting may be partially accelerated if Mr. Leiske's employment is terminated without cause or upon a change in control of the company.

    In May 1999, we entered into an agreement with Stan F. Stoudenmire concerning the terms of his employment as Senior Vice President and Chief Financial Officer. The agreement provides for an annual salary of $150,000 and a bonus of up to $35,000. The bonus will be based on performance objectives as determined by the Chief Executive Officer and the board of directors. If
Mr. Stoudenmire's employment is terminated without cause and if Mr. Stoudenmire executes a release, he is entitled to six months severance pay. The agreement contains provisions restricting Mr. Stoudenmire from soliciting our employees for a period of one year following any termination of his employment. In connection with his employment,

Mr. Stoudenmire purchased 137,062 shares of restricted stock at $2.00 per share that are subject to a time-based vesting schedule over four years, provided that vesting may be partially accelerated if Mr. Stoudenmire's employment is terminated without cause or upon a change in control of the company.

    In October 1999, we entered into an agreement with Maurice A. Trebuchon concerning the terms of his employment as Executive Vice President and Chief Operating Officer. The agreement provides for an annual salary of $250,000, a signing bonus of $50,000 and a bonus of up to $250,000 annually. The bonus will be paid every six months and will be based on performance objectives as determined by the Chief Executive Officer and Mr. Trebuchon. If Mr. Trebuchon's employment is terminated without cause and if Mr. Trebuchon executes a release, he is entitled to nine months severance pay. In connection with his employment, Mr. Trebuchon purchased 446,250 shares of restricted stock at $2.00 per share that are subject to a time-based vesting schedule over four years, provided that vesting may be partially accelerated if Mr. Trebuchon's employment is terminated without cause or upon a change in control of the company.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our amended and restated certificate of incorporation and bylaws provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law and that we shall indemnify our officers, employees and agents to the fullest extent permitted under Delaware law.

    Our amended and restated certificate of incorporation also provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for:

    - any breach of the director's duty of loyalty to us or our stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - transactions from which the director derived an improper personal benefit.

    Any amendment, modification or repeal of these provisions will not eliminate or reduce the effect of these provisions for any act or failure to act, or any cause of action, suit or claim that would accrue or arise before any amendment, modification or repeal of these provisions. If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors will be so further limited to the greatest extent permitted by Delaware law. This limitation of liability does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

    We intend to enter into agreements to indemnify our executive officers and directors in addition to indemnification provided for in our amended and restated certificate of incorporation. These agreements, among other things, may require us to indemnify these individuals against liabilities that arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct, and to advance expenses incurred as a result of any proceedings against them for which they could be indemnified.

    The Company intends to purchase a directors and officers liability insurance policy with appropriate coverages prior to the completion of this offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors pursuant to the provisions of our charter documents, Delaware law or the agreements described above, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           RELATED PARTY TRANSACTIONS

RESTRUCTURING

    Prior to our formation, the AMTrix software business was conducted by Frontec AB and its wholly owned subsidiaries. Effective January 1, 1999, Frontec AB consolidated the AMTrix business in certain of its subsidiaries through a series of asset and stock contribution agreements. In connection with the consolidation of the AMTrix business into regional subsidiaries, Frontec AB also acquired a wholly owned subsidiary currently known as Viewlocity Integra AB. Pursuant to a stock contribution agreement dated February 21, 1999, as amended, Frontec AB capitalized Viewlocity Integra by contributing all of the capital stock of each of the regional subsidiaries to Viewlocity Integra.

    On February 22, 1999, Frontec AB formed Viewlocity, Inc., as a Delaware corporation and on February 23, 1999, contributed to us all of the issued and outstanding shares of Viewlocity Integra in exchange for 17,031,029 shares of our common stock. As a result, Viewlocity Integra and the regional operating subsidiaries became wholly owned subsidiaries of Viewlocity. In addition to the acquisition of the Frontec AB subsidiaries, we also agreed to assume all of the Frontec AB liabilities relating to the AMTrix business.

    The holders of common stock, of which Frontec AB currently owns a majority, were allocated two seats on our board of directors, of which one seat is currently filled by Olof Englund and the other seat is vacant. This right to representatives on our board expires upon completion of this offering.

SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE WARRANTS

    In February 1999, we sold an aggregate of 10,000,000 shares of our Series A convertible preferred stock at a price of $1.00 per share and warrants to purchase an aggregate of 7,005,495 shares of Series B convertible preferred stock at an exercise price of $1.82 per share. The purchasers of our Series A convertible preferred stock and the warrants to purchase our Series B convertible preferred stock were Battery Ventures IV, L.P., and Battery Investment Partners IV, LLC. The holders of the Series A convertible preferred stock were allocated two seats on our board of directors, of which one seat is currently filled by Scott R. Tobin and the other seat is currently filled by William M. Stuek, an independent director not affiliated with holders of the Series A convertible preferred stock. Mr. Stuek is affiliated with The Beacon Group III-Focus Value Fund, L.P. The right to representatives on our board expires upon completion of this offering. Based upon an assumed offering price of $13.00 per share in this offering, the shares of common stock to be issued upon conversion of the Series A convertible preferred stock would have an estimated value of $65.0 million.

    The holders of the warrants to purchase our Series B convertible preferred stock have irrevocably agreed to exercise the warrants on a cashless basis. Pursuant to the warrant agreements, the holders of the warrants will receive a number of shares of Series B convertible preferred stock equal to 7,005,495 multiplied by the difference between (a) the fair market value of a share of Series B convertible preferred stock and (b) $1.82, divided by the fair market value of a share of Series B convertible preferred stock. The fair market value of a share of Series B convertible preferred stock is defined as the initial public offering price per share of common stock in this offering multiplied by the number of shares or fraction of a share of common stock issuable upon conversion of the Series B convertible preferred stock. Each share of Series B convertible preferred stock is currently convertible into one-half of a share of common stock. The shares of Series A and Series B convertible preferred stock will automatically convert into an assumed aggregate of 7,521,978 shares of common stock upon completion of this offering. Based upon an assumed offering price of $13.00 per share in the offering and the cashless exercise of the warrants to purchase shares of Series B convertible preferred stock, the shares of common stock to be issued upon conversion of the Series B convertible preferred stock would have an estimated value of $32.8 million.

SERIES C CONVERTIBLE PREFERRED STOCK

    In connection with the Series A and Series B convertible preferred stock transactions, we issued 2,000 shares of our Series C convertible preferred stock to Frontec AB in exchange for the cancellation of certain liabilities owed to Frontec AB in the approximate amount of $15.4 million. These liabilities consisted of intercompany payables owed to Frontec AB by our subsidiaries in connection with the business of the AMTrix product line for periods prior to our formation. The shares of Series C convertible preferred stock will automatically convert into an assumed aggregate of 1,576,923 shares of our common stock upon completion of this offering, pursuant to a formula in which the number of shares of common stock into which the Series C convertible preferred stock converts is determined by dividing $20.5 million by the initial public offering price. Based upon an assumed offering price of $13.00 per share in the offering, the shares of common stock to be issued upon conversion of the Series C convertible preferred stock would have an estimated value of $20.5 million.

SERIES D CONVERTIBLE PREFERRED STOCK

    On December 30, 1999, we sold an aggregate of 9,801,020 our shares of Series D convertible preferred stock at a price of $2.94 per share. On
March 29, 2000, we sold an additional 662,653 shares of our Series D convertible preferred Stock at $2.94 per share to certain of our executive officers. The holders of the Series D convertible preferred stock were allocated one seat on our board of directors, which is currently being filled by Mark E. Hastings. This right to a representative on our board expires upon completion of this offering. The shares of Series D convertible preferred stock will automatically convert into 5,231,835 shares of common stock upon completion of this offering. Based upon an assumed offering price of $13.00 per share in this offering, the shares of common stock to be issued upon conversion of the Series D convertible preferred stock would have an estimated value of $68.0 million.

SERIES E CONVERTIBLE PREFERRED STOCK

    On April 18, 2000 and June 22, 2000, we sold 2,520,261 shares and 1,487,805 shares of our Series E convertible preferred stock, respectively, at a price of $6.17 per share. The shares of Series E convertible preferred stock will automatically convert into an aggregate of 2,004,031 shares of common stock upon completion of this offering.

    In connection with the convertible preferred stock financings described above, the following directors, executive officers and 5% stockholders purchased shares of preferred stock:

                                   NO. OF      NO. OF      NO. OF      NO. OF      NO. OF
                                 SHARES OF    SERIES B    SHARES OF   SHARES OF   SHARES OF
                                  SERIES A    PREFERRED   SERIES C    SERIES D    SERIES E      TOTAL        AGGREGATE
PURCHASER                        PREFERRED    WARRANTS    PREFERRED   PREFERRED   PREFERRED     SHARES     CONSIDERATION
---------                        ----------   ---------   ---------   ---------   ---------   ----------   -------------
Funds Affiliated with Battery
  Ventures IV, L.P.............  10,000,000   7,005,495        --      340,136     194,489    17,540,120    $12,200,000
Frontec AB.....................          --         --      2,000           --          --         2,000    $15,363,000
Funds Affiliated with BCI
  Growth V, L.P................          --         --         --     3,401,361    194,490     3,595,851    $11,200,000
Gregory Cronin.................          --         --         --      102,041          --       102,041    $   300,000
Maurice A. Trebuchon...........          --         --         --       68,027          --        68,027    $   200,000
Stan F. Stoudenmire............          --         --         --       23,810          --        23,810    $    70,000
Paul R. Leiske.................          --         --         --       58,163          --        58,163    $   171,000
Jeffrey B. Cashman.............          --         --         --      144,558          --       144,558    $   425,000


                                     AGGREGATE
                                     ESTIMATED
PURCHASER                        CURRENT VALUE (1)
---------                        -----------------
Funds Affiliated with Battery
  Ventures IV, L.P.............    $101,260,770(2)
Frontec AB.....................      20,500,000
Funds Affiliated with BCI
  Growth V, L.P................      23,373,025
Gregory Cronin.................         663,260
Maurice A. Trebuchon...........         442,169
Stan F. Stoudenmire............         154,765
Paul R. Leiske.................         378,053
Jeffrey B. Cashman.............         939,627

----------------------------------

(1) The aggregate estimated current value is based upon an assumed price per share of $13.00 in this offering multiplied by the number of shares of common stock issuable upon conversion of the preferred stock.

(2) Includes the assumed issuance of Series B convertible preferred stock upon the cashless exercise of the warrants to purchase shares of Series B convertible preferred stock. This number is based upon an assumed offering price of $13.00 per share in this offering.

    In connection with the above transactions, we also entered into an agreement with the investors in our Series A, B, D and E convertible preferred stock providing for registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. See "Description of Capital Stock--Registration Rights."

OPTIONS FOR FRONTEC AB EXECUTIVES

    In February 1999, we issued to certain executive officers and directors of Frontec AB options to purchase a total of 250,000 shares of our common stock, at an exercise price of $2.00 per share. We granted to each of Olof Englund, Bengt Wallentin, Christer Wahlander, Goran Tuvsedt and Sune Fogelstrom an option to purchase 50,000 shares of common stock. Christer Wahlander was an employee of Viewlocity at the time of the grant. These option holders exercised all of their options on or before April 4, 2000.

STOCK PURCHASE AND ESCROW AGREEMENT

    On March 12, 1999, we entered into a stock purchase and escrow agreement with Frontec AB, pursuant to which Frontec AB transferred to escrow 5,356,755 shares of our common stock then owned by Frontec AB. These escrowed shares were made available for grants of stock options, restricted stock or other grants to our employees, directors, consultants and other key persons provided that we purchase from Frontec AB these shares for $.02 per share. As of December 31, 1999, 3,084,066 shares of restricted stock had been sold to certain of our officers and employees out of the escrowed shares in exchange for promissory notes, and we had paid Frontec AB $61,681 for the shares. On January 1, 2000, we purchased the remaining 2,272,689 shares of common stock from Frontec AB for $45,454 and terminated the escrow agreement.

RESTRICTED STOCK ISSUED TO EXECUTIVE OFFICERS

    Effective September 2, 1999, certain of our executive officers purchased escrowed shares of common stock pursuant to our stock incentive plan and individualized restricted stock agreements at $2.00 per share. The executive officers who acquired the shares were Gregory Cronin (1,384,210 shares), Stan F. Stoudenmire (137,062 shares), Jeffrey B. Cashman (415,262 shares) and Paul R. Leiske (205,593 shares). Effective November 15, 1999, Maurice A. Trebuchon purchased 446,250 escrowed shares of common stock pursuant to our stock incentive plan and an individual restricted stock agreement at $2.00 per share. Each executive delivered to us a full recourse promissory note bearing a market rate of interest for the aggregate purchase price of the stock and entered into a restricted stock agreement that prohibits transfer of the shares prior to vesting and provides for forfeiture of any unvested shares upon termination of employment. The shares purchased generally vest over a four-year period immediately following the executive's date of employment. Each purchasing executive filed with the Internal Revenue Service an election to be taxed under
Section 83(b) of the Internal Revenue Code.

    In addition, stock option grants to directors and executive officers are described under the captions "Management--Director Compensation" and "Management--Executive Compensation."

LICENSE AGREEMENT WITH FRONTEC AB


    One of our wholly owned subsidiaries, Viewlocity AB, has an agreement with a subsidiary of Frontec AB pursuant to which Viewlocity AB grants to the Frontec AB subsidiary a world-wide non-exclusive right to market, sublicense and service the AMTrix product line. The initial term of the agreement ends November 1, 2002, and is thereafter subject to automatic two year extensions unless either party gives written notice of its intent to terminate the license. The agreement entitles the Frontec AB subsidiary to receive a 50% discount off of the list price for any AMTrix software it sublicenses, or a 70% discount for AMTrix software it sublicenses for EDI messaging only within the Nordic countries, which are Finland,

Norway, Sweden and Denmark, or to Nordic-based customers. In addition, the Frontec AB subsidiary receives 40% of the first year maintenance fee paid to a Viewlocity subsidiary by a customer if the Frontec AB subsidiary assisted in the sale of the maintenance contract. The Frontec AB subsidiary can also sell its own maintenance contracts directly to its customers, in which case Frontec AB is required to pay the Viewlocity subsidiary between 7% and 10.6% of the list price of the software being supported, depending on the level of support sold by the Frontec AB subsidiary. In fiscal 1999 and the six months ended June 30, 2000, we received license revenue of $638,000 and $546,000, respectively, and support revenue of $638,000 and $385,000, respectively, from Frontec AB in connection with this license arrangement.



SERVICES PROVIDED BY FRONTEC AB



    From time to time, we engage Frontec AB personnel on a contract basis to provide temporary professional services to our customers and to aid in limited software development projects. We pay Frontec AB fees for these contract services based on Frontec AB's standard time and materials rates. In fiscal 1999 and the six months ended June 30, 2000, Frontec AB billed us $34,000 and $393,200, respectively, for professional services and $345,000 and $351,700, respectively, for software development services. We believe that the fees charged by Frontec AB are no less favorable to us than the fees that we would have incurred had we engaged other third party service providers. We intend to continue to use Frontec AB's professional services from time to time in the future. We believe that these services also are available from other third party providers.


FRONTEC AB GUARANTEE OF SINGAPORE LINE OF CREDIT

    We maintain a line of credit with a bank in Singapore providing borrowings of up to $200,000 for working capital purposes. Interest is payable at the bank's prime rate plus 1%. The line of credit is secured by a corporate guarantee by Frontec AB and has no significant covenants.

POLICY ON FUTURE TRANSACTIONS

    Our board of directors has adopted a resolution whereby all future transactions with related parties, including any loans from us to our officers, directors and principal stockholders or their family members and affiliates must be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors or a majority of the disinterested stockholders, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table presents information about the beneficial ownership of our common stock as of August 31, 2000, and as adjusted to reflect the sale of common stock offered by this prospectus, by:

    - each person or entity who is known by us to be the beneficial owner of more than 5% of our outstanding common stock;

    - each of our directors;

    - each Named Executive Officer; and

    - all of our directors and executive officers as a group.

    Frontec AB, one of our stockholders, has granted to the underwriters the option to purchase up to 825,000 shares of common stock to cover over-allotments. Footnote (1) to the Principal and Selling Stockholders table below provides information concerning the stock holdings of Frontec AB after the offering if the over-allotment option is exercised in full.

    For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding prior to the offering includes 16,685,116 common shares outstanding as of August 31, 2000, and 16,334,767 shares issuable upon the automatic conversion of our convertible preferred stock upon completion of this offering. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the securities. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options, but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

    Except as noted below, the business address of the named beneficial owner is c/o Viewlocity, Inc., 3475 Piedmont Road, Suite 1700, Atlanta, Georgia 30305.

                                                          NUMBER OF SHARES
                                                         BENEFICIALLY OWNED      PERCENT BENEFICIALLY
                                                       -----------------------       OWNED AFTER
NAME OF BENEFICIAL OWNER                                 SHARES     PERCENTAGE         OFFERING
------------------------                               ----------   ----------   --------------------
Frontec AB (1)......................................   13,401,196      40.6%             34.8%
Entities affiliated with Battery Ventures IV, L.P.
  (2)...............................................    7,789,290      23.6              20.2
Entities affiliated with BCI Growth V, L.P. (3).....    1,797,925       5.4               4.7
Gregory Cronin (4)..................................    1,435,226       4.3               3.7
Maurice A. Trebuchon (5)............................      480,263       1.5               1.2
Stan F. Stoudenmire (6).............................      148,967         *                 *
Jeffrey B. Cashman (7)..............................      487,541       1.5               1.3
Paul R. Leiske (8)..................................      234,674         *                 *
Leo Apotheker (9)...................................       42,510         *                 *
Olof Englund (10)...................................   13,301,196      40.3              34.5
Mark E. Hastings (11)...............................    1,797,925       5.4               4.7
William M. Stuek (12)...............................    1,230,994       3.7               3.2
Scott R. Tobin (13).................................    7,789,290      23.6              20.2
All directors and executive officers as a group (10
  persons)..........................................   26,948,586      81.6              70.0

------------------------

* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

 (1) Includes 150,000 shares held by executive officers and directors of Frontec AB. Frontec AB is located at Gardsvagen 7, S-169 70 Solna, Sweden. If the underwriters exercise their over-allotment in full,

     Frontec AB will sell 825,000 shares of common stock in this offering and would remain the beneficial owner of 12,726,196 shares of common stock. The board of directors of Frontec AB currently consists of Olof Englund, Franco Fateli, Sure Fogelstrom, Bo Lundh, Ann Nilsson, Leif Rylander, Magnus Wahlback, Bengt Wallentin, and Jan Westlund. Olof Englund is a member of our board of directors.

 (2) Includes 7,672,452 shares held by Battery Ventures IV, L.P. and 116,838 shares held by Battery Investment Partners IV, LLC. Entities affiliated with Battery Ventures IV, L.P. are located at 20 William Street, Wellesley, MA 02181. Battery Investment Partners IV, LLC is the managing partner of Battery Ventures IV, L.P. Thomas J. Crotty, Robert G. Barrett, Oliver D. Curme, Todd A. Dagres, Richard D. Frisbie and Kenneth P. Lawler are the general members and general partners of Battery Investment Partners IV, LLC and Battery Ventures IV, L.P., respectively.

 (3) Includes 1,769,086 shares held by BCI Growth V, L.P. and 28,839 shares held by BCI Investors, LLC. Entities affiliated with BCI Growth V, L.P. are located at Glenpointe Centre West, Teaneck, NJ 07666-6883. Glenpointe Associates V, LLC is the General Partner of BCI Growth V, LLC. The managing members of Glenpointe Associates V, LLC are Mark E. Hastings, Ted Horton, Hoyt Goodrich, Bart Goodwin, Don Remey, Peter Wilde, Tom Cusick and Steve Eley. The managing members of BCI Investors, LLC are Mark E. Hastings, Ted Horton, Hoyt Goodrich, Bart Goodwin, Don Remey, Peter Wilde, Tom Cusick and Steve Eley. Mark E. Hastings is a member of our board of directors.

 (4) Includes 951,643 shares subject to repurchase by Viewlocity.

 (5) Includes 318,750 shares subject to repurchase by Viewlocity.

 (6) Includes 99,775 shares subject to repurchase by Viewlocity.

 (7) Includes 268,181 shares subject to repurchase by Viewlocity.

 (8) Includes 137,072 shares subject to repurchase by Viewlocity.

 (9) Includes 42,510 shares subject to options which are exercisable within 60 days of August 31, 2000.

 (10) Includes 13,251,196 shares held by Frontec AB. Mr. Englund is an executive director of Frontec AB.

 (11) Includes 1,769,086 shares held by BCI Growth V, L.P. and 28,839 shares held by BCI Investors, LLC. Mr. Hastings is a general partner of BCI Partners, L.P.

 (12) Includes 1,145,960 shares held by The Beacon Group III--Focus Value Fund, L.P. Mr. Stuek is a senior advisor of The Beacon Group III--Focus Value Fund, L.P.

 (13) Includes 7,672,452 shares held by Battery Ventures IV, L.P. and 116,838 shares held by Battery Investment Partners IV, LLC. Mr. Tobin is a general partner of Battery Ventures.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share, and 40,000,000 shares of preferred stock, $.01 par value per share. The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and bylaws that we intend to adopt prior to the completion of this offering.

COMMON STOCK

    As of August 31, 2000, there were 16,685,116 shares of common stock outstanding. Upon the exercise of warrants to purchase shares of our Series B convertible preferred stock and the conversion of all outstanding shares of our convertible preferred stock, which will automatically occur upon closing of this offering according to the terms of our amended and restated certificate of incorporation, there will be an aggregate of 33,019,883 shares of common stock outstanding.

    The holders of common stock are entitled to one vote per share for the election of directors and on all other matters to be submitted to a vote of our stockholders. Subject to the rights of any holders of preferred stock that may be issued in the future, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors and paid out of funds legally available for that purpose. In the event of our dissolution, liquidation or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued by us in connection with this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 40,000,000 shares of preferred stock in one or more series. The board also has the right to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of any preferred stock issued, including dividend rights and rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, liquidation preferences and the number of shares constituting any series or designations of a series. The issuance of preferred stock with greater rights, privileges and preferences than those applicable to the common stock may adversely affect the voting power, market price and other rights and privileges of the common stock, and may delay or prevent a change of control of our company.

    As of August 31, 2000, there were 10,000,000 shares of Series A convertible preferred stock outstanding, warrants to purchase 7,005,495 shares of Series B convertible preferred stock outstanding, 2,000 shares of Series C convertible preferred stock outstanding, 10,463,673 shares of Series D convertible preferred stock outstanding and 4,008,066 shares of Series E convertible preferred stock outstanding. Pursuant to their terms, each outstanding share of Series A, B, D and E convertible preferred stock will automatically convert into one-half of a share of common stock upon the completion of this offering. All outstanding shares of Series C convertible preferred stock will automatically convert into a number of shares of common stock upon the completion of this offering determined by dividing $20.5 million by the initial public offering price. Accordingly, no shares of preferred stock will be outstanding upon the closing of this offering.

REGISTRATION RIGHTS

    On June 22, 2000, we entered into a third amended and restated registration rights agreement with the holders of our Series A, B, D and E convertible preferred stock and warrants, pursuant to which investors holding an aggregate of 15,073,936 shares of common stock are entitled to certain rights with respect to the registration of these shares under the Securities Act.

    At any time, the holders of at least 20% of the shares of our common stock covered by the agreement may request that we register their shares under the Securities Act. If at any time we propose to register any of our common stock under the Securities Act, either for our own account or for the account of our stockholders, the holders of these shares are entitled to notice of registration and to include their shares of common stock in the registration. In addition, after we have been a reporting company under the securities laws for at least one year, and we have been filing SEC reports in a timely manner, any holder of shares covered by the registration rights agreement may request that we register all or part of their shares under the Securities Act, subject to a minimum anticipated aggregate price to the public of the shares covered by the requested registration. These registration rights are subject to conditions and limitations, among which is the right of the underwriters in an offering to limit the number of shares to be included in the registration.

WARRANTS

    On October 27, 1999, we entered into a convertible debenture financing with William Street Associates II, LLC. In connection with that transaction, we issued to William Street a warrant that expires on October 27, 2004, for the purchase of 196,875 shares of our common stock at a price of $2.00 per share. On November 12, 1999, we entered into an equipment lease financing agreement with CommVest, LLC and issued to CommVest a warrant that expires on November 12, 2004, for the purchase of 75,000 shares of our common stock at a price of $2.00 per share. On November 26, 1999, we entered into a line of credit agreement with Imperial Bancorp and issued to Imperial Bancorp a warrant that expires on November 26, 2006, for the purchase of 44,217 shares of our common stock at a price of $5.88 per share. Each of these warrants is subject to anti-dilution adjustment if we issue additional shares of capital stock prior to this offering at a price per share less than the applicable exercise price of the warrant.

    As of August 31, 2000, there were warrants outstanding to purchase 7,005,495 shares of Series B convertible preferred stock. The holders of these warrants have irrevocably agreed to exercise the warrants on a cashless basis immediately prior to the completion of this offering. Pursuant to the warrant agreements, the holders of the warrants will receive a number of shares of Series B convertible preferred stock equal to 7,005,495 multiplied by the difference between (a) the fair market value of a share of Series B convertible preferred stock and (b) $1.82, divided by the fair market value of a share of Series B convertible preferred stock. The fair market value of a share of Series B convertible preferred stock is defined as the initial public offering price per share of common stock in this offering multiplied by the number of shares or fraction of a share of common stock issuable upon conversion of the Series B convertible preferred stock. Each share of Series B convertible preferred stock currently is convertible into one-half of a share of common stock. Based on an assumed offering price of $13.00, the holders of the warrants will receive 5,043,956 shares of Series B convertible preferred stock, which will automatically convert into 2,521,978 shares of our common stock upon completion of this offering.

ANTI-TAKEOVER EFFECTS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

ANTI-TAKEOVER PROVISIONS

    Our board of directors, without stockholder approval, has the authority under our amended and restated certificate of incorporation to issue preferred stock with rights superior to the rights of holders of common stock. As a result, preferred stock may be issued quickly and may adversely affect the rights of holders of common stock and may be issued with terms calculated to delay or prevent a change of control of our company or make removal of management more difficult.

    Under Delaware law, all stockholder actions must be effected at a duly called annual or special meeting or by written consent. Our amended and restated certificate of incorporation provides that stockholder action may not be effected by written consent. The amended and restated certificate of incorporation also provides that the board is divided into three classes, with each director assigned to a class with a term of three years.

    Our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors, the chairman of the board of directors, the chief executive officer or the president. In addition, our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. These provisions of our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors, and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce vulnerability to an unsolicited acquisition proposal and, accordingly, may discourage potential acquisition proposals and may delay or prevent a change in control. These provisions may also have the effect of preventing changes in our management.

EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prevents publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for three years following the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of the statute, a "business combination" includes a merger, consolidation or sale of more than 10% of the assets of our company, and an "interested stockholder" is any entity or person beneficially owning 15% or more of the outstanding voting stock of our company and any entity or person affiliated with or controlling or controlled by such an entity or person.

LISTING

    Our shares of common stock are proposed to be listed for quotation on the Nasdaq National Market under the symbol VIEW.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is SunTrust Bank, Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market after the offering may adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

    After this offering, 38,519,883 shares of our common stock will be outstanding, assuming none of the outstanding stock options or warrants are exercised. Of these shares, all of the 5,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.


    The following table indicates approximately when the 33,019,883 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market. Frontec AB also has advised us that it may sell up to 5 million shares of our common stock to one or more third parties prior to or after this offering in a privately negotiated transaction. Chase Securities Inc. has agreed to waive the lock-up agreement with respect to such a sale provided that the purchasers agree to a lock-up period of 180 days after the date of this prospectus.


                                                        ELIGIBILITY OF RESTRICTED
                                                         SHARES FOR SALE IN THE
                                                              PUBLIC MARKET
                                                        -------------------------
On the date of this prospectus........................                  --
180 days after the date of this prospectus............          12,937,492
Thereafter upon expiration of one year holding
  periods.............................................           6,831,195
270 days after the date of this prospectus............          13,251,196

    Most of the restricted shares that will become available for sale in the public market starting 180 or 270 days after the date of this prospectus will be subject to volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 385,199 shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of sale on Form 144 is filed.

    Sales under Rule 144 also are subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been one of our affiliates at any time during the 90 days before a sale and who has beneficially owned restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with certain restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

    Our directors, officers and all of our stockholders, warrantholders and optionees holding shares and options to acquire shares of our common stock after this offering are subject to lock-up agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, or 270 days in the case of Frontec AB. Transfers or dispositions can be made sooner with the prior written consent of Chase Securities Inc. While there is no specific criteria for determining whether to release shares from the lock-up arrangements, Chase Securities Inc. will consider the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time, including the trading price of our common stock. Except as described above with regard to Frontec AB, Chase Securities Inc. does not presently intend to waive any lock-up arrangements. We have also entered into an agreement with Chase Securities Inc. that we will not, subject to certain exceptions, offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus.

REGISTRATION RIGHTS AND STOCK PLANS

    Some of our existing stockholders and warrantholders have the right to require us to register under the Securities Act up to 15,073,936 shares of their common stock at any time. All of these shares are subject to the lock-up agreements described above. Once we register these shares, they can be freely sold in the public market, subject to these lock-up agreements. See "Description of Capital Stock--Registration Rights."

    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 10,856,755 shares of common stock reserved for issuance under our stock incentive plans and our employee stock purchase plan. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. As the number of shares reserved for issuance under these plans increases, we will file amendments to this registration statement covering the additional shares. As of August 31, 2000, options to purchase 2,531,964 shares of common stock were issued and outstanding. When the lock-up agreements described above expire, there will be vested options outstanding that will be exercisable to acquire 1,691,398 shares of common stock, based on options outstanding as of August 31, 2000. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement
dated            , the underwriters named below, through their representatives,
Chase Securities Inc., Bear, Stearns & Co. Inc. and Wit SoundView Corporation, have severally agreed to purchase from us the respective numbers of shares of common stock set forth opposite their names below:

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Chase Securities Inc........................................
Bear, Stearns & Co. Inc.....................................
Wit SoundView Corporation...................................

                                                              ---------
    Total...................................................  5,500,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are obligated to purchase all shares of common stock offered by us (other than those shares covered by the over-allotment option described below) if they purchase any shares.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                             PAID BY THE SELLING
                               PAID BY VIEWLOCITY                STOCKHOLDER
                           ---------------------------   ---------------------------
                           NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                           -----------   -------------   -----------   -------------
Per Share................    $              $              $    --        $
Total....................    $              $              $    --        $

    We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $           . The underwriting
discounts and commissions have been determined through negotiations among representatives of the underwriters and us and will equal approximately 7% of the aggregate proceeds raised by us in the offering.

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $     per share. The underwriters may allow and the dealers may reallow a
concession not in excess of $     per share to certain other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. The representatives have informed us that the underwriters do not intend to confirm discretionary sales of more than 5% of the shares of common stock offered in this offering.

    The selling stockholder has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 825,000 additional shares of common stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. The selling stockholder will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with the sale of shares of common stock offered hereby.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

    All of our stockholders, including officers, directors, principal stockholders, warrantholders and optionees who will own in the aggregate 35,867,939 shares of common stock after the offering, have agreed not to, without the prior written consent of Chase Securities Inc., sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus, or 270 days in the case of Frontec AB. While there are no specific criteria for determining whether to release shares from the lock-up arrangements, Chase Securities Inc. will consider the reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time, including the trading price of our common stock. Except with regard to Frontec AB, Chase Securities Inc. does not presently intend to waive any lock-up arrangements. We have agreed that we will not, without the prior written consent of Chase Securities Inc., sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof and may grant additional options under our stock option plans. Without the prior written consent of Chase
Securities Inc., none of these additional options shall be exercisable during the 180 day period.

    At our request, the underwriters have reserved not more than 5% of the 5,500,000 shares of common stock offered hereby for sale at the initial public offering price to our non-employee directors, business associates and related persons. The number of shares of common stock available for sale to the general public will be reduced by the number of reserved shares these persons purchase. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. Persons who purchase reserved shares will be required to agree that they will not, without the prior written consent of Chase
Securities Inc., sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation among us and the representatives of the underwriters. Among the factors considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and our prospects, the present state of our business operations, our management and other factors deemed relevant.

    We have applied for quotation of the common stock on the Nasdaq National Market under the symbol VIEW.

    Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. This stabilizing, if commenced, may be discontinued at any time.

    A prospectus in electronic format is being made available on an Internet website maintained by Wit SoundView Corporation's strategic partner, E*Trade Securities, Inc., and may be made available on websites maintained by other underwriters or selected dealers. The representatives of the underwriters may agree to allocate a number of shares to Wit Capital Corporation and other underwriters for sale to their online brokerage account holders. Persons who have opened online brokerage accounts with these underwriters may review a copy of this prospectus online and may elect to purchase shares in this offering through their online brokerage accounts. Internet distributions will be allocated by the representatives of the underwriters on the same basis as other allocations.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. As of the date of this prospectus, attorneys with Morris, Manning and Martin, L.L.P. own approximately 10,535 shares of our common stock. King & Spalding has served as counsel for the underwriters in connection with this offering.

                                    EXPERTS


    The consolidated financial statements of Viewlocity, Inc., as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.



    The financial statements of Nexstep, Inc., as of December 31, 1999 and for the period from inception (January 26, 1999) through December 31, 1999 included in this prospectus have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.



    The financial statements of SC21 Pte. Ltd. as of December 31, 1998 and 1999, for the year ended December 31, 1999, and the period from inception
(November 13, 1998) through December 31, 1998 included in this prospectus have been included in this prospectus in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus is only a part of the registration statement and does not contain all of the information included in the registration statement. Further information with respect to Viewlocity and the common stock offered hereby can be found in the registration statement and the exhibits and schedules thereto. Statements made in this prospectus as to the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms and in each instance reference is made to the copy of that contract or other documents filed as an exhibit to the registration statement. The registration statement and the exhibits and schedules thereto may be inspected without charge, and copied at prescribed rates, at the Public Reference Room maintained by the SEC in Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the following regional offices of the SEC: Seven World Trade Center, Room 1400, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, Viewlocity is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Information concerning Viewlocity is also available for inspection at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

    Viewlocity intends to furnish to its stockholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                       VIEWLOCITY, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
VIEWLOCITY, INC. AND SUBSIDIARIES

Report of Independent Accountants...........................     F-2

Consolidated Financial Statements:

  Consolidated Balance Sheets...............................     F-3

  Consolidated Statements of Operations.....................     F-4

  Consolidated Statements of Changes in Stockholders' Equity
    (Deficit) and Comprehensive Income......................     F-5

  Consolidated Statements of Cash Flows.....................     F-6

  Notes to Consolidated Financial Statements................     F-7

VIEWLOCITY, INC. AND SUBSIDIARIES--UNAUDITED PRO FORMA
  FINANCIAL INFORMATION.....................................    F-30

Unaudited Pro Forma Consolidated Balance Sheet..............    F-31

Unaudited Pro Forma Consolidated Statements of Operations...    F-32

Notes to the Unaudited Pro Forma Financial Information......    F-34

NEXSTEP, INC.

Report of Independent Accountants...........................    F-35

Financial Statements:

  Balance Sheet.............................................    F-36

  Statement of Operations...................................    F-37

  Statement of Changes in Stockholders' Deficit.............    F-38

  Statement of Cash Flows...................................    F-39

  Notes to Financial Statements.............................    F-40

SC21 PTE. LTD.

Report of Independent Accountants...........................    F-43

Financial Statements:

  Balance Sheets............................................    F-44

  Statements of Operations..................................    F-45

  Statements of Changes in Stockholders' Deficit and
    Comprehensive Income....................................    F-46

  Statements of Cash Flows..................................    F-47

  Notes to Financial Statements.............................    F-48

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Viewlocity, Inc. and Subsidiaries:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Viewlocity, Inc. and its subsidiaries (the "Company") at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                        /s/ PRICEWATERHOUSECOOPERS LLP

                                        PricewaterhouseCoopers LLP

Atlanta, Georgia
July 28, 2000, except for Note 15,
which is as of September 21, 2000

                       VIEWLOCITY, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                                                                        STOCKHOLDERS'
                                                                     DECEMBER 31,                       EQUITY AS OF
                                                             -----------------------------   JUNE 30,     JUNE 30,
                                                                 1998            1999          2000         2000
                                                             -------------   -------------   --------   -------------
                                                                                                   (UNAUDITED)
                                                       ASSETS
Current assets:
  Cash and cash equivalents................................    $  1,597        $  9,316      $19,378
  Accounts receivable, net.................................       5,323           4,827        9,059
  Other receivables........................................         465             514        1,265
  Prepaid expenses and other current assets................         216             719        2,095
                                                               --------        --------      --------

      Total current assets.................................       7,601          15,376       31,797
Property and equipment, net................................       1,415           2,383        5,147
Capitalized software development, net......................         725             940          908
Goodwill and other intangibles, net........................          --             104        6,520
Other non-current assets...................................         157             307          234
                                                               --------        --------      --------
      Total assets.........................................    $  9,898        $ 19,110      $44,606
                                                               ========        ========      ========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.........................................    $    866        $  4,650      $ 3,936
  Short-term debt..........................................       2,650           2,708        2,787
  Payables to associated companies.........................          --           1,320          669
  Capital lease obligations................................          --             104          303
  Accrued expenses.........................................       2,421           4,997        8,319
  Deferred revenues........................................       1,922           1,453        3,690
                                                               --------        --------      --------
      Total current liabilities............................       7,859          15,232       19,704
Payables to associated companies...........................      14,527              --           --
Capital lease obligations, less current portion............          --             589        1,451
Deferred income taxes......................................         351             324          304
Other......................................................          83              --          163
                                                               --------        --------      --------
      Total liabilities....................................      22,820          16,145       21,622
                                                               --------        --------      --------

Commitments and contingencies

Redeemable, convertible preferred stock: issuable in
  series, $.01 par value; 39,998 shares authorized; 19,801
  shares issued and outstanding at December 31, 1999;
  24,472 shares issued and outstanding at June 30, 2000....          --          23,751       79,373      $     --
                                                               --------        --------      --------     --------

Stockholders' equity (deficit):
  Divisional equity (deficit)..............................     (15,060)             --           --            --
  Convertible preferred stock: $.01 par value; 2 shares
    authorized; 2 shares issued and outstanding at December
    31, 1999 and June 30, 2000.............................          --              --           --            --
  Common stock: $.01 par value; 100,000 shares authorized;
    17,031 shares issued and outstanding at December 31,
    1999; 18,032 shares issued and outstanding at June 30,
    2000; 34,367 shares issued and outstanding (pro
    forma).................................................          --             170          180           344
  Additional paid in capital...............................          --          41,002       36,262       115,471
  Treasury stock: 1,789 shares held in treasury at
    June 30, 2000..........................................          --              --          (36)          (36)
  Notes receivable from stockholders.......................          --          (6,168)      (6,817)       (6,817)
  Deferred compensation....................................          --              --         (750)         (750)
  Retained earnings (deficit)..............................          --         (57,318)     (86,662)      (86,662)
  Accumulated other comprehensive income...................       2,138           1,528        1,434         1,434
                                                               --------        --------      --------     --------
      Total stockholders' equity (deficit).................     (12,922)        (20,786)     (56,389)     $ 22,984
                                                               --------        --------      --------     ========
      Total liabilities and stockholders' equity
        (deficit)..........................................    $  9,898        $ 19,110      $44,606
                                                               ========        ========      ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                   SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            JUNE 30,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
Revenue:
  Licenses.....................................  $ 6,522    $ 6,767    $  8,849   $  3,939   $  7,803
  Support......................................    1,609      2,024       2,991      1,452      2,103
  Services.....................................    3,563      4,873       7,608      4,109      4,902
                                                 -------    -------    --------   --------   --------
        Total revenue..........................   11,694     13,664      19,448      9,500     14,808
                                                 -------    -------    --------   --------   --------
Cost of revenue:
  Licenses.....................................      162        362       1,024        351        719
  Support and services.........................    4,102      5,977      10,160      4,129      7,385
                                                 -------    -------    --------   --------   --------
        Total cost of revenue..................    4,264      6,339      11,184      4,480      8,104
                                                 -------    -------    --------   --------   --------
Gross profit...................................    7,430      7,325       8,264      5,020      6,704
                                                 -------    -------    --------   --------   --------
Operating expenses:
  Sales and marketing..........................    8,199      8,208      14,580      5,852     16,320
  Research and development.....................    3,132      2,784       4,045      1,565      7,142
  General and administrative...................    4,986      4,741       8,891      3,158      4,504
  Purchased research and development...........       --         --          --         --      5,200
  Stock based compensation.....................       --         --          --         --      1,499
  Depreciation and amortization................      756      1,061       1,088        467      1,447
                                                 -------    -------    --------   --------   --------
        Total operating expenses...............   17,073     16,794      28,604     11,042     36,112
                                                 -------    -------    --------   --------   --------
Operating loss.................................   (9,643)    (9,469)    (20,340)    (6,022)   (29,408)
                                                 -------    -------    --------   --------   --------
Other income (expense):
  Other, net...................................      279        (15)        (46)        34         45
  Interest, net................................      (53)      (191)         67         66        155
                                                 -------    -------    --------   --------   --------
        Other income (expense), net............      226       (206)         21        100        200
                                                 -------    -------    --------   --------   --------
Loss before provision (benefit) for income
  taxes........................................   (9,417)    (9,675)    (20,319)    (5,922)   (29,208)
                                                 -------    -------    --------   --------   --------
Provision (benefit) for income taxes...........      244        (45)         94         53        136
                                                 -------    -------    --------   --------   --------
Net loss.......................................   (9,661)    (9,630)    (20,413)    (5,975)   (29,344)
Accretion to preferred stock redemption
  value........................................       --         --      (3,233)        --    (13,748)
                                                 -------    -------    --------   --------   --------
Net loss attributable to common stockholders...  $(9,661)   $(9,630)   $(23,646)  $ (5,975)  $(43,092)
                                                 =======    =======    ========   ========   ========
Net loss per share:
  Basic and diluted............................  $ (0.57)   $ (0.57)   $  (1.39)  $  (0.35)  $  (2.72)
                                                 =======    =======    ========   ========   ========
  Weighted average shares used in
    computation................................   17,031     17,031      17,031     17,031     15,826
                                                 =======    =======    ========   ========   ========
Pro forma net loss per share (unaudited):
  Basic and diluted............................                        $  (0.92)             $  (1.05)
                                                                       ========              ========
  Weighted average shares used in
    computation................................                          22,168                28,020
                                                                       ========              ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                            AND COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                 COMMON STOCK         PREFERRED STOCK
                                              -------------------   -------------------                              NOTES
                                 DIVISIONAL    NUMBER                NUMBER               ADDITIONAL               RECEIVABLE
                                   EQUITY        OF                    OF                  PAID IN     TREASURY       FROM
                                 (DEFICIT)     SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL      STOCK     STOCKHOLDERS
                                 ----------   --------   --------   --------   --------   ----------   --------   ------------
BALANCE DECEMBER 31, 1996......   $(12,318)        --      $ --         --      $   --     $     --     $  --       $    --

  Net loss.....................     (9,661)
  Contributions from parent....      8,017
  Change in translation
    adjustment.................
                                  --------    -------      ----      -----      ------     --------     -----       -------
BALANCE DECEMBER 31, 1997......    (13,962)        --        --         --          --           --        --            --

  Net loss.....................     (9,630)
  Contributions from parent....      8,532
  Change in translation
    adjustment.................
                                  --------    -------      ----      -----      ------     --------     -----       -------
BALANCE DECEMBER 31, 1998......    (15,060)        --        --         --          --           --        --            --

  Contributions from parent....        963
  Effect of separation.........     14,097     17,031       170                              22,638
  Issuance of preferred
    stock--series C............                                          2          --       15,363
  Repurchase of common stock...                                                                           (62)
  Issuance of common stock
    under stock incentive
    plan.......................                                                               6,106        62        (6,168)
  Issuance of warrants.........                                                                 128
  Accretion of preferred
    stock......................                                                              (3,233)
  Net loss.....................
  Change in translation
    adjustment.................
                                  --------    -------      ----      -----      ------     --------     -----       -------
BALANCE DECEMBER 31, 1999......         --     17,031       170          2          --       41,002        --        (6,168)

  Repurchase of common stock...                                                                           (45)
  Issuance of common stock for
    acquisition................                 1,001        10                               5,876
  Issuance of common stock
    under stock incentive
    plan.......................                                                               1,370         9          (649)
  Deferred compensation related
    to grant of stock
    options....................                                                               1,762
  Amortization of deferred
    compensation...............
  Accretion of preferred
    stock......................                                                             (13,748)
  Net loss.....................
  Change in translation
    adjustment.................
                                  --------    -------      ----      -----      ------     --------     -----       -------
BALANCE JUNE 30, 2000
  (UNAUDITED)..................   $     --     18,032      $180          2      $   --     $ 36,262     $ (36)      $(6,817)
                                  ========    =======      ====      =====      ======     ========     =====       =======


                                                             ACCUMULATED         TOTAL
                                                                OTHER        STOCKHOLDERS'
                                   DEFERRED      RETAINED   COMPREHENSIVE       EQUITY
                                 COMPENSATION    EARNINGS       INCOME         (DEFICIT)
                                 -------------   --------   --------------   -------------
BALANCE DECEMBER 31, 1996......     $    --      $    --       $    66         $(12,252)
  Net loss.....................                                                  (9,661)
  Contributions from parent....                                                   8,017
  Change in translation
    adjustment.................                                  1,777            1,777
                                    -------      --------      -------         --------
BALANCE DECEMBER 31, 1997......          --           --         1,843          (12,119)
  Net loss.....................                                                  (9,630)
  Contributions from parent....                                                   8,532
  Change in translation
    adjustment.................                                    295              295
                                    -------      --------      -------         --------
BALANCE DECEMBER 31, 1998......          --           --         2,138          (12,922)
  Contributions from parent....                                                     963
  Effect of separation.........                  (36,905)                            --
  Issuance of preferred
    stock--series C............                                                  15,363
  Repurchase of common stock...                                                     (62)
  Issuance of common stock
    under stock incentive
    plan.......................                                                      --
  Issuance of warrants.........                                                     128
  Accretion of preferred
    stock......................                                                  (3,233)
  Net loss.....................                  (20,413)                       (20,413)
  Change in translation
    adjustment.................                                   (610)            (610)
                                    -------      --------      -------         --------
BALANCE DECEMBER 31, 1999......          --      (57,318)        1,528          (20,786)
  Repurchase of common stock...                                                     (45)
  Issuance of common stock for
    acquisition................                                                   5,886
  Issuance of common stock
    under stock incentive
    plan.......................                                                     730
  Deferred compensation related
    to grant of stock
    options....................      (1,762)                                         --
  Amortization of deferred
    compensation...............       1,012                                       1,012
  Accretion of preferred
    stock......................                                                 (13,748)
  Net loss.....................                  (29,344)                       (29,344)
  Change in translation
    adjustment.................                                    (94)             (94)
                                    -------      --------      -------         --------
BALANCE JUNE 30, 2000
  (UNAUDITED)..................     $  (750)     $(86,662)     $ 1,434         $(56,389)
                                    =======      ========      =======         ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               SIX MONTHS
                                                                                                  ENDED
                                                             YEAR ENDED DECEMBER 31,            JUNE 30,
                                                          ------------------------------   -------------------
                                                            1997       1998       1999       1999       2000
                                                          --------   --------   --------   --------   --------
                                                                                               (UNAUDITED)
Cash flow provided by (used in) operating activities:
  Net loss..............................................  $(9,661)   $(9,630)   $(20,413)  $(5,975)   $(29,344)
  Adjustments to reconcile net loss to cash flow
    provided by (used in) operating activities:
  Depreciation and amortization.........................      756      1,061       1,088       467       1,447
  Purchased research and development....................       --         --          --        --       5,200
  Stock based compensation..............................       --         --          33        --       1,499
  Allowance for doubtful accounts.......................      (39)       117          67        60         313
  Deferred income taxes.................................       79       (229)        (27)      (15)        (20)
  Changes in assets and liabilities:
    Accounts receivable.................................     (463)      (885)        429      (878)     (3,840)
    Other receivables...................................     (142)      (210)        (49)      120        (751)
    Prepaid expenses and other current assets...........      171        (97)       (433)     (216)     (1,376)
    Accounts payable....................................      (36)      (142)      3,784       120      (1,069)
    Accrued expenses....................................     (266)       129       2,577     1,418         721
    Associated company payables, net....................    1,948     (1,223)      3,119     2,915        (651)
    Deferred revenue....................................      311      1,269        (470)      521       2,237
    Other...............................................      (34)      (198)       (138)       39         405
                                                          -------    -------    --------   -------    --------
        Net cash provided by (used in) operating
          activities....................................   (7,376)   (10,038)    (10,433)   (1,424)    (25,229)
                                                          -------    -------    --------   -------    --------
Cash flow used in investing activities:
  Capital expenditures..................................     (735)      (567)     (1,825)     (336)     (3,349)
  Capitalized software development costs................     (485)      (436)       (422)     (181)       (198)
  Acquisition of business...............................       --         --        (180)     (180)     (4,703)
                                                          -------    -------    --------   -------    --------
        Net cash used in investing activities...........   (1,220)    (1,003)     (2,427)     (697)     (8,250)
                                                          -------    -------    --------   -------    --------
Cash flow provided by financing activities:
  Borrowing (repayment) of short-term debt, net.........      (46)     2,419          58      (110)         --
  Borrowing under capital leases, net...................       --         --         693        --       1,061
  Issuance of common stock..............................       --         --          --        --         685
  Repurchase of common stock............................       --         --         (62)       --          --
  Issuance of preferred stock, net......................       --         --      20,518     9,950      41,874
  Capital contributions by Frontec AB...................    8,017      8,532          --        --          --
                                                          -------    -------    --------   -------    --------
        Net cash provided by financing activities.......    7,971     10,951      21,207     9,840      43,620
                                                          -------    -------    --------   -------    --------
Effect of exchange rate on cash flows...................    1,677        265        (628)     (510)        (79)
Net increase in cash....................................    1,052        175       7,719     7,209      10,062

Cash at beginning of period.............................      370      1,422       1,597     1,597       9,316
                                                          -------    -------    --------   -------    --------
Cash at end of period...................................  $ 1,422    $ 1,597    $  9,316   $ 8,806    $ 19,378
                                                          =======    =======    ========   =======    ========
Supplemental cash flow information:
  Cash paid for interest................................  $    59    $   208    $    180   $    33    $    227
                                                          =======    =======    ========   =======    ========
  Cash paid for taxes...................................  $    89    $   177    $     46   $    33    $     39
                                                          =======    =======    ========   =======    ========
Noncash financing activities:
  Conversion of associated company payables to Series C
    convertible preferred stock.........................  $    --    $    --    $ 15,363   $14,685    $     --
                                                          =======    =======    ========   =======    ========
  Noncash capital contributions by parent...............  $    --    $    --    $    963   $   948    $     --
                                                          =======    =======    ========   =======    ========
  Deferred stock compensation...........................  $    --    $    --    $    128   $    --    $     --
                                                          =======    =======    ========   =======    ========
  Issuance of common stock for acquisition..............  $    --    $    --    $     --   $    --    $  5,886
                                                          =======    =======    ========   =======    ========
  Common stock issued for notes receivable..............  $    --    $    --    $  6,168   $    --    $    649
                                                          =======    =======    ========   =======    ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. ORGANIZATION

    Viewlocity, Inc. (referred to hereafter as "we," "Viewlocity" or the "Company"), a Delaware corporation, provides e-business software and services that enable integration and synchronization of web-enabled trading communities. Viewlocity's software for trading communities provides application integration, business-to-business integration and trading community management. Viewlocity was incorporated on February 22, 1999 as a wholly owned subsidiary of Frontec AB, a Swedish company publicly traded on the OM Stockholm Exchange (formerly the Stockholm Stock Exchange). Viewlocity was formed to be the new parent of Frontec AB's AMTrix software division.

    On February 23, 1999, Frontec AB transferred, at historical cost, the AMTrix business to Viewlocity through a series of asset contribution agreements. The assets transferred consisted of all of the assets relating to the AMTrix business, including customer relationships, license agreements with customers, accounts receivable, intellectual property and employees. Viewlocity also assumed all of the liabilities and obligations relating to the AMTrix business, including intercompany payables owed to Frontec AB and its other subsidiaries (the "Frontec AB Liabilities"). Shortly after the transfer, substantially all of the Frontec AB Liabilities were converted into equity of Viewlocity.

    Since our separation from Frontec AB, we have been further capitalized by the issuance of several series of convertible preferred stock to third party investors. These transactions are described further in Note 14 to the consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

    We have ten wholly owned subsidiaries that operate in seven foreign countries. The consolidated financial statements include the accounts of Viewlocity and all of its subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

  BASIS OF PRESENTATION

    The consolidated financial statements have been prepared using Frontec AB's historical basis in the assets and liabilities and historical results of operations and cash flows relating to the AMTrix business, since there was no change in control at the date of separation. These financial statements generally reflect our financial position, results of operations and cash flows as if we were a separate entity for all periods presented.

    Certain costs and expenses presented in these financial statements have been allocated primarily based on headcount or management estimates, depending on the nature of the expense. The primary expenses that were allocated related to corporate administrative functions, including administrative, legal, accounting and other corporate overheads. We believe that these allocations are reasonable, however, the financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future, or what they would have been had we been a separate entity during each of the periods presented.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    Data and information as of June 30, 1999 and 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. In the opinion of our management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The six month results are not necessarily indicative of the expected results for the year ending December 31, 2000.

  USE OF ESTIMATES AND SIGNIFICANT RISKS

    The preparation of financial statements in conformity with generally accepted accounting principles requires our management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. The most significant estimates used in these financial statements include the valuation of capitalized software development costs, lives of intangible assets, taxes, the allowance for doubtful accounts receivable and the allocation of certain costs and expenses from Frontec AB. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.

    We have a history of recurring losses and negative cash flows from operations. Historically, we have funded our cash needs by capital contributions from Frontec AB and private equity financings. We believe that continued private financings or an initial public offering of common stock and the successful commercialization and market acceptance of our software and services will generate sources of liquidity and adequate capital to meet our annual cash needs. If we are unable to obtain additional financing when needed, we may be required to reduce the scope of our planned product development and marketing efforts, which may harm our business and operating results.

    Our operations are subject to certain risks and uncertainties, including, among others, our limited operating history as an independent company, our history of unprofitability, our inability to fund our operations with cash generated from our business, operating results that are often volatile and difficult to predict, our dependence on one of our product offerings, our ability to develop new products and the market's acceptance of those new products, the potential for a significant decline in our stock price, a highly competitive marketplace, our reliance on strategic relationships to market our products, our use of technology licensed from third parties, errors in our products, risks associated with significant international operations, lengthy sales cycles, the need to manage our growth, our acquisition strategy and the integration of our acquisitions, and the need to retain key personnel. Any of these factors could impair our ability to expand our operations or to generate significant revenues from those markets in which we operate. As a result of the above and other factors, our earnings and financial condition can vary significantly from quarter-to-quarter and year-to-year.

  REVENUE RECOGNITION

    Our revenue is generated primarily by licensing our software systems and providing support and professional services for those systems. We account for our software and support revenues in accordance

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) with Statements of Position issued by the American Institute of Certified Public Accountants. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions, and is effective for transactions entered into in fiscal years beginning after December 31, 1997. We adopted SOP 97-2 on January 1, 1998, and the adoption did not have a material impact on our consolidated financial statements. Prior to January 1, 1998, we accounted for software transactions under Statement of Position 91-1, the previous guidance on revenue recognition for software transactions by the American Institute of Certified Public Accountants.

    Our software is generally licensed for a perpetual term by charging a license fee that grants the customer the right to use the software system that is currently available at the time the agreement is reached. License fees for software are recognized as revenue when there is persuasive evidence of an agreement, the software has been shipped, collectibility is probable, payment is due within one year and we have no further significant obligations. When payment terms are in excess of one year, we recognize the license fee as the payments become due. When licenses are sold through a reseller, we recognize revenue once the software system is shipped to the reseller's end-user customer and all other revenue recognition criteria have been met. When uncertainties exist relating to any of these criteria, the revenue is recognized when the uncertainty is resolved or cash is received.

    We provide telephone support and maintenance for our software systems under support agreements that are contracted for separately from our license fees. Generally, these agreements provide unspecified software upgrades and technical support over a specified term, which is typically twelve months and renewable on an annual basis. Support contracts are usually paid in advance, and revenues from these contracts are recognized ratably over the term of the contract.

    We also provide professional services, including systems implementation and integration assistance, consulting and training, which are available under services agreements and contracted for separately from our license fees. These services are generally provided on a time and materials basis and, in some circumstances, under fixed price arrangements. Revenue from time and materials arrangements is recognized as the services are performed and the customer has a contractual obligation to pay, provided the fee is non-refundable. Under fixed price arrangements, revenue is recognized on the basis of the estimated percentage of completion of the service provided. Changes in estimates to complete and losses, if any, are recognized in the period they are determined.

  GOODWILL AND OTHER INTANGIBLE ASSETS

    Identifiable intangible assets and goodwill are recorded and amortized over their estimated economic lives or periods of future benefit. The lives established for these assets are based on many factors, and are subject to change because of the nature of our operations. This is particularly true for goodwill, which reflects value attributable to the going-concern nature of acquired businesses, the stability of their operations, market presence and reputation. Accordingly, we evaluate the continued appropriateness of these estimated lives and recoverability of the carrying value of such assets based upon the latest available economic factors and circumstances.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    We amortize goodwill on a straight-line basis over an estimated life of up to 15 years for goodwill related to service company acquisitions and up to ten years for goodwill related to software company acquisitions. We believe these lives appropriately reflect the current economic circumstances for such businesses and the related period of future benefit. Other identifiable intangible assets are amortized on a straight-line basis over their estimated period of future benefit ranging from 2 to 15 years.

  IMPAIRMENT OF LONG-LIVED ASSETS

    We periodically evaluate the recoverability of our long-lived assets, including intangible assets. This evaluation consists of a comparison of the estimated future cash flows from the related operations with the then corresponding carrying values of those assets. If the expected future cash flows exceed the carrying value of those assets, no impairment is recognized. If there is an impairment of value, it is recognized as an expense in the period it is determined. A rate considered to be commensurate with the risk involved is used to discount the cash flows for any recognized impairment.

  SOFTWARE DEVELOPMENT COSTS

    We capitalize certain costs incurred for the development of computer software that we intend to license to customers. We expense all research and development costs as they are incurred before a product becomes technologically feasible and after a product is generally available. Between the time a product is considered technologically feasible and when it is generally available, we capitalize the costs associated with the development.

    We begin amortizing capitalized software development costs once a product is generally available. Amortization is provided at the greater of the amount computed using (i) the ratio that current revenues for a product bear to the total of the current and anticipated future revenues of that product or (ii) on a straight-line basis over the estimated useful life of the related product, generally two to five years. As of each balance sheet date, we perform a net realizable value analysis and the amount by which unamortized software development costs exceeds the net realizable value, if any, is recognized as expense in the period it is determined.

  CASH AND CASH EQUIVALENTS

    We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost less accumulated depreciation. Leased property or equipment meeting certain criteria is capitalized and the related capital lease obligation is recorded as a liability. Depreciation is provided on a straight-line basis over the estimated useful life of the related asset, except for leasehold improvements, which are depreciated over the life of the related lease. Gains and losses on dispositions of property and equipment are determined based on the difference between the cash plus the fair value of any assets received (in the case of a non-monetary transaction) less the net book value of the asset disposed of at the date of disposition.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

    The functional currency for each of our foreign subsidiaries is generally the local currency of the country in which they operate. The assets and liabilities of these foreign operations were translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Income statement items were translated into U.S. dollars at the average exchange rate that prevailed during the reporting period. The net gains and losses that result from this translation are reported as foreign currency translation adjustments as a component of comprehensive income and are not included in the results of operations. Transaction gains and losses are included in the results of operations in the period that they occur and are not significant in any of the periods presented.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of our current assets and liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of our short-term debt approximates fair value based on floating interest rates. The carrying amount of our capital lease obligations approximate fair value based on insignificant differences between the rates being charged and market rates.

  INCOME TAXES

    Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  DIVISIONAL EQUITY (DEFICIT)

    Divisional equity (deficit) includes accumulated retained earnings (deficit) and capital contributions by Frontec AB.

  NET LOSS PER COMMON SHARE

    Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The weighted average number of common shares outstanding assumes that the 17,031,029 shares issued upon our separation from Frontec AB were outstanding for the periods prior to the separation. Diluted net loss per common share is computed using the weighted average number of common shares outstanding and, when dilutive, potential common shares from options and warrants using the treasury stock method, and from convertible securities using the as-if converted method. All potential common shares have been excluded from the computation of the dilutive net loss per

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) common share for all periods presented because the effect would have been antidilutive. Such potential common shares consist of the following:

                                                       DECEMBER 31,   JUNE 30,
                                                           1999         2000
                                                       ------------   ---------
                                                            (IN THOUSANDS)
Series A convertible preferred stock.................      5,000        5,000
Series B convertible preferred stock warrants
  outstanding........................................      3,502        3,502
Series D convertible preferred stock.................      4,900        5,232
Series E convertible preferred stock.................         --        2,004
Outstanding options..................................      2,391        2,607
Outstanding warrants.................................        316          316
                                                          ------       ------
Total................................................     16,109       18,661

    Additionally, our 2,000 shares of Series C convertible preferred stock is convertible into common shares only upon the consummation of a qualifying initial public offering. Based on the assumed offering price of $13.00 per share, the Series C convertible preferred stock would convert into 1,576,923 shares of our common stock.

  PRO FORMA NET LOSS PER COMMON SHARE

    The weighted average shares used in computing the pro forma basic and diluted net loss per share has been calculated assuming the conversion of all shares of convertible preferred stock outstanding as of June 30, 2000 into common stock as if the shares had converted immediately upon issuance. Accordingly, accretion to redemption value is not included in the calculation of pro forma basic and diluted net loss per share. A reconciliation between the weighted average shares used in the computation of basic and diluted net loss per share and pro forma weighted average net loss per share is outlined below:

                                                  YEAR ENDED       SIX MONTHS ENDED
                                               DECEMBER 31, 1999    JUNE 30, 2000
                                               -----------------   ----------------
Basic and diluted weighted average common
  shares outstanding.........................        17,031             15,826
Adjustment to reflect the conversion of
  preferred stock outstanding at June 30,
  2000:
    Conversion of Series A preferred stock...         3,849              5,000
    Conversion of Series C preferred stock...         1,275              1,577
    Conversion of Series D preferred stock...            13              5,068
    Conversion of Series E preferred stock...            --                549
                                                    -------            -------
Pro forma basic and diluted weighted average
  common shares outstanding..................        22,168             28,020
                                                    =======            =======

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

    Stockholders' equity has been presented on a pro forma basis to reflect the issuance of an assumed aggregate of 5,043,956 shares of our Series B convertible preferred stock upon the cashless exercise of outstanding warrants, the conversion of all the outstanding shares of our Series A, B, D and E convertible preferred stock into an aggregate of 14,757,844 shares of our common stock, and the conversion of all outstanding shares of our Series C convertible preferred stock into an assumed 1,576,923 shares of our common stock, each of which will occur immediately upon the completion of our initial public offering, as if the exercise and conversion had occurred on June 30, 2000. All references to pro forma information in the notes to the financial statements are unaudited.

  RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, is effective for all quarters of all fiscal years beginning after June 15, 2000. Currently, we do no utilize derivative financial instruments. Therefore, the adoption of SFAS No. 133 is not expected to have a material impact on our results of operations or financial position.

    In December 1999, the Securities and Exchange Commission ("SEC") issued SAB No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 requires the following four basic criteria to be met before companies can record revenue:
(a) persuasive evidence that an arrangement exists; (b) delivery has occurred or services have been rendered; (c) the seller's price to the buyer is fixed or determinable; and (d) collectibility is reasonably assured. Many of the examples in SAB No. 101 address situations that give rise to the potential for recording revenue prematurely. They include transactions subject to uncertainties regarding customer acceptance, including rights to refunds and extended payment terms, or require continuing involvement by the seller.

    Subsequently, the SEC issued SAB No. 101A and SAB No. 101B, "Amendment:
Revenue Recognition in Financial Statements," that delays the implementation date of certain provisions of SAB No. 101. The adoption of SAB No. 101 is not expected to have a material impact on our results of operations or financial position.

    In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25." The Interpretation answers questions dealing with APB No. 25 implementation practice issues.

    Interpretation No. 44 will be applied prospectively to new awards, modifications to outstanding awards, and changes in employee status on or after July 1, 2000, except as follows: (i) requirements related to the definition of an employee apply to new awards granted after December 15, 1998;
(ii) modifications that directly or indirectly reduce the exercise price of an award apply to modifications made after December 15, 1998; and
(iii) modifications to add a reload feature to an award apply to modifications made after January 12, 2000. Financial statements for periods prior to July 1, 2000 will not be affected. The adoption of Interpretation No. 44 is not expected to have a material impact on our results of operations or financial position.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

3. ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following:

                                                        DECEMBER 31,
                                                     -------------------   JUNE 30,
                                                       1998       1999       2000
                                                     --------   --------   ---------
                                                             (IN THOUSANDS)
Billed receivables.................................   $5,442     $4,994     $9,107
Unbilled receivables...............................       37         56        488
Less: allowance for doubtful accounts..............     (156)      (223)      (536)
                                                      ------     ------     ------
                                                      $5,323     $4,827     $9,059
                                                      ======     ======     ======

4. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                          ESTIMATED        DECEMBER 31,
                                         USEFUL LIFE    -------------------   JUNE 30,
                                           (YEARS)        1998       1999       2000
                                         ------------   --------   --------   ---------
                                                                (IN THOUSANDS)
Computer equipment and software........         2-5      $1,880    $ 3,010     $ 5,525
Furniture, fixtures and office
  equipment............................         4-7       1,310        668       1,518
Leasehold improvements and other.......        2-10         449        483         765
                                                         ------    -------     -------
                                                          3,639      4,161       7,808
Less: accumulated depreciation.........                  (2,224)    (1,778)     (2,661)
                                                         ------    -------     -------
                                                         $1,415    $ 2,383     $ 5,147
                                                         ======    =======     =======

    Depreciation expense was $756,000, $866,000, $857,000 and $766,000 in 1997,
1998, 1999 and the six months ended June 30, 2000, respectively.

5. CAPITALIZED SOFTWARE DEVELOPMENT

    Capitalized software development consists of the following:

                                                         DECEMBER 31,
                                                      -------------------   JUNE 30,
                                                        1998       1999       2000
                                                      --------   --------   ---------
                                                              (IN THOUSANDS)
Capitalized software................................   $ 921      $1,343     $1,495
Less: accumulated amortization......................    (196)       (403)      (587)
                                                       -----      ------     ------
                                                       $ 725      $  940     $  908
                                                       =====      ======     ======

    We spent a total of $3.6 million, $3.2 million and $4.5 million in 1997, 1998 and 1999, respectively, on research and development activities. Of this amount, we capitalized software development costs of $485,000, $436,000, and $422,000 in 1997, 1998 and 1999, respectively. No amortization expense was charged in 1997, and $196,000 and $225,000 was charged in 1998 and 1999, respectively.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

5. CAPITALIZED SOFTWARE DEVELOPMENT (CONTINUED)
    We spent a total of $7.3 million on research and development activities during the six months ended June 30, 2000. Of this amount, we capitalized software development costs of approximately $200,000. Amortization expense for the period was $198,000.

6. SHORT-TERM DEBT

    Short-term debt consists of the following:

                                                        DECEMBER 31,
                                                     -------------------   JUNE 30,
                                                       1998       1999       2000
                                                     --------   --------   ---------
                                                             (IN THOUSANDS)
Note payable in Sweden.............................   $2,468     $   --     $   --
Note payable in the U.S............................       --      2,490      2,490
Line of credit in Singapore........................      182        180        174
Other..............................................       --         38        123
                                                      ------     ------     ------
                                                      $2,650     $2,708     $2,787
                                                      ======     ======     ======

    In 1999, we entered into a $2.5 million loan agreement with a bank in the U.S., in order to repay the note payable in Sweden that became due in November 1999. Interest is payable at the bank's prime rate plus 2%. The loan is collateralized by substantially all of our assets. The agreement contains restrictive covenants that require us to maintain, among other things, a ratio of debt to tangible net worth of 1 to 1. We must also maintain a ratio of cash to debt of 2 to 1. We expect to repay all outstanding balances under this agreement within one year from the balance sheet date.

    In connection with this loan agreement, we issued the bank a warrant to purchase 44,217 shares of our common stock at $5.88 per share. The warrant may be exercised in whole or in part at any time on or before November 26, 2006. The fair value of the warrant, as determined using the Black-Scholes valuation model, was $29,000, which was recorded as an expense in 1999.

    We maintain an additional line of credit with a bank in Singapore providing borrowings of up to $200,000 for working capital purposes. Interest is payable at the bank's prime rate plus 1%. The line of credit is collateralized by a corporate guarantee by Frontec AB and has no significant covenants. We expect to repay all outstanding balances under this agreement on or before December 31, 2000.

7. COMMITMENTS AND CONTINGENCIES

    We are subject to legal proceedings and claims that arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, our management does not believe the outcome of any of these legal matters will have a material adverse effect on our results of operations or financial position.

8. LEASE COMMITMENTS

    In November 1999, we entered into an equipment lease facility with a leasing company for the purchase of equipment and software. Under this agreement, we can enter into draws against the facility up

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

8. LEASE COMMITMENTS (CONTINUED)
to a total of $3.2 million. The interest rate under the lease is fixed at 12.55%. Principal and interest is payable under each draw in 48 monthly installments. At lease expiration, we can purchase the equipment at 5% of the original cost.

    In connection with this lease facility, we issued the lessor a warrant to purchase 75,000 shares of our common stock at $2.00 per share. The warrant may be exercised in whole or in part at any time on or before November 12, 2004. The fair value of the warrant, as determined using the Black-Scholes valuation model, was $98,000, which will be amortized over the term of the lease facility.

    We lease office space, automobiles and certain other items under operating leases expiring through 2009. Rental expense for 1997, 1998 and 1999 was $906,000, $800,000 and $875,000, respectively. As of December 31, 1999, future minimum lease payments under our operating and capital leases are as follows:

                                                           OPERATING   CAPITAL
                                                           ---------   --------
                                                              (IN THOUSANDS)
2000.....................................................   $1,292      $ 184
2001.....................................................    1,254        217
2002.....................................................      968        221
2003.....................................................      722        302
2004.....................................................      742         10
Thereafter...............................................    3,906         --
                                                            ------      -----
                                                            $8,884        934
Less: amounts representing interest......................                (241)
                                                                        -----
                                                                          693
Less: current portion....................................                (104)
                                                                        -----
Capital lease obligation, net of current portion.........               $ 589
                                                                        =====

9. ACQUISITIONS

  ACQUISITION IN GERMANY

    On May 18, 1999, we completed the acquisition of a services company in Germany for approximately $180,000. The acquisition has been accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition. The results of operations have been included with ours beginning on May 1, 1999, the effective date of the acquisition. The excess consideration above the fair value of net assets acquired of approximately $110,000 has been recorded as goodwill or other intangible assets. Supplemental pro forma information is not presented since this acquisition was not material to our consolidated results of operations.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. ACQUISITIONS (CONTINUED)
  ACQUISITION OF NEXSTEP

    On February 3, 2000, we completed the acquisition of Nexstep, Inc., a software development enterprise based in Plano, Texas, which focused on the development of supply-chain visibility and logistics software products for Internet retail organizations. Nexstep currently serves as a research and development center and Nexstep's employees continue to be based in Plano, Texas. The aggregate consideration of approximately $10.1 million was paid by the issuance of 1,001,000 shares of our common stock and cash of approximately
$4.2 million. Our board of directors determined the fair value of the common stock issued as part of the consideration to be $5.88 per share based on recent sales of our convertible preferred stock for cash to third-party investors. The Nexstep acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of acquisition. Nexstep's results of operations have been included with ours beginning on January 1, 2000, the effective date of the acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $10.0 million. We have allocated the intangible assets as follows (in thousands):

                                                                      ESTIMATED
                                                                     USEFUL LIFE
                                                                       (YEARS)
                                                                     -----------
In-process research and development.....................  $ 5,200      n/a
Workforce...............................................      410          3
Goodwill................................................    4,438          6
                                                          -------
                                                          $10,048

    Management is responsible for estimating the fair value of in-process research and development, or IPR&D. We determined the value of the IPR&D based on the income approach valuation method by estimating the present value of the projected net cash flows to be generated by the in-process products. To determine the projected net cash flows, revenue, expenses, and other cash flow items associated with the commercialization of the in-process products were estimated for the period from 2000 though 2006. Strong revenue growth was projected through 2002; thereafter, revenue was expected to increase moderately through 2005 and then decline sharply in 2006 as other new products are expected to be introduced. The projected net cash flows were then discounted to present value at 30%, a rate of return that considers the relative risk of achieving the projected cash flows and the time value of money. Finally, a stage-of-completion factor was applied to the discounted cash flows. Nexstep's historical revenues were generated by providing professional services. At the date of acquisition, Nexstep's products were neither complete nor being marketed. Consistent with our policy for accounting for costs to develop our software, these products are not capitalizable under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" and have no alternative future use other than in research and development. We anticipate that the IPR&D will be successfully developed. The Enterprise Application Architecture and certain of the application components are currently being integrated with products that we were developing prior to the acquisition. For pro forma information related to this acquisition, see the unaudited pro forma financial statements elsewhere in this prospectus.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. ACQUISITIONS (CONTINUED)
  ACQUISITION OF EDT

    On June 21, 2000, we completed the acquisition of Electronic Data Transfer, SA, or EDT, a reseller of our AMTrix product based in Grenoble, France. We acquired EDT to enhance our sales, marketing, services and support organization in Europe and will continue to operate EDT as a separate subsidiary. The purchase price for the acquisition of EDT was approximately $2.3 million, including $1.0 million in cash, approximately $200,000 of acquisition related expenses and a maximum of 91,370 shares of our common stock, valued at $1.1 million at the date of acquisition. We paid $500,000 of the cash consideration at closing and will pay the remaining $500,000 on December 31, 2000. We calculated a value of $1.1 million for the common stock based on the maximum number of shares issuable multiplied by the fair value of our common stock at the date of acquisition, which was determined to be $12.34 per share based on recent sales of our convertible preferred stock for cash to third-party investors. The ultimate number of shares of common stock issued on December 31, 2000 and December 31, 2001 will be determined by the value of our common stock during December 2000 and December 2001. We have accounted for the $1.0 million in cash and 91,370 shares of our common stock as purchase price consideration.


    In addition to the purchase price consideration, based upon the value of our common stock during December 2000 and December 2001, we will issue a maximum of 415,113 additional shares of common stock to stockholders of EDT on December 31, 2000 and December 31, 2001 as employee compensation. This issuance is contingent upon the continued employment and services of these stockholders. The maximum value of our common stock issuable as employee compensation under this agreement is approximately $6.4 million. We will record this contingent consideration as compensation expense over the employment and service period. We have accounted for the EDT acquisition as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. EDT's results of operations have been included with ours beginning on June 1, 2000, the effective date of acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $2.1 million. We have allocated the intangible assets as follows (in thousands):



                                                                       ESTIMATED
                                                                      USEFUL LIFE
                                                                        (YEARS)
                                                                      -----------
Workforce................................................   $  300         4
Goodwill.................................................    1,754         6
                                                            ------
                                                            $2,054


Supplemental pro forma information is not presented since this acquisition was not material to our consolidated results of operations.

  ACQUISITION OF SC21

    On July 31, 2000, we completed the acquisition of SC21 Pte. Ltd., a software development enterprise based in Singapore that provides supply web visibility software and services to small and medium sized

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

9. ACQUISITIONS (CONTINUED)
companies. SC21 currently serves as a research and development center and SC21's employees continue to be based in Singapore. The purchase price for the acquisition of SC21 was approximately $7.9 million, including $3.0 million in cash, related expenses of approximately $300,000 and a maximum of 375,000 shares of our common stock, valued at $4.6 million at the date of acquisition. We paid $1.0 million of the cash consideration at closing and will pay the remaining $2.0 million on December 31, 2000. We calculated a value of $4.6 million for the common stock based on the maximum number of shares issuable multiplied by the fair value of our common stock at the date of acquisition, which was determined to be $12.34 per share based on recent sales of our convertible preferred stock for cash to third-party investors. We have accounted for the $3.0 million in cash and 375,000 shares of our common stock as purchase price consideration.


    In addition to the purchase price consideration, we will pay $1.0 million in cash and issue 112,500 shares of our common stock to Robert de Souza, Salem Bin Mohamed Ibrahim and Teo Keng Leng, stockholders of SC21, on each of December 31, 2000 and December 31, 2001. These payments and stock issuances are contingent upon the continued employment and services of these stockholders. We will record this contingent consideration as compensation expense over the employment and service period. We have accounted for the SC21 acquisition as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of the acquisition. SC21's results of operations have been included with ours beginning on July 1, 2000, the effective date of acquisition for accounting purposes. The excess consideration above the fair value of the net tangible assets acquired was approximately $8.8 million. We have allocated the intangible assets as follows (in thousands):



                                                                       ESTIMATED
                                                                      USEFUL LIFE
                                                                        (YEARS)
                                                                      -----------
Acquired software........................................   $5,000         3
Workforce................................................      500         4
Goodwill.................................................    3,299         6
                                                            ------
                                                            $8,799


For supplemental pro forma information related to this acquisition, see the Unaudited Pro Forma Financial Statements elsewhere in this prospectus.

10. INCOME TAXES

    Historically, certain of our operations have, in effect, been included in the consolidated foreign income tax returns filed by Frontec AB. Companies in Sweden are assessed income taxes individually and not on a consolidated or group basis. However, Swedish income tax rules permit losses incurred by other companies within a group to be distributed through the use of annual group contributions. For tax purposes, these contributions are considered deductible by the paying corporation and income to the receiving corporation. Effectively, these contributions have transferred certain of our net operating loss carryforwards at their full value to Frontec AB. These contributions have been reflected in our financial statements as capital rather than income transactions and have been included in divisional equity (deficit).

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)

    We had no Federal or state income tax expense during any of the periods presented. The significant components of foreign income tax expense (benefit) are as follows:

                                                                                         SIX MONTHS
                                                      YEAR ENDED                           ENDED
                                                     DECEMBER 31,                         JUNE 30,
                                         ------------------------------------      ----------------------
                                           1997          1998          1999          1999          2000
                                         --------      --------      --------      --------      --------
                                                                  (IN THOUSANDS)
Current................................    $ 88         $ 176         $ 177         $  53         $ 100
Deferred...............................     157          (221)          (83)           --            36
                                           ----         -----         -----         -----         -----
Total..................................    $245         $ (45)        $  94         $  53         $ 136
                                           ====         =====         =====         =====         =====

    A reconciliation of the provision (benefit) for income taxes to the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                                     SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,            JUNE 30,
                                   ------------------------------   -------------------
                                     1997       1998       1999       1999       2000
                                   --------   --------   --------   --------   --------
                                                      (IN THOUSANDS)
Income tax benefit at statutory
  rate...........................  $(3,296)   $(3,387)   $(7,112)   $(2,073)   $(10,223)
Increase (decrease) in provision
  from:
  Deferred tax asset valuation
    allowance....................    1,171        129      7,154      2,077       8,230
  Goodwill and other intangible
    assets.......................       --         --         --         --       1,973
  Effect of annual group
    contributions................    1,704      2,227         --         --          --
  Differences in foreign and U.S.
    tax rates and other..........      666        986         52         49         156
                                   -------    -------    -------    -------    --------
Total............................  $   245    $   (45)   $    94    $    53    $    136
                                   =======    =======    =======    =======    ========

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)
    Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax liability relate to the following:

                                                                     SIX MONTHS
                                                   YEAR ENDED          ENDED
                                                  DECEMBER 31,        JUNE 30,
                                               -------------------   ----------
                                                 1998       1999        2000
                                               --------   --------   ----------
                                                        (IN THOUSANDS)
Deferred tax assets:
  U.S. net operating loss carryforwards......  $  3,034   $  8,285    $ 14,044
  Foreign net operating loss carryforwards...        --      3,015       5,450
  Deferred tax asset valuation allowance.....    (3,034)   (11,264)    (19,494)
  Other......................................        --         38          23
                                               --------   --------    --------
Total deferred tax assets....................        --         74          23

Deferred tax liabilities:
  Capitalized software.......................      (203)      (263)       (245)
  Other......................................      (148)      (135)        (82)
                                               --------   --------    --------
Total deferred tax liabilities...............      (351)      (398)       (327)

Net deferred tax liabilities.................  $   (351)  $   (324)   $   (304)
                                               ========   ========    ========

    As of December 31, 1999, we had net operating loss carryforwards in the U.S. that expire at various times from 2012 through 2019 totaling approximately
$21.9 million and net operating loss carryforwards from foreign operations totaling approximately $9.6 million. As of June 30, 2000, we had net operating loss carryforwards in the U.S. that expire at various times from 2012 through 2020 totaling approximately $36.8 million and net operating loss carryforwards from foreign operations totaling approximately $17.5 million. Realization of the resulting deferred tax assets is dependent on future taxable income. We have recorded valuation allowances of $11.3 million as of December 31, 1999 and $19.5 million as of June 30, 2000 related to these deferred tax assets because we believe that it is unlikely that such assets will be realized, however, ultimate realization could be impacted by market conditions or other variables not known at this time. We will continue to assess the valuation allowance and to the extent it is determined that such allowance is no longer required, the tax benefit of the remaining net deferred tax assets may be recognized in the future.

11. MAJOR CUSTOMERS AND SEGMENT INFORMATION

    We sell our software and services to a variety of customers, and no individual customer accounted for more than 10% of our revenues during 1997, 1998 or 1999.

    Our primary form of internal reporting is aligned with the offering of our software and services. Therefore, we believe that we operate in one segment. We do, however, derive a substantial portion of our revenue from our foreign operations. The following table presents revenue by geographic region based on

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

11. MAJOR CUSTOMERS AND SEGMENT INFORMATION (CONTINUED) country of invoice origin and identifiable and long-lived assets by geographic region based on the location of the assets.

                                             U.S.      EUROPE    ASIA/PACIFIC   ELIMINATION    TOTAL
                                           --------   --------   ------------   -----------   --------
                                                                 (IN THOUSANDS)
Year ended December 31, 1997
  Revenue to external customers..........  $ 1,861    $ 8,214       $1,619       $     --     $11,694
  Total assets...........................    4,553     23,584        2,296        (21,817)      8,616
  Long-lived assets......................      684      1,252          232             --       2,168

Year ended December 31, 1998
  Revenue to external customers..........  $ 3,745    $ 8,295       $1,624       $     --     $13,664
  Total assets...........................    3,644     28,737        2,135        (24,618)      9,898
  Long-lived assets......................      437      1,510          193             --       2,140

Year ended December 31, 1999
  Revenue to external customers..........  $ 3,346    $12,647       $3,455       $     --     $19,448
  Total assets...........................   39,152     28,391        3,758        (52,191)     19,110
  Long-lived assets......................    1,034      2,079          314             --       3,427

Six months ended June 30, 2000
  Revenue to external customers..........  $ 4,614    $ 6,067       $4,127       $     --     $14,808
  Total assets...........................   86,396     36,081        6,668        (84,539)     44,606
  Long-lived assets......................    7,613      4,551          411             --      12,575

12. EMPLOYEE BENEFIT PLANS

  RETIREMENT SAVINGS PLANS

    We maintain a defined contribution 401(k) profit-sharing plan and trust (the "401(k) Plan") in the U.S. Most full-time U.S. employees are eligible to participate in the 401(k) Plan. A participating employee, by electing to defer a portion of his or her compensation, may make pre-tax contributions to the 401(k) Plan of a percentage of his or her total compensation. Participant contributions and earnings are 100% vested at all times. We do not currently contribute to the 401(k) Plan; however, the 401(k) Plan provides us with the opportunity to contribute if we chose to in the future. We also maintain similar defined contribution plans for certain of our employees outside the U.S. We pay all expenses associated with the 401(k) Plan and similar plans, which have been minimal to date.

  EQUITY INCENTIVE PLANS

    In connection with our initial capitalization, Frontec AB transferred 5,356,755 shares of its Viewlocity common stock into escrow (the "Escrowed Shares"). We had the right to repurchase the Escrowed Shares from Frontec AB for $.02 per share and issue the shares in the form of stock options, restricted stock or

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
otherwise to employees, directors, officers, consultants and other key persons who make significant contributions to our welfare.

    On September 2, 1999, we implemented our stock incentive plan which provides for the granting of stock options, stock appreciation rights and restricted stock to employees, directors and consultants to the Company. The stock incentive plan is administered by the compensation committee of our board of directors. We have reserved 6,356,755 shares for issuance under our stock incentive plan, which is comprised of the 5,356,755 Escrowed Shares plus an additional 1,000,000 shares authorized by our board of directors and stockholders.

    Also on September 2, 1999, we exercised our right to purchase 3,084,066 of the Escrowed Shares for an aggregate purchase price of $61,681. Certain of our executive officers purchased Escrowed Shares pursuant to our stock incentive plan and individualized restricted stock agreements. The purchase price for the common stock was $2.00 per share, the fair market value at the date of purchase. The board of directors determined the fair market value of the underlying common stock on the purchase date based on recent sales of our convertible preferred stock for cash to third-party investors. Each executive delivered to us a full recourse promissory note bearing a market rate of interest of 7.1% for the aggregate purchase price of the stock and entered into a restricted stock agreement that prohibits transfer of these shares prior to vesting and provides for forfeiture of any unvested shares upon termination of employment. The shares purchased generally vest over a four-year period immediately following the executive's date of hire. The promissory notes become due and payable on the earlier of (i) December 31, 2001, (ii) twelve months after an initial public offering of the Company's common stock or (iii) ninety days following the effective date of termination of employment with the Company. On December 31, 1999, the aggregate amount of these promissory notes, excluding accrued interest, was $6,168,133, which is reflected on our balance sheet as notes receivable from stockholders. During the six months ended June 30, 2000, an additional $649,000 of full recourse promissory notes were accepted as payment for issuances of stock under our stock incentive plan.

    On January 1, 2000, we purchased the remaining 2,272,689 Escrowed Shares for an aggregate purchase price of $45,454. These shares, net of reissuances under our stock incentive plan during the six months ended June 30, 2000, are held in treasury. Treasury stock is held at cost and presented as a reduction of stockholders' equity. 1,789,341 shares were held in treasury at June 30, 2000.

    Options granted under our stock incentive plan generally have exercise prices equal to the fair value of the underlying common stock at the date of grant. Options granted to our employees in Sweden are generally exercisable immediately upon grant and expire four years from the date of grant. All other options generally vest over four years at the rate of 25% after six months of employment with the remaining vesting at a rate of 1/42 per month for the remaining 42 months and expire ten years from the date of grant unless otherwise specified in the option agreement. Our board of directors determined the fair values of the underlying common stock on the grant dates based on recent sales of our convertible preferred stock for cash to third party investors.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table summarizes information about stock option transactions under our stock incentive plan (in thousands, except per share data):

                                            YEAR ENDED               SIX MONTHS ENDED
                                        DECEMBER 31, 1999             JUNE 30, 2000
                                      ----------------------      ----------------------
                                                    WEIGHTED                    WEIGHTED
                                                    AVERAGE                     AVERAGE
                                                    EXERCISE                    EXERCISE
                                       SHARES        PRICE         SHARES        PRICE
                                      --------      --------      --------      --------
Shares under option at beginning of
  period............................      --            --         2,392         $2.02
  Granted...........................   2,434         $2.02           738         $3.50
  Exercised.........................      --            --          (378)        $2.00
  Forfeited.........................     (42)        $2.00          (145)        $2.10
                                       -----                       -----
Shares under option at end of
  period............................   2,392         $2.02         2,607         $2.44
                                       =====                       =====
Shares under option exercisable at
  end of period.....................   1,267         $2.00         1,310         $2.00
                                       =====                       =====

    Included in the table above are options to purchase an aggregate of 200,000 shares of our common stock granted to four non-employee shareholders and directors of Frontec AB in connection with our separation. The aggregate fair value of these options, as determined using the Black-Scholes valuation model, was $124,000 and was included in the value of our common stock at the date of the separation. All of these options have been exercised as of June 30, 2000. Also included in the table above are options to purchase 50,000 shares of our common stock granted to a consultant. The fair value of these options as determined using the Black-Scholes valuation model was $59,000 which will be amortized over the term of the consulting agreement.

    Certain options granted during the six months ended June 30, 2000 resulted in deferred stock compensation, as the estimated fair value of the underlying common stock was greater than the exercise price on the date of grant. Our board of directors determined the fair value of the underlying common stock on the grant date based on recent sales of our convertible preferred stock for cash to third-party investors. The total deferred stock compensation associated with these options was approximately $1.8 million. This amount is being amortized over the respective vesting periods of these options, ranging from two to four years. Approximately $1.0 million was amortized during the six months ended
June 30, 2000.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1999 and June 30, 2000 (in thousands, except per share data):

December 31, 1999

                                       OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                          ----------------------------------------------   ---------------------------
                                     WEIGHTED AVERAGE   WEIGHTED AVERAGE              WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES   SHARES     REMAINING LIFE     EXERCISE PRICE     SHARES     EXERCISE PRICE
------------------------  --------   ----------------   ----------------   --------   ----------------
$2.00 to $4.00..........   2,377     6.8 years               $2.00          1,267          $2.00
$4.00 to $6.00..........      15     10.0 years              $5.88             --
                           -----                                            -----
                           2,392         6.8 years           $2.02          1,267          $2.00
                           =====                                            =====

June 30, 2000

                                       OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                          ----------------------------------------------   ---------------------------
                                     WEIGHTED AVERAGE   WEIGHTED AVERAGE              WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES   SHARES     REMAINING LIFE     EXERCISE PRICE     SHARES     EXERCISE PRICE
------------------------  --------   ----------------   ----------------   --------   ----------------
$0.00 to $2.00..........     299     9.6 years               $1.48            170          $1.48
$2.00 to $4.00..........   1,973     7.5 years               $2.00          1,116          $2.00
$4.00 to $6.00..........     335     9.2 years               $5.88             24          $5.88
                           -----                                            -----
                           2,607        8.0 years            $2.44          1,310          $2.00
                           =====                                            =====

    Pro forma information regarding net loss has been determined as if we had accounted for employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using the Black-Scholes valuation model with the following weighted average assumptions for the year ended December 31, 1999:

Risk free interest rate.....................................     5.7%
Expected dividend yield.....................................       0%
Expected lives (years)......................................     6.8
Expected volatility.........................................       0%
Weighted average fair value of options granted at fair
  market value during the year..............................   $0.82

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12. EMPLOYEE BENEFIT PLANS (CONTINUED)
    The total value of the options granted, as calculated using the Black-Scholes valuation model, is amortized over the vesting periods of the options. Pro forma information required under SFAS No. 123 is as follows for the year ended December 31, 1999 (in thousands except per share data):


Net loss attributable to common stockholders:
  As reported...........................................      $(23,646)
  Pro forma.............................................      $(24,469)

Basic and diluted net loss per share:
  As reported...........................................        $(1.39)
  Pro forma.............................................        $(1.44)

13. RELATED PARTY TRANSACTIONS

  ALLOCATION OF COSTS

    The consolidated financial statements have been prepared using Frontec AB's historical basis in the assets and liabilities and historical results of operations relating to the AMTrix product lines. These financial statements generally reflect the financial position, results of operations and cash flows of the AMTrix business as if it were a separate entity for all periods presented. Approximately $1.6 million, $1.2 million and $600,000 of allocated costs from Frontec AB for 1997, 1998 and 1999, respectively, have been included in general and administrative expenses. These represent costs that have been allocated for corporate administrative functions including administrative, legal, accounting and other corporate overheads. These expenses were primarily allocated based on headcount or management estimates depending on the nature of the expense. We believe that the allocations are reasonable, however, the financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future, or what they would have been had we been a separate entity during each of the periods presented.

  SALES TO RELATED PARTIES

    We recognized license revenue totaling $815,000, $730,000 and $638,000 in 1997, 1998 and 1999, respectively, and support revenue totaling $311,000 and $638,000 in 1998 and 1999, respectively, from Frontec AB as a reseller of our software products. Frontec AB remains a reseller of our software products and the terms of this reseller agreement are substantially the same as our other third-party resellers.

14. EQUITY TRANSACTIONS

  ISSUANCE OF COMMON STOCK

    On February 23, 1999, Frontec AB contributed the AMTrix business to us in exchange for 17,031,029 shares of our common stock, which represented all of the issued and outstanding common stock at that time.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

14. EQUITY TRANSACTIONS (CONTINUED)
    In connection with our initial capitalization, Frontec AB transferred the 5,356,755 Escrowed Shares, which we had the right to repurchase from Frontec AB for $.02 per share and issue in the form of stock options, restricted stock or otherwise to employees, directors, officers, consultants and other key persons who make significant contributions to our welfare.

    Our common stock has voting rights entitling the holders to one vote per share. The holders of our common stock are entitled to dividends when, as and if such dividends are declared by our board of directors; however, a majority of the Series A, Series B and Series D convertible preferred stockholders must consent to the payment of such dividends.

  ISSUANCE OF SERIES C CONVERTIBLE PREFERRED STOCK

    In February 1999, our board of directors authorized the issuance of 2,000 shares of Series C convertible preferred stock to Frontec AB in exchange for the satisfaction and cancellation of substantially all debt owed to Frontec AB or any of its other subsidiaries at that time, which debt was approximately
$15.4 million. The value of the 2000 shares of Series C convertible preferred stock was approximately $14.5 million at the date of the exchange.

    Except as provided by law, the holder of our Series C convertible preferred stock has no right to vote on any matter to be voted on by our stockholders. The Series C convertible preferred stock is convertible into common shares only upon the consummation of a qualifying initial public offering. Assuming the aggregate fair market value of our company immediately prior to our initial public offering is greater than $150 million, our Series C convertible preferred stock is convertible into common shares based on the calculation of $20.5 million divided by the initial public offering price per share. Based on an assumed offering price of $13.00 per share, the Series C convertible preferred stock would convert into 1,576,923 shares of our common stock. The holder of Series C convertible preferred stock is entitled to dividends when and if such dividends are declared by our board of directors; however, a majority of the Series A, Series B and Series D convertible preferred stockholders must consent to the payment of such dividends.

  ISSUANCE OF MANDATORILY REDEEMABLE, CONVERTIBLE PREFERRED STOCK

    In February 1999, our board of directors authorized the issuance of 10,000,000 shares of Series A convertible preferred stock at $1.00 per share. These shares were issued in a series of two transactions that occurred on March 12, 1999 and April 9, 1999 resulting in net proceeds of $10.0 million.

    In connection with the issuance of the Series A convertible preferred stock, we issued the purchasers warrants to purchase 7,005,495 shares of Series B convertible preferred stock at $1.82 per share. These warrants may be exercised in whole or in part at any time on or before the earlier of March 8, 2004 or the date on which we consummate a qualifying initial public offering of our common stock. As of the date of these financial statements, the holders of these warrants have not exercised their right to purchase shares of Series B convertible preferred stock.

    On December 31, 1999, we completed a private placement of 9,801,020 shares of Series D convertible preferred stock at $2.94 per share. The proceeds, net of the placement fee and other expenses, were $25.9 million. Net proceeds of $15.3 million were not received until January 2000. As such, this

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

14. EQUITY TRANSACTIONS (CONTINUED)
amount has been recorded as subscription receivables and netted against the value of the Series D convertible preferred stock on our balance sheet.

    In connection with the issuance of the Series D convertible preferred stock, we issued one of the purchasers a warrant to purchase 196,875 shares of our common stock at $2.00 per share. This warrant may be exercised in whole or in part at any time on or before November 12, 2004. As of the date of these financial statements, the holder of the warrant has not exercised its right to purchase shares of our common stock.

    On March 29, 2000, we completed a private placement of an additional 662,653 shares of Series D convertible preferred stock at $2.94 per share to certain of our officers and key employes. The proceeds, net of expenses, were $1.9 million.

    On April 18, 2000 and June 22, 2000 we completed private placements of 2,520,261 shares and 1,487,805 shares, respectively, of Series E convertible preferred stock at $6.17 per share. The proceeds, net of expenses, were approximately $24.6 million.

    The Series A, Series B, Series D and Series E convertible preferred stock have voting rights entitling the holders to the number of votes per share equal to the number of shares of common stock into which each share of preferred stock is then convertible and to vote as a single class. Each share of Series A, Series B, Series D and Series E convertible preferred stock is convertible into one-half of a share of our common stock. The holders of Series A, Series B, Series D and Series E convertible preferred stock are entitled to dividends when and if such dividends are declared by our board of directors. The Series A, Series B, Series D and Series E convertible preferred stock is convertible at any time at the option of the holder, or automatically upon the consummation of a qualifying initial public offering.

    At any time after February 25, 2004, the holders of a majority of the outstanding shares of Series A, Series B, Series D and Series E convertible preferred stock, acting together, may request the redemption of all of their preferred stock in two equal installments. The first installment must be within 120 days of providing notice to the Company with the second installment one year later. The redemption price would be the greater of the then fair market value per share or the respective purchase price per share plus accrued but unpaid dividends, if any. As a result of the mandatory redemption feature on these series of convertible preferred stock, they have been excluded from stockholders' equity (deficit). We record periodic accretion under the interest method for the excess of the redemption value over the carrying value.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

14. EQUITY TRANSACTIONS (CONTINUED)
    The following table summarizes our mandatorily redeemable, convertible preferred stock transactions through June 30, 2000:

                                      SERIES A              SERIES B              SERIES D              SERIES E
                                 -------------------   -------------------   -------------------   -------------------
                                  NUMBER                NUMBER                NUMBER                NUMBER
                                    OF                    OF                    OF                    OF
                                  SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT     TOTAL
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                          (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  1998........................        --    $    --         --     $   --         --    $     --        --    $     --   $     --

  Issuance of Series A
    convertible preferred
    stock.....................    10,000      9,950                                                                         9,950
  Issuance of Series D
    convertible preferred
    stock.....................                                                 9,801      25,904                           25,904
  Series D convertible
    preferred stock
    subscription receivable...                                                           (15,336)                         (15,336)
  Accretion to redemption
    price.....................                3,233                                                                         3,233
                                  ------    -------     ------     ------     ------    --------    ------    --------   --------
BALANCE AT DECEMBER 31,
  1999........................    10,000     13,183         --         --      9,801      10,568        --          --     23,751

  Receipt of Series D
    convertible preferred
    stock subscription
    receivable................                                                            15,336                           15,336
  Issuance of Series D
    convertible preferred
    stock.....................                                                   663       1,942                            1,942
  Issuance of Series E
    convertible preferred
    stock.....................                                                                       4,008      24,596     24,596
  Accretion to redemption
    price.....................                9,692                                        4,056                           13,748
                                  ------    -------     ------     ------     ------    --------    ------    --------   --------
BALANCE AT JUNE 30, 2000......    10,000    $22,875         --     $   --     10,464    $ 31,902     4,008    $ 24,596   $ 79,373
                                  ======    =======     ======     ======     ======    ========    ======    ========   ========

15. SUBSEQUENT EVENTS

   On September 21, 2000, we effected a one-for-two reverse stock split of our outstanding shares of common stock. All share and per share information included in these financial statements has been retroactively adjusted to reflect this reverse stock split.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    On February 3, 2000, we completed the acquisition of Nexstep, Inc., a software development enterprise based in Plano, Texas, which focused on the development of supply-chain visibility and logistics software products for Internet retail organizations. The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets and the liabilities assumed based on their estimated fair values at the date of acquisition. Nexstep's results of operation have been included with ours beginning on January 1, 2000, the effective date of the acquisition for accounting purposes.

    On July 31, 2000, we completed the acquisition of SC21 Pte. Ltd., a software development enterprise based in Singapore that provides supply web visibility software and services to small and medium sized companies. The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. SC21's results of operations will be included with ours beginning on July 1, 2000, the effective date of the acquisition for accounting purposes.

    The pro forma financial information is based on our historical consolidated financial statements and the historical financial statements of Nexstep and SC21. The unaudited pro forma balance sheet at June 30, 2000 reflects the combination of our historical consolidated June 30, 2000 balance sheet and the June 30, 2000 balance sheet of SC21. The unaudited pro forma statement of operations for the year ended December 31, 1999 reflects the combination of our historical consolidated statement of operations with the historical statements of operations of Nexstep and SC21. The unaudited pro forma statement of operations for the six months ended June 30, 2000 reflects the combination of our historical consolidated statement of operations with the historical statement of operations of SC21. Because Nexstep's effective date of acquisition was January 1, 2000, the unaudited pro forma balance sheet as of June 30, 2000 and the unaudited pro forma results of operations for the six months ended
June 30, 2000 do not include separate Nexstep financial information as Nexstep is consolidated with Viewlocity for those periods. The pro forma financial information is based on available information and certain assumptions that management believes are reasonable. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.

    The pro forma financial information is provided for illustrative purposes only and does not purport to represent what our results of operations or financial condition would have been had this acquisition in fact occurred on such date or to project our results of operations or financial condition for any future period or date. The pro forma financial information and accompanying notes should be read in conjunction with our historical financial statements and the financial statements of Nexstep and SC21.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  JUNE 30, 2000
                                                           ---------------------------    PRO FORMA      PRO FORMA
                                                            VIEWLOCITY        SC21       ADJUSTMENTS    CONSOLIDATED
                                                           ------------   ------------   ------------   ------------
                                                       ASSETS
Current assets:
  Cash and cash equivalents..............................    $ 19,378        $    4        $(1,000 )(1)   $ 18,382
  Accounts receivable, net...............................       9,059           179                          9,238
  Work in process........................................          --           332                            332
  Other receivables......................................         856            --                            856
  Receivable from SC21...................................         409            --           (409 )(2)         --
  Prepaid expenses and other current assets..............       2,095            34                          2,129
                                                             --------        ------        -------        --------
    Total current assets.................................      31,797           549         (1,409)         30,937
Property and equipment, net..............................       5,147           153                          5,300
Capitalized software development, net....................         908            --          5,000 (1)       5,908
Goodwill and other intangibles, net......................       6,520            --          3,799 (1)      10,319
Other non-current assets.................................         234            --                            234
                                                             --------        ------        -------        --------
    Total assets.........................................    $ 44,606        $  702        $ 7,390        $ 52,698
                                                             ========        ======        =======        ========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.......................................    $  3,936        $  138                       $  4,074
  Short-term debt........................................       2,787            --                          2,787
  Payables to associated companies.......................         669            26                            695
  Payable to Viewlocity..................................          --           409        $  (409 )(2)         --
  Capital lease obligations..............................         303            24                            327
  Accrued expenses.......................................       8,319           118          2,253 (1)      10,690
  Provision for loss contract............................          --            30                             30
  Deferred revenues......................................       3,690           813                          4,503
                                                             --------        ------        -------        --------
    Total current liabilities............................      19,704         1,558          1,844          23,106
Capital lease obligations, less current portion..........       1,451            36                          1,487
Deferred income taxes....................................         304            --                            304
Other....................................................         163            --                            163
                                                             --------        ------        -------        --------
    Total liabilities....................................      21,622         1,594          1,844          25,060
                                                             --------        ------        -------        --------
Commitments and contingencies
Redeemable, convertible preferred stock; issuable in
  series, $.01 par value; 39,998 shares authorized;
  24,472 shares issued and outstanding at June 30,
  2000...................................................      79,373            --                         79,373

Stockholders' equity (deficit):
  Convertible preferred stock: $.01 par value; 2 shares
    authorized; 2 shares issued and outstanding at
    June 30, 2000........................................          --            --                             --
  Common stock: $.01 par value; 100,000 shares
    authorized; 18,032 shares issued and outstanding
    June 30, 2000........................................         180            --              4 (1)         184
  Additional paid in capital.............................      36,262            60          4,564 (1)      40,886
  Treasury stock: 1,789 shares held in treasury at
    June 30, 2000........................................         (36)           --                            (36)
  Notes receivable from stockholders.....................      (6,817)           --                         (6,817)
  Deferred compensation..................................        (750)           --                           (750)
  Retained earnings (deficit)............................     (86,662)         (978)           978 (1)     (86,662)
  Accumulated other comprehensive income.................       1,434            26                          1,460
                                                             --------        ------        -------        --------
    Total stockholders' equity (deficit).................     (56,389)         (892)         5,546         (51,735)
                                                             --------        ------        -------        --------
    Total liabilities and stockholders' equity
      (deficit)..........................................    $ 44,606        $  702        $ 7,390        $ 52,698
                                                             ========        ======        =======        ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                              YEAR ENDED
                                ---------------------------------------
                                           DECEMBER 31, 1999
                                ---------------------------------------    PRO FORMA     PRO FORMA
                                VIEWLOCITY      NEXSTEP        SC21       ADJUSTMENTS   CONSOLIDATED
                                -----------   -----------   -----------   -----------   ------------
Revenue:
  Licenses...................    $  8,849                                                 $  8,849
  Support....................       2,991                                                    2,991
  Services...................       7,608       $1,242         $ 283                         9,133
                                 --------       ------         -----                      --------
    Total revenue............      19,448        1,242           283                        20,973
                                 --------       ------         -----                      --------
Cost of revenue:
  Licenses...................       1,024           --            --                         1,024
  Support and services.......      10,160          507           177                        10,844
                                 --------       ------         -----                      --------
    Total cost of revenue....      11,184          507           177                        11,868
                                 --------       ------         -----                      --------
Gross profit.................       8,264          735           106                         9,105
                                 --------       ------         -----                      --------
Operating expenses:
  Sales and marketing........      14,580           --            --                        14,580
  Research and development...       4,045          501            57                         4,603
  General and
    administrative...........       8,891          282           475                         9,648
  Stock based compensation...          --           --            --        $ 3,184 (3)      3,184
  Depreciation and
    amortization.............       1,088           --            66          3,224 (4)      4,378
                                 --------       ------         -----        -------       --------
    Total operating
      expenses...............      28,604          783           598          6,408         36,393
                                 --------       ------         -----        -------       --------
Operating loss...............     (20,340)         (48)         (492)        (6,408)       (27,288)
                                 --------       ------         -----        -------       --------
Other income (expense):
  Other, net.................         (46)          --            --                           (46)
  Interest, net..............          67           (1)           (2)                           64
                                 --------       ------         -----                      --------
    Other income (expense),
      net....................          21           (1)           (2)                           18
                                 --------       ------         -----        -------       --------
Loss before provision
  (benefit) for income
  taxes......................     (20,319)         (49)         (494)        (6,408)       (27,270)
                                 --------       ------         -----        -------       --------
Provision (benefit) for
  income taxes...............          94           --            --                            94
                                 --------       ------         -----        -------       --------
Net loss.....................     (20,413)         (49)         (494)        (6,408)       (27,364)
Accretion to preferred stock
  redemption value...........      (3,233)          --            --             --         (3,233)
                                 --------       ------         -----        -------       --------
Net loss attributable to
  common stockholders........    $(23,646)      $  (49)        $(494)       $(6,408)      $(30,597)
                                 --------       ======         =====        =======       --------
Net loss per share:
  Basic and diluted..........    $  (1.39)                                                $  (1.66)
                                 ========                                                 ========
  Weighted average shares
    used in computation......      17,031                                     1,376 (5)     18,407
                                 ========                                   =======       ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                             SIX MONTHS ENDED
                                         -------------------------
                                               JUNE 30, 2000
                                         -------------------------    PRO FORMA     PRO FORMA
                                         VIEWLOCITY       SC21       ADJUSTMENTS   CONSOLIDATED
                                         -----------   -----------   -----------   ------------
Revenue:
  Licenses.............................   $  7,803        $  98                      $  7,901
  Support..............................      2,103           --                         2,103
  Services.............................      4,902           14                         4,916
                                          --------        -----                      --------
    Total revenue......................     14,808          112                        14,920
                                          --------        -----                      --------
Cost of revenue:
  Licenses.............................        719           14                           733
  Support and services.................      7,385            4                         7,389
                                          --------        -----                      --------
    Total cost of revenue..............      8,104           18                         8,122
                                          --------        -----                      --------
Gross profit...........................      6,704           94                         6,798
                                          --------        -----                      --------
Operating expenses:
  Sales and marketing..................     16,320           --                        16,320
  Research and development.............      7,142           90                         7,232
  General and administrative...........      4,504          418                         4,922
  Purchased research and development...      5,200           --                         5,200
  Stock based compensation.............      1,499           --        $ 1,592 (3)      3,091
  Depreciation and amortization........      1,447           35          1,171 (4)      2,653
                                          --------        -----        -------       --------
    Total operating expenses...........     36,112          543          2,763         39,418
                                          --------        -----        -------       --------
Operating loss.........................    (29,408)        (449)        (2,763)       (32,620)
                                          --------        -----        -------       --------
Other income (expense):
  Other, net...........................         45           11                            56
  Interest, net........................        155           (1)                          154
                                          --------        -----                      --------
    Other income (expense), net........        200           10                           210
                                          --------        -----        -------       --------
Loss before provision (benefit) for
  income taxes.........................    (29,208)        (439)        (2,763)       (32,410)
                                          --------        -----        -------       --------
Provision (benefit) for income taxes...        136           --                           136
                                          --------        -----        -------       --------
Net loss...............................    (29,344)        (439)        (2,763)       (32,546)
Accretion to preferred stock redemption
  value................................    (13,748)          --             --        (13,748)
                                          --------        -----        -------       --------
Net loss attributable to common
  stockholders.........................   $(43,092)       $(439)       $(2,763)      $(46,294)
                                          ========        =====        =======       ========
Net loss per share:
  Basic and diluted....................   $  (2.72)                                  $  (2.86)
                                          ========                                   ========
  Weighted average shares used in
    computation........................     15,826                         375 (5)     16,201
                                          ========                     =======       ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE UNAUDITED PRO FORMA
                       CONSOLIDATED FINANCIAL STATEMENTS.

                       VIEWLOCITY, INC. AND SUBSIDIAIRES

             NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION

1. PRO FORMA ADJUSTMENTS


    (1) To reflect the aggregate purchase price of approximately $7.9 million that consists of $1.0 million in cash paid at closing, $2.0 million in cash that is due and payable on December 31, 2000, $253,000 in estimated expenses that will be paid shortly after closing, and 375,000 shares of our common stock valued at $4.6 million. After the elimination of the $978,000 historical retained earnings of SC21, the intangible assets of SC21 will be approximately $8.8 million. $5.0 million of the intangible assets has been allocated to acquired software, $500,000 has been allocated to workforce and the remaining $3.3 million has been allocated to goodwill.


    (2) Pro forma adjustment to eliminate a loan by Viewlocity to SC21.

    (3) Pro forma adjustment to reflect contingent consideration due to SC21 stockholders. We will pay $1.0 million in cash and issue 112,500 shares of our common stock to three stockholders of SC21 on each of December 31, 2000 and December 31, 2001. These payments are contingent upon the continued employment and services of these stockholders. We will record this contingent consideration, totaling $4.8 million, over the employment and service period. For pro forma adjustment purposes, we have assumed a ratable compensation charge over an 18 month service period.


    (4) Pro forma adjustment to amortize the intangible assets related to the Nexstep and SC21 acquisitions. For the year ended December 31, 1999, we have reflected amortization expense of $877,000 related to the Nexstep acquisition and $2.3 million related to the SC21 acquisition. For the six months ended
June 30, 2000, we have reflected amortization expense of $1.2 million related to the SC21 acquisition. The intangible assets and related useful lives of the Nexstep and SC21 intangible assets are disclosed in Note 9 of our consolidated financial statements.


    (5) Pro forma adjustment to reflect the issuance of common stock related to the acquisitions of Nexstep (1,001,000 for the year ended December 31, 1999 only) and SC21 (375,000 for the year ended December 31, 1999 and the six months ended June 30, 2000).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Viewlocity, Inc. and Subsidiaries:

    In our opinion, the accompanying balance sheet and the related statement of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Nexstep, Inc. (the "Company") at December 31, 1999, and the results of its operations and its cash flows for the period from inception (January 26, 1999) through December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                        /s/ PRICEWATERHOUSECOOPERS LLP

                                        PricewaterhouseCoopers LLP

Atlanta, Georgia
April 4, 2000

                                 NEXSTEP, INC.

                                 BALANCE SHEET

                               DECEMBER 31, 1999

                                                                1999
                                                              --------
                                ASSETS
Cash and cash equivalents...................................  $140,919
Accounts receivable, net of allowance for doubtful accounts
  of $10,000................................................   187,814
Prepaid expenses and other current assets...................     1,868
                                                              --------
        Total current assets................................   330,601
Property and equipment, net.................................    27,836
                                                              --------
        Total assets........................................  $358,437
                                                              ========

                LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 99,148
  Accrued expenses..........................................   143,996
  Note payable to bank......................................    11,429
  Note payable to Viewlocity................................   150,000
                                                              --------
        Total current liabilities...........................   404,573
                                                              --------
Commitments and contingencies

Stockholders' deficit:
  Common stock: no par value; 1,500 shares authorized;
    1,500 shares issued and outstanding at December 31,
    1999....................................................     3,000
  Accumulated deficit.......................................   (49,136)
                                                              --------
        Total stockholders' deficit.........................   (46,136)
                                                              --------
        Total liabilities and stockholders' deficit.........  $358,437
                                                              ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 NEXSTEP, INC.

                            STATEMENT OF OPERATIONS

       PERIOD FROM INCEPTION (JANUARY 26, 1999) THROUGH DECEMBER 31, 1999

                                                                 1999
                                                              ----------
Consulting services revenue.................................  $1,242,433
Cost of consulting services.................................    (507,173)
                                                              ----------

Gross profit................................................     735,260

Operating expenses:
  Research and development..................................    (501,332)
  General and administrative................................    (281,932)
                                                              ----------

      Loss from operations..................................     (48,004)

Interest expense............................................      (1,132)
                                                              ----------

      Net loss..............................................  $  (49,136)
                                                              ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 NEXSTEP, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

   FOR THE PERIOD FROM INCEPTION (JANUARY 26, 1999) THROUGH DECEMBER 31, 1999

                                                         COMMON STOCK
                                                     --------------------   ACCUMULATED
                                                      SHARES    PAR VALUE     DEFICIT      TOTAL
                                                     --------   ---------   -----------   --------
Issuance of common stock to founders...............    1,500     $3,000                   $  3,000
Net loss...........................................                          $(49,136)     (49,136)
                                                      ------     ------      --------     --------
Balance at December 31, 1999.......................    1,500     $3,000      $(49,136)    $(46,136)
                                                      ======     ======      ========     ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 NEXSTEP, INC.

                            STATEMENT OF CASH FLOWS

   FOR THE PERIOD FROM INCEPTION (JANUARY 26, 1999) THROUGH DECEMBER 31, 1999

                                                                1999
                                                              ---------
Cash flow provided by operating activities:
  Net loss..................................................  $ (49,136)
  Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
    Depreciation and amortization...........................      2,115
    Allowance for doubtful accounts.........................     10,000
    Changes in assets and liabilities
      Increase in accounts receivable.......................   (197,814)
      Increase in prepaid expenses and other current
        assets..............................................     (1,868)
      Increase in accounts payable..........................     99,148
      Increase in accrued expenses..........................    143,996
                                                              ---------
          Net cash provided by operating activities.........      6,441
                                                              ---------

Cash flow used in investing activities:
  Purchases of property and equipment.......................    (29,951)
                                                              ---------
          Net cash used in investing activities.............    (29,951)
                                                              ---------

Cash flow provided by financing activities:
  Proceeds from issuance of common stock....................      3,000
  Proceeds from line of credit..............................     11,429
  Proceeds from note payable from Viewlocity................    150,000
                                                              ---------
          Net cash provided by financing activities.........    164,429
                                                              ---------

Net increase in cash and cash equivalents...................    140,919
Cash and cash equivalents, beginning of period..............         --
                                                              ---------
Cash and cash equivalents, end of period....................  $ 140,919
                                                              =========
Supplemental cash flow information:
  Cash paid for interest....................................  $   1,132
                                                              =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 NEXSTEP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS

    Nexstep, Inc. (the "Company") was incorporated in 1998 and initially capitalized during January 1999. The Company was formed to design and develop supply-chain visibility and logistics software products for Internet retail organizations. The Company's development effort was funded by consulting services provided to customers.

    Effective January 1, 2000, Viewlocity purchased all of the outstanding shares of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable approximate fair value.

  CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required. At December 31, 1999, two customers accounted for 64% and 23% of gross accounts receivable. For the cumulative period from January 26, 1999 (date of inception) to December 31, 1999, three customers accounted for 43%, 20% and 15% of total revenue, respectively.

  PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

  RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software

                                 NEXSTEP, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. No software development costs were capitalized for the period from January 26, 1999 (date of inception) to December 31, 1999.

  REVENUE RECOGNITION

    The Company's revenue is primarily derived from consulting services provided to customers. Revenue from these consulting services is recognized as the related services are performed.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                     ESTIMATED
                                                    USEFUL LIFE   DECEMBER 31,
                                                      (YEARS)         1999
                                                    -----------   ------------
Purchased software................................     3            $11,655
Furniture and office equipment....................    5 to 7         18,296
                                                                    -------
                                                                     29,951
Less: accumulated depreciation....................                   (2,115)
                                                                    -------
                                                                    $27,836
                                                                    =======

    Depreciation and amortization expense for the period from January 26, 1999 (date of inception) to December 31, 1999 was $2,115.

4. SHORT-TERM DEBT

  LINE OF CREDIT

    In February 1999, the Company entered into an agreement with a bank which provides for a $15,000 revolving line of credit which accrues interest monthly at the bank's prime rate plus 4.25%. At December 31, 1999, the Company had an outstanding balance on the revolving line of credit of $11,429. The balance on the line of credit was paid during January 2000.

    In December 1999, the Company entered into an agreement with Viewlocity which provides for a $150,000 term loan which accrues interest monthly at the rate of 12% annually. The balance of the term loan was due at the earlier date of an effective merger of the Company and Viewlocity or March 31, 2000. Subsequent to the purchase of the Company by Viewlocity, the balance of the note was accounted for as a component of the consideration paid by Viewlocity in the subsequent purchase of the Company.

5. COMMON STOCK

    Each share of common stock is entitled to one vote.

6. INCOME TAXES

    The Company qualifies as an S Corporation in the U.S. for federal and state income tax purposes. However, the State of Texas assesses franchise tax on capital at the entity level. Accordingly, a provision

                                 NEXSTEP, INC.

6. INCOME TAXES (CONTINUED)
has been made for this tax. Individual stockholders report their share of the U.S. taxable income or loss on their respective individual income tax returns.

7. COMMITMENTS AND CONTINGENCIES

    The Company leases its office space and certain office and computer equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $33,471 for the period from January 26, 1999 (date of inception) to December 31, 1999.

    Future minimum lease payments under noncancelable operating leases at December 31, 1999 are as follows:

                                                              DECEMBER 31,
YEAR ENDING DECEMBER 31,                                          1999
------------------------                                      ------------
2000........................................................    $27,134
2001........................................................     14,184
2002........................................................      5,412
                                                                -------
                                                                $46,730
                                                                =======

    We are subject to legal proceedings and claims that arise in the normal course of business. While the outcome of these matters cannot be predicted with certainty, our management does not believe the outcome of any of these legal matters will have a material adverse effect on our results of operations or financial position.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Viewlocity, Inc. and Subsidiaries:

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders' deficit and comprehensive income and of cash flows present fairly, in all material respects, the financial position of SC21 Pte. Ltd. ("the Company") at December 31, 1999 and 1998, and the results of its operations and its cash flows of the year ended December 31, 1999 and for the period from inception (November 13, 1998) through December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                                       /s/ PRICEWATERHOUSECOOPERS LLP

                                                       PricewaterhouseCoopers LLP

Atlanta, Georgia
September 27, 2000

                                 SC21 PTE. LTD.

                                 BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              --------------------    JUNE 30,
                                                                1998       1999         2000
                                                              --------   ---------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,705   $  79,937   $    4,052
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $82,500 and $117,594, respectively......       642     207,711      178,301
  Work in process...........................................        --     273,145      331,710
  Prepaid expenses and other current assets.................     6,415      27,039       34,155
                                                              --------   ---------   ----------
      Total current assets..................................     9,762     587,832      548,218
Property and equipment, net.................................    19,511     151,531      153,408
                                                              --------   ---------   ----------
      Total assets..........................................  $ 29,273   $ 739,363   $  701,626
                                                              ========   =========   ==========
                             LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................  $ 10,300   $ 184,583   $  138,357
  Accrued expenses..........................................    33,991      91,402      118,198
  Deferred revenue..........................................        --     788,198      812,776
  Provision for loss contract...............................        --      30,000       30,000
  Payable to Viewlocity.....................................        --          --      408,703
  Payables to related parties...............................    30,304      69,000       26,051
  Current portion of capital lease..........................        --      23,347       23,827
                                                              --------   ---------   ----------
      Total current liabilities.............................    74,595   1,186,530    1,557,912
Long-term portion of capital lease..........................        --      39,710       35,800
Deferred income taxes.......................................        --          --           --
                                                              --------   ---------   ----------
      Total liabilities.....................................    74,595   1,226,240    1,593,712
                                                              --------   ---------   ----------
Commitments and contingencies

Stockholders' deficit:
  Common stock, $.60 par value; 100,000 shares authorized;
    100,000 and 2 shares issued and outstanding at
    December 31, 1999 and 1998, respectively................         1      60,000       60,000
  Accumulated other comprehensive income....................        --      (7,660)      25,807
  Retained deficit..........................................   (45,323)   (539,217)    (977,893)
                                                              --------   ---------   ----------
      Total stockholders' deficit...........................   (45,322)   (486,877)    (892,086)
                                                              --------   ---------   ----------
      Total liabilities and stockholders' deficit...........  $ 29,273   $ 739,363   $  701,626
                                                              ========   =========   ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SC21 PTE. LTD.

                            STATEMENTS OF OPERATIONS

                                  PERIOD FROM
                                   INCEPTION          YEAR ENDED
                              (NOVEMBER 13, 1998)    DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                    THROUGH          ------------   -----------------------------
                               DECEMBER 31, 1998         1999           1999            2000
                              --------------------   ------------   -------------   -------------
                                                                             (UNAUDITED)
Revenue.....................        $     --          $ 283,101       $  88,426       $ 111,716
Cost of revenue.............              --            177,569          33,379          18,270
                                    --------          ---------       ---------       ---------
Gross profit................              --            105,532          55,047          93,446
                                    --------          ---------       ---------       ---------
Operating expenses:
  Research and
    development.............           4,337             56,655          14,640          90,074
  General and
    administrative..........          40,429            474,445         282,259         418,067
  Depreciation and
    amortization............             557             66,098          19,325          34,509
                                    --------          ---------       ---------       ---------
    Loss from operations....         (45,323)          (491,666)       (261,177)       (449,204)
Interest income (expense),
  net.......................              --             (2,228)          5,856          10,528
                                    --------          ---------       ---------       ---------
    Net loss................        $(45,323)         $(493,894)      $(255,321)      $(438,676)
                                    ========          =========       =========       =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SC21 PTE. LTD.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                            AND COMPREHENSIVE INCOME

                                                                       ACCUMULATED
                                                                          OTHER           TOTAL
                                     COMMON STOCK       ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                   SHARES     AMOUNT      DEFICIT        INCOME          DEFICIT
                                  --------   --------   -----------   -------------   -------------
BALANCE AT INCEPTION
  (NOVEMBER 13, 1998)...........       --    $    --     $      --      $     --        $      --
  Issuance of common stock......        2          1                                            1
  Net loss......................                           (45,323)           --          (45,323)
                                  -------    -------     ---------      --------        ---------
BALANCE AT DECEMBER 31, 1998....        2          1       (45,323)           --          (45,322)
  Issuance of common stock......   99,998     59,999                                       59,999
  Net loss......................       --         --      (493,894)           --         (493,894)
  Change in translation
    adjustment..................                                          (7,660)          (7,660)
                                  -------    -------     ---------      --------        ---------
BALANCE AT DECEMBER 31, 1999....  100,000     60,000      (539,217)       (7,660)        (486,877)
  Net loss......................       --         --      (438,676)           --         (438,676)
  Change in translation
    adjustment..................                                          33,467           33,467
                                  -------    -------     ---------      --------        ---------
BALANCE AT JUNE 30, 2000
  (UNAUDITED)...................  100,000    $60,000     $(977,893)     $ 25,807        $(892,086)
                                  =======    =======     =========      ========        =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SC21 PTE. LTD.

                            STATEMENTS OF CASH FLOWS

                                              PERIOD FROM
                                               INCEPTION          YEAR ENDED       SIX MONTHS ENDED
                                          (NOVEMBER 13, 1998)    DECEMBER 31,          JUNE 30,
                                                THROUGH          -------------   ---------------------
                                           DECEMBER 31, 1998         1999          1999        2000
                                          --------------------   -------------   ---------   ---------
                                                                                      (UNAUDITED)
Cash flows provided by (used in)
operating activities:
  Net loss..............................        $(45,323)          $(493,894)    $(255,321)  $(438,676)
  Adjustments to reconcile net loss to
    cash flow provided by (used in)
    operating activities:
    Depreciation and amortization.......             557              66,098        19,325      34,509
    Allowance for doubtful accounts.....              --              82,500            --      35,094
    Changes in assets and liabilities:
      Accounts receivable...............            (642)           (289,569)          642      25,681
      Work in process...................              --            (273,145)      (14,688)    (58,565)
      Prepaid expenses and other current
        assets..........................          (6,415)            (20,624)     (101,685)     (7,116)
      Accounts payable..................          10,301             174,283        96,625     (46,226)
      Accrued expenses..................          33,991              99,106        34,159      26,796
      Deferred revenue..................              --             788,198       293,750      24,578
      Provision for loss contract.......              --              30,000            --          --
                                                --------           ---------     ---------   ---------
      Net cash provided by (used in)
        operating activities............          (7,531)            162,953        72,807    (403,925)
                                                --------           ---------     ---------   ---------
Cash flows from investing activities:
  Capital expenditures..................         (20,069)           (114,754)     (134,939)    (36,386)
                                                --------           ---------     ---------   ---------
      Net cash used in investing
        activities......................         (20,069)           (114,754)     (134,939)    (36,386)
                                                --------           ---------     ---------   ---------
Cash flows from financing activities:
  Proceeds from issuance of common
    stock...............................               1              59,999        59,999          --
  Borrowing (repayment) of payables to
    related parties.....................          30,304              (2,999)      (30,304)    (42,949)
  Borrowing from Viewlocity.............              --                  --            --     408,703
  Borrowing (repayment) of capital
    leases..............................              --             (21,260)      140,413      (3,430)
                                                --------           ---------     ---------   ---------
      Net cash provided by financing
        activities......................          30,305              35,740       170,108     362,324
                                                --------           ---------     ---------   ---------
Effect of exchange rate on cash flows...              --              (6,707)         (818)      2,102
Net increase in cash and cash
  equivalents...........................           2,705              77,232       107,158     (75,885)
Cash and cash equivalents, beginning of
  period................................              --               2,705         2,705      79,937
                                                --------           ---------     ---------   ---------
Cash and cash equivalents, end of
  period................................        $  2,705           $  79,937     $ 109,863   $   4,052
                                                ========           =========     =========   =========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest................        $     --           $   2,228     $      --   $   1,755
                                                ========           =========     =========   =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                 SC21 PTE. LTD.

                         NOTES TO FINANCIAL STATEMENTS

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. NATURE OF THE BUSINESS

    SC21 Pte. Ltd. (the "Company") was incorporated in Singapore on
November 13, 1998. The Company was formed to design, develop, manufacture and market e-commerce software that automates the procurement and management of operating resources. The Company's solutions connect employees, management, buyers, and other members of the supply chain through a web interface. The Company also provides implementation, consulting services and ongoing customer support services as an integral part of the complete procurement solution.

    Effective July 31, 2000, Viewlocity, Inc. purchased all of the outstanding shares of the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

    UNAUDITED INTERIM RESULTS

    Data and information as of June 30, 1999 and 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. In the opinion of our management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for those periods. The six month results are not necessarily indicative of the expected results for the year ending December 31, 2000.

    FOREIGN CURRENCY TRANSLATION

    The functional currency is the local currency of the country in which the Company operates, which is the Singapore dollar. The assets and liabilities of the Company's operations were translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Income statement items were translated into U.S. dollars at the average exchange rate that prevailed during the reporting period. The net gains and losses that result from this translation are reported as foreign currency translation adjustments as a component of comprehensive income and are not included in determining net income. Transaction gains and losses are included in the results of operations in the period which they occur and are not significant in any of the periods presented.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable and other accrued expenses approximate their fair values due to

                                 SC21 PTE. LTD.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of notes payable and capital lease obligations approximates fair value.

    CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivable. To minimize risk, ongoing credit evaluations of customers' financial condition are performed, although collateral generally is not required.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated over their estimated useful lives using the straight-line method. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

    RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

    Costs incurred in the research and development of the Company's products are expensed as incurred, except for certain software development costs. Costs associated with the development of computer software in accordance with the Statement of Financial Accounting Standard No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", are expensed prior to establishment of technological feasibility and capitalized thereafter until the product is available for general release to customers. No software development costs were capitalized during the year ended December 31, 1999 or the period from November 13, 1998 (date of inception) to December 31, 1998, since costs incurred subsequent to establishment of technological feasibility were not material.

    REVENUE RECOGNITION

    The Company's revenue is derived primarily from two sources: (i) software license revenue, derived primarily from software licenses to end users, and
(ii) service revenue, derived primarily from providing support and maintenance, education and training services to end users.

    Revenue from software licenses is recognized when there is persuasive evidence of an agreement, the software has been shipped, collectibility is probable, payment is due within one year and there are no further significant obligations. Revenue from subscription license arrangements, which include software, rights to future software and maintenance, is deferred and recognized ratably over the term of the subscription period. Service revenue from education and consulting revenue is recognized as the services are performed or on the percentage of completion method of accounting, using labor as the primary input measure. To the extent that these arrangements include license fees, such fees are recorded as license revenue based on the percentage of completion ratio. When a lack of dependable estimates or inherent hazards cause forecasts to be doubtful, the completed contract method is used. Under the completed contract method, the revenues and costs associated to the contract are deferred until the project is completed and accepted. If the total estimated costs to complete a project exceed the total contract amount, indicating a loss, the entire anticipated loss would be recognized currently. Revenue from support and maintenance services are recognized ratably over the contractual period.

                                 SC21 PTE. LTD.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Deferred tax assets and liabilities are recognized for the estimated tax consequences of temporary differences and income tax credits. Temporary differences are primarily the result of differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to future years in which deferred tax assets or liabilities are expected to be settled or realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

3. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                     ESIMATED                             SIX MONTHS
                                    USEFUL LIFE      DECEMBER 31,       ENDED JUNE 30,
                                      (YEARS)       1998       1999          2000
                                    -----------   --------   --------   --------------
Computer equipment and software...       3        $ 2,117    $117,493      $113,464
Furniture and fixtures............       3         10,327      25,917        28,945
Leasehold improvements............       3          7,624      10,548        15,630
Motor vehicles....................       3             --      64,980        63,679
                                                  -------    --------      --------
                                                   20,068     218,938       221,718
Less: accumulated depreciation....                   (557)    (67,407)      (68,310)
                                                  -------    --------      --------
                                                  $19,511    $151,531      $153,408
                                                  =======    ========      ========

    Depreciation expense for the year ended December 31, 1999 and for the period ended December 31, 1998 was $66,098 and $557, respectively.

4. PAYABLES TO RELATED PARTIES

    During 1999, the Company entered into a short-term non-interest-bearing note with a related party for $18,000. The note payable is not collateralized, there are no required principal payments and there are no significant covenants.

    Also during 1999, the Company issued a $42,000 note payable to a director for consulting services rendered. The note payable is not collateralized, there are no required principal payments and there are no significant covenants.

    During 1998, the Company entered into a short-term non-interest-bearing note with a director for $30,304. During 1999, the Company repaid $21,304 of this note, leaving a balance of $9,000 at December 31, 1999. The note payable is not collateralized, there are no required principal payments and there are no significant covenants.

5. COMMON STOCK

    Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

                                 SC21 PTE. LTD.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

6. INCOME TAXES

    Deferred tax assets consist of the following:

    The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured as of December 31, 1998, 1999 and June 30, 2000.

    At December 31, 1999, the Company has federal net operating loss carryforwards approximately $189,000, available to reduce future taxable income.

    Under the provisions of the Internal Revenue Code and local Singapore tax regulations, certain substantial changes in the Company's ownership may result in a limitation on the amount of net operating loss carryforwards and research and development credit carryforwards which can be used in future years.

7. COMMITMENTS AND CONTINGENCIES

    The Company leases its office space and certain office and computer equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $15,314 and $0 for the year ended
December 31, 1999 and for the ended December 31, 1998, respectively. The Company also leases certain computer equipment and motor vehicles under capital leases.

    As of December 31, 1999, future minimum lease payments under operating and capital leases are as follows:

                                                           OPERATING   CAPITAL
YEAR ENDING DECEMBER 31,                                    LEASES      LEASES
------------------------                                   ---------   --------
  2000...................................................   $14,861    $25,852
  2001...................................................    14,861     21,801
  2002...................................................               10,858
  2003...................................................               10,858
  2004...................................................                2,205
  Thereafter.............................................                   --
                                                            -------    -------
                                                             29,722     71,574
Less: amounts representing interest......................                8,517
                                                                       -------
                                                                        63,057
Less: current portion....................................               23,347
                                                                       -------
Capital lease obligation, net of current portion.........              $39,710
                                                                       =======

    The Company is subject to legal proceedings and claims that arise in the normal course of business. Management cannot predict the outcome of these matters with any certainty.

8. SIGNIFICANT CUSTOMER

    At December 31, 1999, one customer accounted for 28% of gross accounts receivable and 58% of total recognized revenue. At June 30, 2000 this customer accounted for 75% of gross accounts receivable and there was no revenue recognized for the six months ended June 30, 2000. During the first six months of 2000, this same customer raised concerns regarding the acceptance criteria related to the implementation

                                 SC21 PTE. LTD.

              (ALL INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

8. SIGNIFICANT CUSTOMER (CONTINUED)
of a third-party software product as part of our contract. The Company is working with the third-party vendor to resolve these concerns and intends to complete the implementation requirements of the project. Based on the uncertainty associated with the timing of project completion and the customer's acceptance, the contract is being accounted for under the completed contract method in accordance with our accounting policy. As a result, progress billings and costs incurred totaling $650,000 and $241,600 have been deferred as of December 31, 1999. As of June 30, 2000, deferred revenue and costs amounted to $742,500 and $331,710, respectively. A provision of $30,000 has also been recorded at December 31, 1999 and June 30, 2000 based on the contract's current anticipated loss.

3.  Inside back page portrays the following:

    The title bar at the top of the page states "Manage Online Trading Communities," underneath which is the text "speeding goods to market."

    In the center of the page is a propeller diagram. In the center of the propeller is an oval with the stylized Viewlocity logo inside. In the top-left propeller is a photograph of a person putting together puzzle pieces. To the left of the propeller is the text "Connect" underneath which is the text "Integrate applications within an enterprise." In the top-right propeller is a photograph of interlocking gears. To the right of the propeller is the text "Synchronize" underneath which is the text "Speed the flow of products through the supply web." In the bottom-right propeller is a photograph of two persons shaking hands in front of a world map. Underneath the propeller is the text "Collaborate" underneath which is the text "Make decisions with trading partners." In the bottom-left propeller is a photograph of a person using the telephone with another person sitting behind him. Underneath the propeller is the text "Communicate" underneath which is the text "Integrate with trading partners via the Internet."

    In the bottom left of the page is the following text: "Viewlocity is a leading global provider of e-business software and services that integrate trading communities and synchronize supply webs."

    In the bottom right corner of the page is the stylized Viewlocity logo.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                5,500,000 Shares

                                     [LOGO]

                                  Common Stock

                                 --------------

                                   PROSPECTUS
                               -----------------

CHASE H&Q                                               BEAR, STEARNS & CO. INC.
                                 WIT SOUNDVIEW
                               -----------------

                                        , 2000

                               -----------------

    You should rely only on information contained in this prospectus. We have not authorized anyone to provide you information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until              , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligations to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $   23,378
National Association of Securities Dealers, Inc. fee........  $    7,228
Nasdaq Stock Market listing fee.............................  $   95,000
Accountants' fees and expenses..............................  $  300,000
Legal fees and expenses.....................................  $  400,000
Blue sky fees and expenses..................................  $    5,000
Transfer agent's fees and expenses..........................  $    5,000
Printing and engraving expenses.............................  $  300,000
Miscellaneous...............................................  $   14,394
                                                              ----------
    Total expenses..........................................  $1,150,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our amended and restated certificate of incorporation limits personal liability for breach of the fiduciary duty of our directors to the fullest extent provided by the Delaware General Corporation Law and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was our director or officer or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Such provisions provide that no director of Viewlocity shall have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty of care or other duty as a director. However, such provisions shall not eliminate or limit the liability of a director:

    - for any breach of the director's duty of loyalty to us or to our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - for voting or assenting to unlawful distributions; or

    - for any transaction for which the director derived an improper personal benefit.

    The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of our stockholders or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors pursuant to the provisions of our charter documents, Delaware law or the agreements described above, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    We intend to enter into agreements to indemnify our officers and directors in addition to indemnification provided for in our amended and restated certificate of incorporation. These agreements may require us to indemnify these individuals against liabilities that arise by reason of their status as officers or directors, other than liabilities arising from willful misconduct, and to advance expenses incurred as a result of any proceedings against them. In addition, we intend to purchase a directors and officers liability insurance policy with appropriate coverages.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our amended and restated certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

    The Underwriting Agreement filed as Exhibit 1.1 hereto also contains provisions pursuant to which certain officers, directors and controlling persons of Viewlocity may be entitled to be indemnified by the underwriters named therein.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, we have issued the securities set forth below that were not registered under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"):

    Prior to our formation, the AMTrix software business was conducted by Frontec AB and its wholly owned subsidiaries. Effective January 1, 1999, Frontec AB consolidated the AMTrix business in certain of its subsidiaries through a series of asset and stock contribution agreements. In connection with the consolidation of the AMTrix business into regional subsidiaries, Frontec AB also acquired a wholly owned subsidiary currently known as Viewlocity Integra AB. Pursuant to a stock contribution agreement dated February 21, 1999, as amended, Frontec AB capitalized Viewlocity Integra AB, by contributing all of the capital stock of each of the regional subsidiaries to Viewlocity Integra AB.

    On February 22, 1999, Frontec AB formed Viewlocity, Inc. as a Delaware corporation and on February 23, 1999, contributed to Viewlocity all of the issued and outstanding shares of Viewlocity Integra AB in exchange for 17,031,029 shares of our common stock. As a result, Viewlocity Integra AB and the regional operating subsidiaries became wholly owned subsidiaries of Viewlocity. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    In February 1999, we sold an aggregate of 10,000,000 shares of our Series A convertible preferred stock and warrants to purchase an aggregate of 7,005,495 shares of our Series B convertible preferred stock to Battery Ventures IV, L.P. and Battery Investment Partners IV, LLC (collectively, "Battery"). Battery paid us an aggregate purchase price of $10.0 million for the Series A convertible preferred stock and the warrants to purchase Series B convertible preferred stock. The Series A convertible preferred stock may be converted into shares of our common stock, on a one for one share basis, subject to adjustment upon certain events. Battery may exercise the warrants to purchase the Series B convertible preferred stock in whole or in part at any time on or before the earlier of March 8, 2004, or the date on which we consummate this offering, at an exercise price of $1.82 per share, subject to adjustment upon certain events. The Series B convertible preferred stock may be converted into shares of our common stock, on a one to one share basis, subject to adjustment upon certain events. Additionally, the holders of the warrants to purchase our Series B convertible preferred stock have irrevocably agreed to exercise the warrants on a cashless basis. Pursuant to the warrant agreements, the holders of the warrants will receive a number of shares of Series B convertible preferred stock equal to 7,005,495 multiplied by the difference between (a) the fair market value of a share of Series B convertible preferred stock and (b) $1.82, divided by the fair market value of a share of Series B convertible preferred stock. The fair market value of a share of Series B convertible preferred stock is defined as the initial public offering price per share of common stock in this offering multiplied by the number of shares or fraction of a share of common stock issuable upon conversion of the Series B convertible preferred stock. Each share of Series B convertible preferred stock is currently convertible into one-half of a share of common stock. Additionally, all of the outstanding shares of Series A convertible preferred stock and Series B convertible preferred stock will be converted into an aggregate of 7,521,978 shares of our common stock upon completion of this offering. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    In connection with the Series A and Series B convertible preferred stock transaction, we issued 2,000 shares of our Series C convertible preferred stock to Frontec AB in exchange for the satisfaction and cancellation of certain liabilities owed to Frontec AB in the approximate amount of $15.4 million. Pursuant to its terms, the Series C convertible preferred stock will convert into 1,576,923 shares of our common stock upon completion of this offering. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    In February 1999, we issued to certain executive employees of Frontec AB options to purchase a total of 250,000 shares of our common stock, at an exercise price of $2.00 per share. Each of Olof Englund, Bengt Wallentin, Christer Wahlander, Goran Tuvsedt and Sune Fogelstrom was granted an option to purchase 50,000 shares of our common stock, and these option holders exercised all of their options on or before April 4, 2000. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on
Section 4(2) thereof.

    On March 12, 1999, we entered into a stock purchase and escrow agreement with Frontec AB, pursuant to which Frontec AB transferred to escrow 5,356,755 shares of our common stock. These escrowed shares were made available for grants to our employees, directors, consultants and other key persons provided that we purchased from Frontec AB any such shares for $.02 per share. As of December 31, 1999, 3,084,066 shares of restricted stock had been sold to certain of our officers and employees out of the escrowed shares, and we had paid Frontec AB of $61,681 for such shares. On January 1, 2000, we purchased the remaining 2,272,689 shares of common stock for use in future option grants to our employees from Frontec AB for $45,454 and terminated the escrow agreement. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On October 27, 1999, we sold a convertible subordinated debenture to William Street Associates II, LLC. William Street Associates II, LLC paid us
$2.25 million for this convertible subordinated debenture, which was manditorily convertible on December 30, 1999 into 765,306 shares of our Series D convertible preferred stock. The sale of our Series D convertible preferred stock is described below. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On October 27, 1999, in connection with the sale of the convertible subordinated debenture, we also issued to William Street Associates II, LLC a contingent warrant for the purchase of 196,875 shares of our common stock at a price of $2.00 per share. The terms of this contingent warrant were that it would only be exercisable if the issuance of the Series D convertible preferred stock did not occur on or before December 15, 1999, and the convertible subordinated debenture was not converted pursuant to its terms as of such date. We did not sell our Series D convertible preferred stock until December 30, 1999, and as a result, the contingent warrant became exercisable. This warrant expires on October 27, 2004. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    Effective September 2, 1999, certain of our officers and employees purchased escrowed shares pursuant to our stock incentive plan and individualized restricted stock agreements at a price of $2.00 per share. The officers and employees and the number of shares purchased by each are as follows: Gregory Cronin (1,384,210 shares); Stan F. Stoudenmire (137,062 shares); Jeffrey B. Cashman (415,262 shares); Mikael Ahlund (94,062 shares); Jon R. Kirkegaard (274,125 shares); and Paul R. Leiske (205,593 shares). Each officer and employee delivered to us a full recourse promissory note bearing a market rate of interest for the aggregate purchase price of the restricted stock and entered into restricted stock agreements that prohibit transfer of the shares prior to vesting and provides for forfeiture of any unvested shares upon termination of employment. The shares purchased generally vest over a four-year period immediately following the person's date of hire. Each purchasing officer and employee filed with the Internal Revenue

Service an election to be taxed under Section 83(b) of the Internal Revenue Code. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On November 12, 1999, in connection with our entering into an equipment lease financing agreement, we issued to CommVest, LLC a warrant for the purchase of 75,000 shares of our common stock at a price of $2.00 per share. This warrant expires on November 12, 2004. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    Effective November 15, 1999, one of our officers and an employee purchased escrowed shares pursuant to our stock incentive plan and individualized restricted stock agreements at a price of $2.00 per share. Maurice A. Trebuchon, an officer, purchased 446,250 shares and Joseph Nentwig, an employee, purchased 127,500 shares. Both purchasers delivered to us a full recourse promissory note bearing a market rate of interest for the aggregate purchase price of the restricted stock and entered into restricted stock agreements that prohibit transfer of the shares prior to vesting and provides for forfeiture of any unvested shares upon termination of employment. The shares purchased generally vest over a four-year period immediately following the person's date of hire. Both purchasers filed with the Internal Revenue Service an election to be taxed under Section 83(b) of the Internal Revenue Code. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof.

    On November 26, 1999, in connection with our entering into a line of credit agreement, we issued to Imperial Bancorp a warrant for the purchase of 44,217 shares of our common stock at a price of $5.88 per share. This warrant expires on November 26, 2006. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On December 30, 1999, we sold an aggregate of 9,801,020 shares of Series D convertible preferred stock at a price of $2.94 per share. BCI Growth V, L.P. and its affiliate BCI Investors, LLC, purchased a total of 3,401,361 of the shares of our Series D convertible preferred stock at an aggregate purchase price of $10.0 million. The Beacon Group III--Focus Value Fund, L.P. purchased a total of 2,380,952 shares of our Series D convertible preferred stock at an aggregate purchase price of $7.0 million. BancBoston Capital, Inc. purchased a total of 2,380,952 shares of our Series D convertible preferred stock at an aggregate purchase price of $7.0 million. CommVest Partners I Company purchased a total of 170,068 shares of Series D convertible preferred stock at an aggregate purchase price of $500,000. William Street Associates II, LLC, purchased a total of 935,374 shares of our Series D convertible preferred stock by converting the convertible subordinated debenture described above and by paying us an additional cash purchase price of $500,000. The total purchase price paid by William Street Associates II, LLC was $2.75 million. Battery Ventures IV, L.P. and its affiliate, Battery Investment Partners IV, LLC purchased a total 340,136 shares of Series D convertible preferred stock at an aggregate purchase price of $1.0 million. One of our underwriters in this offering, Chase Securities Inc., also served as placement agent for the private placement of our Series D convertible preferred stock and received compensation in the amount of $1.66 million in cash and 192,177 shares of our Series D convertible preferred stock. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On February 3, 2000, we completed the acquisition of Nexstep, Inc., a software development enterprise based in Plano, Texas, which focuses on visibility fulfillment software for Internet retail organizations. The aggregate consideration of approximately $10.1 million was paid by the issuance of 1,001,000 shares of our common stock and cash of approximately $4.2 million. Our board of directors determined the fair value of the common stock issued as part of the consideration to be $5.88 per share; based on recent sales of our convertible preferred stock for cash to third-party investors. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    Effective March 23, 2000, Daniel Basmajian, an employee, purchased 106,250 escrowed shares pursuant to our stock incentive plan and a restricted stock agreement at a price of $5.88 per share. Mr. Basmajian delivered to us a full recourse promissory note bearing a market rate of interest for the aggregate purchase price of the restricted stock and entered into a restricted stock agreement that prohibits transfer of the shares prior to vesting and provides for forfeiture of any unvested shares upon termination of employment. The shares purchased generally vest over a four-year period immediately following the person's date of hire. Mr. Basmajian has filed with the Internal Revenue Service an election to be taxed under Section 83(b) of the Internal Revenue Code. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof.

    On March 29, 2000, we sold an additional 662,653 shares of our Series D convertible preferred stock at $2.94 per share to certain of our executive officers and key employees. Gregory Cronin, our Chairman, Chief Executive Officer and President, paid a total purchase price of $300,000 and purchased 102,041 shares of our Series D convertible preferred stock. Maurice A. Trebuchon, our Chief Operating Officer, paid a total purchase price of $200,000 and purchased 68,027 shares of our Series D convertible preferred stock. Stan F. Stoudenmire, our Senior Vice President and Chief Financial Officer, paid a total purchase price of $70,000 and purchased 23,810 shares of our Series D convertible preferred stock. Michael Lantz, our former Managing Director of EMEA, paid a total purchase price of $88,000 and purchased 30,000 shares of our Series D convertible preferred stock. Anders Berglund, our Managing Director of Asia/ Pacific, paid a total purchase price of $400,000 and purchased 136,054 shares of Series D convertible preferred stock. Christer Wahlander, our Chief Technology Officer, paid a total purchase price of $294,000 and purchased 100,000 shares of our Series D convertible preferred stock. Paul R. Leiske, our Senior Vice President of Global Customer Services, paid a total purchase price of $170,000 and purchased 58,163 shares of our Series D convertible preferred stock. Jeffrey B. Cashman, our Senior Vice President of Global Marketing and Business Development, paid a total purchase price of $425,000 and purchased 144,558 shares of our Series D convertible preferred stock. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On April 18, 2000, we sold an aggregate of 2,520,261 shares of our Series E convertible preferred stock at a price of $6.17 per share. Deutsche Post International B.V. purchased a total of 716,370 shares of our Series E convertible preferred stock at an aggregate purchase price of $4.42 million. DHL International Limited purchased a total of 810,373 shares of our Series E convertible preferred stock at an aggregate purchase price of $5.0 million. Marconi Capital Limited purchased a total of 486,224 shares of our Series E convertible preferred stock at an aggregate purchase price of $3.0 million. Sing Tel Ventures (Singapore) Pte Ltd. purchased a total of 486,224 shares of Series E convertible preferred stock at an aggregate purchase price of $3.0 million. B2B Capital II, LLC purchased a total of 21,070 shares of our Series E convertible preferred stock at an aggregate purchase price of $130,000. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On June 21, 2000 we completed the acquisition of Electronic Data Transfer, SA, an EDI software provider for supply chains and a reseller of our AMTrix product based in Grenoble, France. The consideration to be paid for the acquisition of EDT consists of both cash and shares of our common stock. The total cash consideration due the shareholders of EDT is $1.0 million, half of which was paid at the closing, and the other half which is to be paid on December 31, 2000. In addition to the cash consideration, the shareholder of EDT will be issued shares of our common stock on December 31, 2000 and December 31, 2001. The aggregate number of shares of our common stock to be issued to EDT's shareholders is determined by the value of our common stock during December 2000 and December 2001, and the maximum aggregate number of shares of our common stock issuable to the shareholders of EDT is

506,483. The issuance of the shares of our common stock on each of December 31, 2000 and December 31, 2001 is contingent upon the continued employment and services of certain of EDT's shareholders. The EDT acquisition has been accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of the acquisition. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated thereunder.

    On June 22, 2000, we sold an aggregate of 1,487,805 shares of our Series E convertible preferred stock at a price of $6.17 per share. SK Global America, Inc. purchased a total of 324,150 shares of our Series E convertible preferred stock at an aggregate purchase price of $2.0 million. BCI Growth V, L.P. and its affiliate BCI Investors, LLC, purchased a total of 194,490 of the shares of our Series E convertible preferred stock at an aggregate purchase price of $1.2 million. Battery Ventures IV, L.P. and its affiliate, Battery Investment Partners IV, LLC purchased a total 194,489 shares of Series E convertible preferred stock at an aggregate purchase price of $1.2 million. J&M Venture Capital, LLC purchased a total 175,000 shares of our Series E convertible preferred stock at an aggregate purchase price of $1.08 million. Beacon Group III--Focus Value Fund, L.P. purchased a total of 81,037 shares of our Series E convertible preferred stock at an aggregate purchase price of $500,000. Sands Brothers Venture Capital, LLC and its affiliates, 280 Ventures LLC, SB Content Associates LLC, and SB Synchronized Associates LLC purchased a total of 518,639 shares of our Series E convertible preferred stock at an aggregate purchase price of $3.2 million. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof and on Rule 506 of Regulation D promulgated thereunder.

    On July 31, 2000 we completed the acquisition of SC21 Pte, Ltd., a software development enterprise based in Singapore that provides supply web visibility software for small to medium sized companies. The consideration to be paid for the acquisition of SC21 consists of both cash and shares of our common stock. At the closing, we issued 375,000 shares of our common stock to the shareholders of SC21, and paid them $1.0 million in cash. If all contingencies are met during the 17 month period following the closing, we will be obligated to issue to the shareholders of SC21 up to 225,000 additional shares of our common stock, and pay an additional $4.0 million in cash. The issuance of the additional shares of our common stock and payment of $2.0 million of the additional cash consideration is contingent upon the continued employment and services of certain of the shareholders of SC21. In addition, Nanyang Technical University (Singapore) had rights to certain of SC21's assets, and at the closing of the acquisition of SC21 we paid Nanyang Technical University (Singapore) $182,672 in satisfaction and extinguishment of those rights. The SC21 acquisition has been accounted for as a purchase and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the date of the acquisition. This issuance of securities was deemed to be exempt from registration under the Securities Act in reliance on Regulation S promulgated thereunder.

    The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. We believe that all recipients had adequate access to information about us.

    We currently have 8,356,755 shares of our common stock reserved for issuance upon exercise of stock options, and we have granted a total of 2,531,964 options outstanding for the purchase of our common stock to employees and other key persons.

ITEM 16. EXHIBITS


EXHIBIT
NUMBER                                              DESCRIPTION
-------                     ------------------------------------------------------------
 1.1*                       Form of Underwriting Agreement.

 2.1+                       Agreement and Plan of Merger between and among Viewlocity,
                            Inc., Nexstep Acquisition Corp., Nexstep, Inc., L. Michael
                            Handley and Mohamed Y. Amer dated January 21, 2000.**

 2.2+                       Acquisition of Shares Agreement, dated May 19, 2000, between the Registrant, Salem Bin Mohamed Ibrahim, Teo Keng Leng,
                            Robert Ben Roque Trindade Menezes de Souza, SC21 Options
                            Pte. Ltd. and SC21 Pte. Ltd.**

 2.3+                       English Translation of Sale and Purchase Agreement and
                            Statements and Guaranty of Assets and Liabilities dated
                            June 21, 2000 by and between Viewlocity, Inc., Viewlocity
                            Holding France SARL, EDT, S.A., and the shareholders of EDT,
                            S.A.

 3.1+                       Amended and Restated Certificate of Incorporation of the
                            Registrant.

 3.2+                       Amended and Restated Bylaws of the Registrant.

 4.1                        See Exhibits 3.1 and 3.2 for provisions of the Amended and
                            Restated Certificate of Incorporation and Amended and
                            Restated Bylaws of the Registrant defining rights of the
                            holders of common stock of the Registrant.

 4.2*                       Specimen Stock Certificate.

 5.1*                       Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
                            Registrant, as to the legality of the shares being
                            registered.

 10.1+                      Office Lease Agreement by and between EOP--Buckhead, L.L.C.
                            and the Registrant, dated November 5, 1999.

 10.2+                      First Amendment to Office Lease Agreement by and between
                            EOP--Buckhead, L.L.C., and the Registrant, dated November 5,
                            1999.

 10.3+                      English Translation of Lease Agreement by and between FAB
                            FISKETORGETgm MALAERTORNET AB and Frontec AMT AB, dated
                            October 1, 1999.

 10.4+                      Lease Agreement between CPL Alexandra Point Pte Ltd. and
                            Viewlocity Asia Pacific Pte Ltd., dated October 28, 1999.

 10.5+                      Assignment of Lease Agreement between Aspect
                            Telecommunications Limited and Frontec (UK) Limited, dated
                            December 18, 1998.

 10.6+                      Sublease Agreement dated as of May 8, 2000 between Zurn
                            Industries, Inc. and the Registrant.

 10.7+                      Viewlocity, Inc. Stock Incentive Plan, as amended.

 10.8+                      Employee Stock Purchase Plan of the Registrant.

 10.9+                      Employment Agreement between the Registrant and Gregory
                            Cronin, dated March 3, 1999.

 10.10+                     Employment Agreement between the Registrant and Stan F.
                            Stoudenmire, dated May 6, 1999.

 10.11+                     Employment Agreement between the Registrant and Jeffrey B.
                            Cashman, dated March 19, 1999.

 10.12+                     Employment Agreement between the Registrant and Paul R.
                            Leiske, dated March 25, 1999.

 10.13+                     Employment Agreement between the Registrant and Maurice A.
                            Trebuchon, dated October 27, 1999.

EXHIBIT
NUMBER                                              DESCRIPTION
-------                     ------------------------------------------------------------
 10.14+                     Form of Restricted Stock Award Agreement between the
                            Registrant and certain of its executive officers.

 10.15+                     Form of Promissory Note between the Registrant and certain of its executive officers.

 10.16+                     Loan and Security Agreement, by and between Imperial Bank
                            and the Registrant, Frontec AMT, Inc. and Viewlocity AB,
                            dated November 26, 1999.

 10.17+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            March 12, 1999, between the Registrant and Battery Ventures
                            IV, L.P.

 10.18+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            March 12, 1999, between the Registrant and Battery
                            Investment Partners IV, LLC.

 10.19+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            April 9, 1999, between the Registrant and Battery Ventures
                            IV, L.P.

 10.20+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            April 9, 1999, between the Registrant and Battery Investment
                            Partners IV, LLC.

 10.21+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Ventures IV, L.P.

 10.22+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Investment Partners IV, LLC.

 10.23+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Ventures IV, L.P.

 10.24+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Investment Partners IV, LLC.

 10.25+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Ventures IV, L.P.

 10.26+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Investment Partners IV, LLC.

 10.27+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Ventures IV, L.P.

 10.28+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Investment Partners IV, LLC.

 10.29+                     Contingent Warrant for Purchase of Common Shares, dated
                            October 27, 1999, between the Registrant and William Street
                            Associates II, LLC.

 10.30+                     Warrant, dated November 12, 1999, between the Registrant and
                            CommVest, LLC.

 10.31+                     Warrant to Purchase Stock, dated November 26, 1999, between the Registrant and Imperial Bancorp.

 10.32+                     Third Amended and Restated Registration Rights Agreement,
                            dated June 22, 2000, between the Registrant and the parties named therein.

 10.33+                     Form of Indemnification Agreement to be entered into between the Registrant and each of its executive officers and
                            directors.

 10.34+                     Stock Contribution Agreement dated February 23, 1999, by and between Frontec AB and Arctic, Inc.

 10.35+                     Lease between CommVest, LLC and the Registrant, dated as of
                            November 12, 1999.

 10.36+                     Partner Agreement, dated as of November 1, 1999, between the
                            Registrant and Frontec AB.

 10.37+                     Viewlocity, Inc. 2000 Stock Incentive Plan.

EXHIBIT
NUMBER                                              DESCRIPTION
-------                     ------------------------------------------------------------
 10.38+                     OEM License Agreement, dated as of November 10, 1997,
                            between the Registrant and St. Paul Software, Inc. (n/k/a
                            TIE Commerce, Inc.).

 21.1                       List of Subsidiaries.

 23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.3 Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.4                       Consent of Morris, Manning & Martin, L.L.P. (included in
                            Exhibit 5.1).

 24.1+                      Powers of Attorney (included on signature page).

 27.1+                      Financial Data Schedule (for SEC use only).


------------------------

+   Previously filed.

*   To be filed by amendment.

** The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (c) The Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 18th day of October, 2000.


                                                       VIEWLOCITY, INC.

                                                       BY:  /S/ GREGORY CRONIN
                                                            -----------------------------------------
                                                            Gregory Cronin
                                                            PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                            CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                   TITLE                      DATE
                      ---------                                   -----                      ----
                                                       President, Chief Executive
                 /s/ GREGORY CRONIN                      Officer and Chairman of
     -------------------------------------------         the Board (Principal          October 18, 2000
                   Gregory Cronin                        Executive Officer)

                                                       Senior Vice President and
               /s/ STAN F. STOUDENMIRE                   Chief Financial Officer
     -------------------------------------------         (Principal Financial and      October 18, 2000
                 Stan F. Stoudenmire                     Accounting Officer)

                          *                            Director
     -------------------------------------------                                       October 18, 2000
                    Leo Apotheker

                          *                            Director
     -------------------------------------------                                       October 18, 2000
                  William M. Stuek

                          *                            Director
     -------------------------------------------                                       October 18, 2000
                    Olof Englund

                          *                            Director
     -------------------------------------------                                       October 18, 2000
                  Mark E. Hastings

                          *                            Director
     -------------------------------------------                                       October 18, 2000
                   Scott R. Tobin


*By:                 /s/ STAN F. STOUDENMIRE
             --------------------------------------
                       Stan F. Stoudenmire
                        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                              DESCRIPTION
-------                     ------------------------------------------------------------
 1.1*                       Form of Underwriting Agreement.

 2.1+                       Agreement and Plan of Merger between and among Viewlocity,
                            Inc., Nexstep Acquisition Corp., Nexstep, Inc., L. Michael
                            Handley and Mohamed Y. Amer dated January 21, 2000.**

 2.2+                       Acquisition of Shares Agreement, dated May 19, 2000, between the Registrant, Salem Bin Mohamed Ibrahim, Teo Keng Leng,
                            Robert Ben Roque Trindade Menezes de Souza, SC21 Options
                            Pte. Ltd. and SC21 Pte. Ltd.**

 2.3+                       English Translation of Sale and Purchase Agreement and
                            Statements and Guaranty of Assets and Liabilities dated
                            June 21, 2000 by and between Viewlocity, Inc., Viewlocity
                            Holding France SARL, EDT, S.A., and the shareholders of EDT,
                            S.A.

 3.1+                       Amended and Restated Certificate of Incorporation of the
                            Registrant.

 3.2+                       Amended and Restated Bylaws of the Registrant.

 4.1                        See Exhibits 3.1 and 3.2 for provisions of the Amended and
                            Restated Certificate of Incorporation and Amended and
                            Restated Bylaws of the Registrant defining rights of the
                            holders of common stock of the Registrant.

 4.2*                       Specimen Stock Certificate.

 5.1*                       Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
                            Registrant, as to the legality of the shares being
                            registered.

 10.1+                      Office Lease Agreement by and between EOP--Buckhead, L.L.C.
                            and the Registrant, dated November 5, 1999.

 10.2+                      First Amendment to Office Lease Agreement by and between
                            EOP--Buckhead, L.L.C., and the Registrant, dated November 5,
                            1999.

 10.3+                      English Translation of Lease Agreement by and between FAB
                            FISKETORGETgm MALAERTORNET AB and Frontec AMT AB, dated
                            October 1, 1999.

 10.4+                      Lease Agreement between CPL Alexandra Point Pte Ltd. and
                            Viewlocity Asia Pacific Pte Ltd., dated October 28, 1999.

 10.5+                      Assignment of Lease Agreement between Aspect
                            Telecommunications Limited and Frontec (UK) Limited, dated
                            December 18, 1998.

 10.6+                      Sublease Agreement dated as of May 8, 2000 between Zurn
                            Industries, Inc. and the Registrant.

 10.7+                      Viewlocity, Inc. Stock Incentive Plan, as amended.

 10.8+                      Employee Stock Purchase Plan of the Registrant.

 10.9+                      Employment Agreement between the Registrant and Gregory
                            Cronin, dated March 3, 1999.

 10.10+                     Employment Agreement between the Registrant and Stan F.
                            Stoudenmire, dated May 6, 1999.

 10.11+                     Employment Agreement between the Registrant and Jeffrey B.
                            Cashman, dated March 19, 1999.

 10.12+                     Employment Agreement between the Registrant and Paul R.
                            Leiske, dated March 25, 1999.

 10.13+                     Employment Agreement between the Registrant and Maurice A.
                            Trebuchon, dated October 27, 1999.

 10.14+                     Form of Restricted Stock Award Agreement between the
                            Registrant and certain of its executive officers.

 10.15+                     Form of Promissory Note between the Registrant and certain of its executive officers.

EXHIBIT
NUMBER                                              DESCRIPTION
-------                     ------------------------------------------------------------
 10.16+                     Loan and Security Agreement, by and between Imperial Bank
                            and the Registrant, Frontec AMT, Inc. and Viewlocity AB,
                            dated November 26, 1999.

 10.17+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            March 12, 1999, between the Registrant and Battery Ventures
                            IV, L.P.

 10.18+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            March 12, 1999, between the Registrant and Battery
                            Investment Partners IV, LLC.

 10.19+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            April 9, 1999, between the Registrant and Battery Ventures
                            IV, L.P.

 10.20+                     Series B Convertible Preferred Stock Purchase Warrant, dated
                            April 9, 1999, between the Registrant and Battery Investment
                            Partners IV, LLC.

 10.21+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Ventures IV, L.P.

 10.22+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Investment Partners IV, LLC.

 10.23+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Ventures IV, L.P.

 10.24+                     First Amendment to Series B Convertible Preferred Stock
                            Purchase Warrant, dated May 24, 2000, between the
                            Registrant and Battery Investment Partners IV, LLC.

 10.25+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Ventures IV, L.P.

 10.26+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Investment Partners IV, LLC.

 10.27+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Ventures IV, L.P.

 10.28+                     Letter Agreement, dated May 24, 2000, between the Registrant and Battery Investment Partners IV, LLC.

 10.29+                     Contingent Warrant for Purchase of Common Shares, dated
                            October 27, 1999, between the Registrant and William Street
                            Associates II, LLC.

 10.30+                     Warrant, dated November 12, 1999, between the Registrant and
                            CommVest, LLC.

 10.31+                     Warrant to Purchase Stock, dated November 26, 1999, between the Registrant and Imperial Bancorp.

 10.32+                     Third Amended and Restated Registration Rights Agreement,
                            dated June 22, 2000, between the Registrant and the parties named therein.

 10.33+                     Form of Indemnification Agreement to be entered into between the Registrant and each of its executive officers and
                            directors.

 10.34+                     Stock Contribution Agreement dated February 23, 1999, by and between Frontec AB and Arctic, Inc.

 10.35+                     Lease between CommVest, LLC and the Registrant, dated as of
                            November 12, 1999.

 10.36+                     Partner Agreement, dated as of November 1, 1999, between the
                            Registrant and Frontec AB.

 10.37+                     Viewlocity, Inc. 2000 Stock Incentive Plan.

 10.38+                     OEM License Agreement, dated as of November 10, 1997,
                            between the Registrant and St. Paul Software, Inc. (now TIE
                            Commerce, Inc.).

 21.1                       List of Subsidiaries.

 23.1 Consent of PricewaterhouseCoopers LLP, independent accountants.

 23.2 Consent of PricewaterhouseCoopers LLP, independent accountants.

EXHIBIT
NUMBER                                              DESCRIPTION
-------                     ------------------------------------------------------------
 23.3                       Consent of PricewaterhouseCoopers LLP, independent
                            accountants.

 23.4                       Consent of Morris, Manning & Martin, L.L.P. (included in
                            Exhibit 5.1).

 24.1+                      Powers of Attorney (included on signature page).

 27.1+                      Financial Data Schedule (for SEC use only).


------------------------

+   Previously filed.

*   To be filed by amendment.

** The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.